                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            FLOWERS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

        PRELIMINARY PROXY SOLICITATION MATERIALS, DATED FEBRUARY 9, 2001

                             SUBJECT TO COMPLETION

                            FLOWERS INDUSTRIES, INC.
                              1919 FLOWERS CIRCLE
                           THOMASVILLE, GEORGIA 31757

                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON MARCH    , 2001


Dear Shareholder:


     The Board of Directors of Flowers Industries, Inc. has approved an agreement and plan of restructuring and merger, and related agreements, under which we will spin off our traditional bakery businesses to our shareholders and Kellogg will acquire our majority interest in Keebler Foods Company. The transaction will occur in the following, effectively simultaneous, steps:



     - Flowers Industries will spin off our wholly-owned subsidiary, Flowers Foods, Inc., which operates our traditional bakery businesses, to our shareholders; and


     - Kellogg will acquire Flowers Industries' majority interest in Keebler. This acquisition will be structured as a merger of Flowers Industries (which will then have as its primary asset its majority interest in Keebler) with a wholly-owned subsidiary of Kellogg.


The spin-off of Flowers Foods does not require the approval of our shareholders, and you are not being asked to vote on the spin-off. The merger of Flowers Industries with Kellogg does require the approval of our shareholders, and you are being asked to approve it at a special meeting of the shareholders of
Flowers Industries, Inc., to be held on March   , 2001 at      :     .M. Eastern
Time, at 1919 Flowers Circle, Thomasville, Georgia 31757. We believe that the transaction will benefit Flowers Industries shareholders and ask for your support by a vote in favor of the merger agreement and, therefore, the merger.



     If our merger agreement with Kellogg is approved and the transaction is completed, you will receive, in exchange for each share of Flowers Industries common stock that you own:



     - your proportionate interest in Flowers Foods; and



     - a cash payment, estimated to be between $12.45 and $12.60. The exact amount will depend on the total costs and other expenses we incur in connection with this transaction.



     If the merger agreement is not approved by our shareholders, or if the merger is not completed, as required by Kellogg in order to accept the tax-efficient transaction structure we proposed, we would still be obligated to vote our shares of Keebler stock in favor of a separate, simultaneous merger transaction between Kellogg and Keebler in which Kellogg will acquire all of the outstanding stock of Keebler. You are not being asked to vote on the Kellogg/Keebler merger. The effect of the Kellogg/Keebler merger under these circumstances would be that we would sell our interest in Keebler directly to Kellogg, rather than through the merger of Flowers Industries, we would incur a tax liability of approximately

$600 million, no cash or other consideration would be paid to our shareholders and the spin-off would not occur.


     Our merger with Kellogg is conditioned, among other things, upon the spin-off of Flowers Foods. The spin-off and the merger will each occur only if the other occurs. If the merger agreement is approved by our shareholders and the merger is completed, Flowers Industries will be a wholly-owned subsidiary of Kellogg and you will receive the cash payment described above. Additionally, shareholders of Flowers Industries will maintain their proportionate ownership interest in our traditional bakery operations through their ownership of Flowers Foods. We anticipate that the shares of common stock of Flowers Foods will be traded on the New York Stock Exchange.


     The receipt of cash and Flowers Foods common stock in connection with our merger with Kellogg and the spin-off is expected to be a taxable transaction to Flowers Industries shareholders. You should read the tax disclosure included in the accompanying proxy statement carefully.


     Only holders of record of issued and outstanding shares of Flowers Industries common stock at the close of business on February 14, 2001 are entitled to notice of, and to vote at, the special meeting. The number of outstanding shares of common stock entitled to vote on that date was
               . Each shareholder is entitled to one vote for each share of common stock held on the record date.



     Our Board of Directors has carefully considered the proposed transaction and determined that our merger with Kellogg is in the best interests of Flowers Industries and our shareholders and recommends that you vote FOR the approval and adoption of the merger agreement and, therefore, the merger. In considering the recommendation of our Board, shareholders should be aware that certain of our executive officers and directors have interests that are different from, or in addition to, those of our other shareholders, including potential conflicts of interest. These interests, the merger agreement, our merger with Kellogg and the related transactions are more fully described in the accompanying proxy statement, which we urge you to read carefully.


     Your vote is very important to us. Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone, to ensure that your shares are represented at the special meeting.


     If you have any questions about the merger agreement or the merger, please call Morrow & Co., Inc., our proxy solicitors, at (800) 607-0088.


                                          Very truly yours,

                                          [SIGNATURE TO COME]

                                          Amos R. McMullian
                                          Chairman of the Board and
                                          Chief Executive Officer

     The accompanying proxy statement is dated February   , 2001, and is first
being given or sent to shareholders on or about February   , 2001.

                            FLOWERS INDUSTRIES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON MARCH    , 2001


To the Shareholders of Flowers Industries, Inc:


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Flowers
Industries, Inc. will be held on March   , 2001 at      :     .M. Eastern Time
at 1919 Flowers Circle, Thomasville, Georgia 31757 for the following purposes:


          (1) To consider and act upon a proposal to approve and adopt the agreement and plan of restructuring and merger among Flowers Industries, Kellogg Company and Kansas Merger Subsidiary, Inc., a wholly-owned subsidiary of Kellogg, and, therefore, the merger; and

          (2) To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice.


     Holders of record of issued and outstanding shares of common stock of Flowers Industries at the close of business on February 14, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of those shareholders will be open for examination by any shareholder at the special meeting.


                                          By order of the Board of Directors

                                          [SIGNATURE TO COME]

                                          G. Anthony Campbell
                                          Secretary

1919 Flowers Circle
Thomasville, Georgia 31757
February   , 2001


     YOUR VOTE IS VERY IMPORTANT TO US. A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING AND COMPLETE, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE YOUR
PROXY BY TELEPHONE, BY CALLING TOLL-FREE                OR, IF OUTSIDE THE
UNITED STATES, CALLING                .

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
  The Parties...............................................    4
  The Special Meeting.......................................    4
  The Merger................................................    5
INFORMATION CONCERNING THE SPECIAL MEETING..................   12
  Date, Time and Place of the Special Meeting...............   12
  Purpose of the Special Meeting............................   12
  Record Date; Quorum; Outstanding Common Stock Entitled to
     Vote...................................................   12
  Voting Rights; Vote Required..............................   12
  Voting and Revocation of Proxies..........................   12
  Solicitation of Proxies...................................   13
  Other Matters.............................................   13
THE MERGER..................................................   14
  Background................................................   14
  Purpose and Certain Effects of the Merger and Spin-Off....   22
  Recommendation of the Board of Directors..................   22
  Reasons for the Merger....................................   23
  Opinion of Morgan Stanley & Co. Incorporated..............   25
  Opinion of UBS Warburg LLC................................   33
  Financial Advisor Fee Arrangements........................   40
  Interests of Executive Officers and Directors of Flowers
     Industries in the Merger; Potential Conflicts of
     Interest...............................................   40
  Certain Estimates Provided to Kellogg.....................   44
  Material United States Federal Income Tax Consequences....   46
  Dissenters' Rights........................................   48
PRO FORMA FINANCIAL DATA (if our merger is completed).......   51
PRO FORMA FINANCIAL DATA (if our merger is not completed)...   63
THE MERGER AGREEMENT........................................   67
  Structure of the Transaction..............................   67
  The Merger................................................   67
  Representations and Warranties............................   70
  Certain Covenants.........................................   72
  Significant Restrictions on Flowers Industries' Ability to
     Sell the Company to Any Other Third Party..............   74
  Covenants of Kellogg......................................   76
  Mutual Covenants..........................................   77
  Conditions to the Merger..................................   78
  Termination of the Merger Agreement.......................   80
  Termination Fee...........................................   82
  Amendment and Waiver......................................   82
OTHER MATTERS...............................................   83
  The Spin-Off..............................................   83
  Kellogg Merger with Keebler; Voting Agreement.............   84
  Financing of the Merger...................................   85
  Antitrust Considerations..................................   85

                                                              PAGE
                                                              ----
  Other Regulatory Matters..................................   86
  Certain Litigation........................................   86
SECURITY OWNERSHIP OF FLOWERS INDUSTRIES' COMMON STOCK......   87
OTHER INFORMATION...........................................   89
  Forward-Looking Statements................................   89
  Shareholders' Proposals...................................   90
  Where You Can Find More Information.......................   90
Appendix A: Agreement and Plan of Restructuring and
  Merger....................................................  A-1
Appendix B: Distribution Agreement..........................  B-1
Appendix C: Opinion of Morgan Stanley & Co. Incorporated....  C-1
Appendix D: Opinion of UBS Warburg LLC......................  D-1
Appendix E: Article 13 of the Georgia Business Corporation
  Code (Dissenters' Rights).................................  E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT IS HAPPENING IN THE PROPOSED TRANSACTION?


A: This transaction is comprised of the following integrated components to be effected virtually simultaneously: 1) the spin-off to Flowers Industries shareholders of Flowers Foods, the holding company for our traditional bakery businesses, 2) the merger of a wholly-owned subsidiary of Kellogg with Flowers Industries, and 3) the merger of another wholly-owned subsidiary of Kellogg with Keebler. Following completion of the transaction, the shareholders of Flowers Industries will own Flowers Foods, and Kellogg will own 100% of Keebler.


Q:   WHAT AM I VOTING ON?

A: You are voting on whether to approve and adopt the merger agreement among Flowers Industries, Kellogg and a wholly-owned subsidiary of Kellogg. This agreement is referred to in this proxy statement as the Merger Agreement.

Q:   AM I ALSO VOTING ON THE KELLOGG/KEEBLER MERGER?

A: No. Typically you would be entitled to vote on the Kellogg/Keebler merger if you were separately a stockholder of Keebler. However, because Flowers Industries is the majority stockholder of Keebler and has agreed to vote in favor of the merger between Kellogg and Keebler, stockholder approval of that merger is assured without the vote of any other stockholder.


Q:   WHEN AND WHERE IS THE SPECIAL MEETING?



A:   The special meeting will take place at 1919 Flowers Circle, Thomasville,
     Georgia 31757 on March   , 2001 at      :       .M. Eastern Time.


Q: WHAT WILL I RECEIVE IF THE KELLOGG/FLOWERS INDUSTRIES MERGER AND THE SPIN-OFF ARE COMPLETED?


A: If the merger is completed, each share of Flowers Industries common stock, other than shares held by shareholders who exercise their dissenters' rights, will be converted into between $12.45 and $12.60 in cash. The exact amount will depend on the total costs and other expenses we incur in connection with this transaction.


     As a result of the virtually simultaneous spin-off, you will also receive one share of Flowers Foods stock for every five shares of Flowers Industries common stock that you own.

Q:   WHAT WILL HAPPEN IF THE MERGER IS NOT APPROVED BY OUR SHAREHOLDERS?


A: We are a party to a voting agreement with Kellogg, which is referred to in this proxy statement as the voting agreement, under which we have agreed to vote our shares of Keebler stock in favor of the Kellogg/Keebler merger even if our merger with Kellogg is not completed. If our merger is not approved by our shareholders or we breach the Merger Agreement, our shares of Keebler stock would be acquired by Kellogg directly in exchange for approximately $1.9 billion in cash, which would be paid to Flowers Industries. This would result in a taxable gain to us and a tax liability of approximately $600 million. You would not receive any consideration as a result of that transaction, and the spin-off would not occur.

Q:   WHEN WILL THE PROPOSED SPIN-OFF OF FLOWERS FOODS SHARES OCCUR?


A: If our shareholders vote to approve the Merger Agreement, and the other conditions to the merger are satisfied or waived, the spin-off will occur immediately prior to the completion of the merger.


Q:   WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its appendices, consider how the merger would affect you as a shareholder, and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or vote by telephone as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy without indicating how you want to vote, all of your shares will be voted FOR the approval and adoption of the Merger Agreement and, therefore, the merger.

Q:   HOW DO I VOTE BY TELEPHONE?

A:   Telephone voting is available by calling toll free on a touchtone telephone
               in the United States or           outside the United States.

     When you vote by telephone, simply follow the instructions provided. You will need to provide your personal identification number from your proxy card in order to vote by this method. If your shares are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the Merger Agreement.

Q: WHAT IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED BY TELEPHONE?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our secretary at 1919 Flowers Circle, Thomasville, Georgia 31757 on or before the business day prior to the special meeting. Or you can vote again by telephone before the special meeting, or attend the special meeting in person and vote. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q: WHAT HAPPENS IF I DO NOT VOTE MY PROXY BY MAIL OR TELEPHONE, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES OR IF I ABSTAIN FROM VOTING?

A: If you do not vote your proxy by mail or telephone, or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the Merger Agreement and, therefore, the merger.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If we complete the merger, you will receive written instructions for exchanging your Flowers Industries stock certificates for your cash payment.

Q:   WHEN WILL THE TRANSACTION BE COMPLETED?


A: Assuming the Merger Agreement is approved and adopted by our shareholders and that all of the other conditions are met or waived, we expect that the transaction will be completed promptly following the special meeting.



Q:   WHO CAN HELP ANSWER MY QUESTIONS?



A: If you have additional questions about the Merger Agreement or the merger or would like additional copies of this proxy statement, or the proxy card, you should contact our investor relations department at (229) 226-9110 or our proxy solicitor, Morrow & Co., at (800) 607-0088.

                                    SUMMARY


     This summary, together with the question and answer section, highlight some of the information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and we urge you to carefully read the entire proxy statement, and the other documents we refer you to, in order to fully understand the merger transaction. You can also refer to "Where You Can Find More Information" on page 90 for additional information about Flowers Industries.


THE PARTIES

FLOWERS INDUSTRIES, INC.
1919 Flowers Circle
Thomasville, Georgia 31757

     Flowers Industries is one of the largest producers and marketers of frozen and non-frozen bakery and dessert products in the United States. Flowers Industries' products are currently offered through three strategic business units, Flowers Bakeries' fresh breads and rolls, Mrs. Smith's Bakeries' fresh and frozen baked desserts, snacks, breads and rolls, and Keebler's cookies and crackers.

     If the transaction contemplated by the Merger Agreement is completed, Flowers Industries' operations, other than its Keebler cookies and crackers business, will be spun off to shareholders through a distribution of the stock of Flowers Foods.

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016

     Kellogg is the world's leading producer of ready-to-eat cereal and a leading producer of grain-based convenience foods, including toaster pastries, frozen waffles, cereal bars and meat alternatives. Its products are manufactured in 20 countries and marketed in more than 160 countries around the world. Its icons, such as Tony the Tiger(R) and Snap(R), Crackle(R) and Pop(R), are among the most recognized in advertising.

KANSAS MERGER SUBSIDIARY, INC.
One Kellogg Square
Battle Creek, Michigan 49016

     Kansas Merger Subsidiary is a wholly-owned subsidiary of Kellogg formed solely for the purpose of completing this transaction. Kansas Merger Subsidiary is often referred to in this proxy statement as Merger Sub.


THE SPECIAL MEETING (PAGE 12)



  DATE, TIME AND PLACE OF THE SPECIAL MEETING (PAGE 12)



     The special meeting will take place on March   , 2001 at 1919 Flowers
Circle, Thomasville, Georgia 31757 at   :    .M. Eastern Time.

  VOTE REQUIRED (PAGE 12)


     In order for the Merger Agreement to be approved and adopted, the holders of a majority of our outstanding common stock must vote FOR it. Each share of common stock is entitled to one vote.


  RECORD DATE (PAGE 12)



     The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is February 14, 2001. On
the record date,              shares of our common stock were outstanding.



THE MERGER (PAGE 14)


     The Merger Agreement is attached to this proxy statement as Appendix A. We urge you to read the Merger Agreement carefully, as it is the legal document that governs the merger.

  REASONS FOR THE MERGER (PAGE 23)

     The Board of Directors of Flowers Industries, or the Board, after consulting with, among others, our financial advisors, Morgan Stanley & Co. Incorporated, or Morgan Stanley, and UBS Warburg LLC, or UBS Warburg, determined that in order to allow Flowers Industries shareholders to maximize the value of their investment, it should explore strategic alternatives for its business units. The Board determined that shareholder value could be maximized by spinning off our traditional bakery operations to our shareholders and selling our majority interest in Keebler, based on the following primary reasons:

     - opportunity to realize a return on the increased value of our Keebler investment;

     - tax-efficient structure of the sale;

     - broad scope of the auction process; and

     - market potential for a stand-alone bakery business.


  STRUCTURE OF THE TRANSACTION (PAGE 67)


     If the Merger Agreement is approved by our shareholders and if the other conditions to the merger are either satisfied or waived, the following will occur effectively simultaneously:


     - you will receive shares of Flowers Foods in proportion to your ownership interest in Flowers Industries;



     - Flowers Industries will merge with a wholly-owned subsidiary of Kellogg, and you will receive between $12.45 and $12.60 in cash, for each share of Flowers Industries common stock that you own (the exact amount will depend on the total costs and other expenses we incur in connection with this transaction); and



     - a wholly-owned subsidiary of Kellogg will merge with Keebler, and Keebler stockholders, other than Flowers Industries, will be entitled to receive $42.00 in cash in exchange for each share of Keebler stock that they own.

          The following diagrams illustrate the elements of this transaction:

1. SPIN-OFF -- Flowers Industries spins off its traditional bakery businesses to its shareholders as Flowers Foods.

     [Diagram indicating ownership structure of Flowers Industries, including arrows and lines showing the spin-off of Flowers Foods to public shareholders, and Flowers Industries' 54% ownership of Keebler.]

2. FLOWERS INDUSTRIES MERGER -- Kellogg creates Merger Sub 1, which merges with
                                Flowers Industries. As a result, Kellogg owns 100% of Flowers Industries.

     [Diagram indicating the merger of Merger Sub 1 into Flowers Industries, as well as Kellogg's ownership of Merger Sub 1 and Flowers Industries' 54% ownership of Keebler.]

3. KEEBLER MERGER -- Either Kellogg or Flowers Industries creates Merger Sub 2, which merges with Keebler. As a result, Kellogg owns 100% of Keebler.

     [Diagrams indicating third portion of the transaction and final ownership structure, including the merger of Merger Sub 2 into Keebler and then Kellogg owning 100% of Flowers Industries, which owns 100% of Keebler.]

  WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 67)



     The amount of cash you will receive if the merger is completed was determined as follows:


     - multiplying $42.00 per share, the same consideration to be received by the other Keebler stockholders, by 46,197,466, the number of shares of Keebler stock that we own;

     - reducing that amount by the debt and other liabilities of Flowers Industries that are not being assumed by Flowers Foods or that are being paid by Kellogg at the closing;


     - further reducing that amount by all of Flowers Industries' costs and expenses incurred in this transaction in excess of $16 million; and


     - dividing that aggregate amount by the number of shares of Flowers Industries common stock which are outstanding immediately prior to the effective time of the merger.


  DISTRIBUTION OF SHARES OF FLOWERS FOODS (PAGE 83)



     As part of the same transaction, but conditioned on the effectiveness of the merger, Flowers Industries will distribute all of the outstanding shares of Flowers Foods on a pro rata basis to its shareholders. Flowers Foods' assets will consist primarily of:


     - Flowers Bakeries, a market leader in baked food products; and

     - Mrs. Smith's Bakeries, a market leader in frozen dessert products.

     Flowers Foods' liabilities will consist primarily of:

     - Flowers Industries' liabilities which are not being paid at the closing of the merger, including approximately $250 million in debt; and

     - its indemnification obligations to Flowers Industries and Kellogg under the Merger Agreement and under the distribution agreement between Flowers Industries and Flowers Foods. A copy of the distribution agreement is attached to this proxy statement as Appendix B.


  OPINIONS OF MORGAN STANLEY & CO. INCORPORATED AND UBS WARBURG LLC (PAGE 25)



     On October 26, 2000, Morgan Stanley and UBS Warburg delivered oral opinions, subsequently confirmed in writing, to the Board that, as of that date and subject to the matters set forth in their opinions, the consideration to be received by our shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to those holders. These opinions are attached to this proxy statement as Appendix C and Appendix D, respectively.



  BOARD RECOMMENDATION (PAGE 22)


     Our Board has voted FOR, and recommended that the shareholders vote FOR, the approval and adoption of the Merger Agreement and, therefore, the merger. In considering the recommendation of our Board, shareholders should be aware that certain of our executive officers and directors have interests that are different from, or in addition to, yours as described under "THE MERGER -- Interests of Certain Persons in the Merger; Potential Conflicts of Interest." Specifically, some of our directors are also directors of Keebler, and some of our directors will receive substantial payments as a result of the transaction, due to their positions as executive officers of Flowers Industries.



  INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF FLOWERS INDUSTRIES IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST (PAGE 40)



     In considering the recommendation of our Board, you should be aware that some of our executive officers and directors have interests that are different from, or in addition to, those of our shareholders. If we complete the merger, these will include:


     - change of control provisions in our equity and other compensation plans that give rise to accelerated vesting of outstanding stock options to acquire our stock;


     - restricted stock awards granted to our executive officers which vest and become nonforfeitable;



     - separation agreements with some of our executive officers which have change of control provisions that require us to make payments to those officers in the event that their employment is terminated, as is currently expected, within specified periods;



     - our executive officers' participation in a supplemental executive retirement plan, under which amounts will become immediately payable in a lump sum to those officers;


     - Kellogg agreeing to cause our executive officers and directors to be provided with insurance relating to actions or omissions occurring before the effective time of the merger and also agreeing to certain indemnification rights for the benefit of those officers and directors; and


     - the fact that the management of Flowers Industries is expected, to a substantial degree, to become the management of Flowers Foods.



     The right of our executive officers and directors to receive these payments arises as a result of our merger with Kellogg, which is a key component of the transaction structure proposed by us. Although the objective of the transaction structure was to avoid a significant tax burden and thereby enhance the value attainable by our shareholders, a result of the structure is that our executive officers and directors will receive, in the aggregate, approximately $25.5 million in payments under the plans, awards and agreements referred to above. These payments are required even though most of our officers will be employed in similar positions with Flowers Foods following the spin-off. These interests were among the factors that our Board considered during its analysis and approval of the transaction and its decision to recommend that our shareholders approve the Merger Agreement and, therefore, the merger. This amount is also a component of the costs and expenses of this transaction to be paid by Flowers Industries, which will be deducted from the total amount paid by Kellogg to our shareholders.

  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 46)


     We expect that each shareholder will recognize capital gain or loss, equal, in each case, to the difference between (a) the fair market value of the Flowers Foods shares distributed in the spin-off plus the cash proceeds received pursuant to the merger and (b) the shareholder's adjusted tax basis in the Flowers Industries common stock surrendered in exchange therefor. However, if the receipt of the Flowers Foods common stock is treated by the Internal Revenue Service as a separate transaction for tax purposes, it would be deemed to be a distribution taxable as an ordinary income dividend to the extent of our current or accumulated earnings and profits.

     BECAUSE THE TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE OR LOCAL) TAX CONSEQUENCES TO YOU OF THE SPIN-OFF AND THE MERGER.


  CONDITIONS TO THE MERGER (PAGE 78)



     Each party's obligation to complete the merger is dependent upon a number of conditions, including:



     - the approval of the Merger Agreement by our shareholders;



     - the expiration or termination of the Hart-Scott-Rodino Act's waiting period (which occurred on December 17, 2000);


     - the completion of the spin-off of Flowers Foods; and

     - other customary conditions.

     Kellogg's obligation to complete the merger is subject to the following additional conditions:

     - receipt of all governmental consents and approvals, except those that would not be expected to have a material adverse effect on us or Kellogg, or result in criminal liability or material fines;

     - the holders of not more than 10% of our stock having taken actions to assert their dissenters' rights; and

     - all conditions to Kellogg's merger with Keebler (other than consummation of the Kellogg/Flowers Industries merger) having been satisfied or waived.


  TERMINATION OF THE MERGER AGREEMENT (PAGE 80)


     The Merger Agreement may be terminated, either before or after receiving shareholder approval, under the following circumstances:

     - by mutual written agreement of the parties;

     - by us or Kellogg if:

          - the merger has not been completed by June 30, 2001,

          - there is a law or final and nonappealable court order which prohibits the completion of the merger, or

          - we do not obtain the approval of our shareholders at the special meeting;

     - by Kellogg if:

          - our Board fails to recommend or withdraws or modifies its approval or recommendation of the Merger Agreement or the merger in a manner adverse to Kellogg, or approves or recommends an acquisition proposal from a third party, or resolves to do any of these,

          - we are in breach of any obligation, representation or warranty in the Merger Agreement such that we cannot satisfy the conditions for the benefit of Kellogg under that agreement, or


          - the voting agreement, or the Kellogg/Keebler merger agreement, is terminated for any reason, or we are in breach or fail to perform our obligations under the voting agreement or the Kellogg/Keebler merger agreement, or that merger agreement is completed under the circumstances discussed below; or



     - by us if Kellogg is in breach of any obligation, representation or warranty in the Merger Agreement such that it cannot satisfy the conditions for our benefit under that agreement.


     Additionally, although the Kellogg/Keebler merger is generally conditioned on the completion of our merger with Kellogg, under the following circumstances that merger may be completed even if our merger with Kellogg is not completed:

     - shareholder approval of our merger with Kellogg has not been obtained by June 15, 2001; or


     - the special meeting occurs and a majority of our shares do not vote in favor of our merger with Kellogg; or



     - we have materially failed to perform or comply with any obligation, agreement or covenant under the Merger Agreement such that we cannot satisfy the conditions for the benefit of Kellogg under that agreement.



     If any of these occur, the Merger Agreement would be terminable by Kellogg and, if terminated, our merger with Kellogg, and the spin-off, would not occur. In this event, as required by the voting agreement, we would vote our shares of Keebler stock in favor of the Kellogg/Keebler merger.



TERMINATION FEE (PAGE 82)



     We have agreed to pay Kellogg $58.2 million in cash if the Merger Agreement is terminated under any of the circumstances described on page 78 of this proxy statement. However, if any of those circumstances occur but the Kellogg/Keebler merger is completed, we would not be required to pay that fee.



  DISSENTERS' RIGHTS (PAGE 48)


     Under Article 13 of the Georgia Business Corporation Code, you are entitled to exercise dissenters' rights with respect to the amount of cash consideration you would otherwise receive in our merger with Kellogg, if you comply with the requirements under that Article. We have included a copy of Article 13 as Appendix E to this proxy statement.


     It is a condition to Kellogg and Merger Sub having to complete the merger that the holders of not more than 10% of our outstanding shares take actions to assert their dissenters' rights.



  THE SPIN-OFF (PAGE 83)


     You will receive one share of Flowers Foods stock for every five shares of Flowers Industries common stock that you hold on the record date for the spin-off. The record date for the spin-off will be the same date as the effective date of the merger. The spin-off and the merger will each occur only if the other occurs effectively at the same time.


  KELLOGG MERGER WITH KEEBLER; VOTING AGREEMENT (PAGE 84)


     Kellogg has also entered into a merger agreement with Keebler which provides for:

     - Keebler to become a wholly-owned subsidiary of Kellogg; and

     - Keebler's public stockholders to receive $42.00 per share in cash.


     Our shares of Keebler stock are also valued at the $42.00 per share cash price for purposes of the pricing formula contained in the Merger Agreement. Although this transaction is structured so that Kellogg merges with Flowers Industries, Kellogg is not acquiring the operating businesses of Flowers Industries. Accordingly, while Kellogg was willing to accept our transaction structure, it was not willing to be responsible for Flowers Industries' debt and other liabilities and expenses not related to Keebler or not being assumed by Flowers Foods, and thus the total amount of cash to be paid by Kellogg to shareholders of Flowers Industries is being reduced by the amount of these debts, liabilities and expenses, as well as by those that are being paid by Kellogg at the closing of our merger.



     The voting agreement provides that we will vote our shares of Keebler stock in favor of the Kellogg/Keebler merger even if our merger with Kellogg is not completed. Although the Kellogg/Keebler merger is generally conditioned on the completion of our merger with Kellogg, under certain circumstances the Kellogg/Keebler merger will be completed even if our merger with Kellogg is not completed. In this event:


     - the spin-off would not occur;

     - we and the other stockholders of Keebler would exchange our respective shares of Keebler stock for $42.00 per share in cash;

     - we would receive a payment of approximately $1.9 billion and would incur a taxable gain of approximately $1.5 billion and a tax liability of approximately $600 million; and

     - you would not receive any cash or other consideration.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board for the special meeting of shareholders to
be held at        :            .M., Eastern Time, on March   , 2001, at 1919
Flowers Circle, Thomasville, Georgia 31757, or any adjournment or postponement of the special meeting. This proxy statement, the notice of special meeting and the accompanying proxy card are first being sent or given to shareholders on or
about February   , 2001.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and, therefore, the merger.

RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK ENTITLED TO VOTE


     All shareholders of record at the close of business on February 14, 2001 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of our outstanding common stock is required to constitute a quorum for the transaction of business. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the Merger Agreement. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," it will have the effect of a vote against the Merger Agreement. A list of shareholders of record will be available for examination at the time and place of the special meeting. As of February 14, 2001, there were shares of common stock outstanding and entitled to vote at the special meeting.


VOTING RIGHTS; VOTE REQUIRED

     You are entitled to one vote for each share of common stock that you hold as of the record date. The affirmative vote of the holders of a majority of our outstanding shares is required to approve and adopt the Merger Agreement. In determining whether the approval and adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the special meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the approval and adoption of the Merger Agreement.

     If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting and voting in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our secretary at our executive offices at 1919 Flowers Circle, Thomasville, Georgia 31757, on or before the business day prior to the special meeting, or at the special meeting itself, a written statement revoking it or a duly executed proxy bearing a later date. You can also revoke your proxy by voting again by telephone. If you have executed and delivered a proxy to us, your attendance at the special meeting will not, by itself, constitute a revocation of your proxy. If you vote in favor of the Merger Agreement, you will not be entitled to exercise your dissenters' rights.

SOLICITATION OF PROXIES

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record. We have retained Morrow & Co. to assist us in the solicitation of proxies for a fee of $10,000, plus their reasonable out-of-pocket expenses.

OTHER MATTERS


     Except for the vote on the Merger Agreement, no other matter is expected to come before the special meeting.

                                   THE MERGER

BACKGROUND

     During the second half of 1999 and the first four months of 2000, management and the Board of Flowers Industries, with the assistance of our financial and legal advisors, considered and evaluated a wide range of strategic alternatives to restructure Flowers Industries with a view toward maximizing value to our shareholders. These discussions arose primarily as a result of the following:

     - adverse operating performance due primarily to a mechanical breakdown of newly constructed production facilities at Mrs. Smith's Bakeries, which significantly impaired Flowers Industries' earnings for the last three quarters of 1999 and continued to do so in 2000;

     - Mrs. Smith's Bakeries' operational problems, resulting in significantly increased financial leverage and overshadowing continued good results from Flowers Bakeries and Keebler;

     - based on, among other things, discussions with our financial advisors, the belief that our 54% ownership position in Keebler negatively impacted the market price of Keebler's stock in part as a result of our stated intention to retain our control position in Keebler, thereby limiting the opportunity for market price appreciation, particularly as the food industry began to be characterized by increasing consolidation;

     - our limited financial flexibility due to our practical inability to access Keebler's cash flows; and

     - commencing in the first half of 2000, the food industry was experiencing a surge of consolidation, as evidenced by The Philip Morris Companies Inc.'s acquisition of Nabisco Holdings Corp., Unilever N.V.'s acquisition of Bestfoods and ConAgra Foods, Inc.'s acquisition of International Home Foods, Inc.

     Beginning in May 2000, Flowers Industries, with its financial, legal and accounting advisors, explored a number of alternatives that could capitalize on the industry consolidation trend, eliminate any potential negative consequences of Flowers Industries' majority ownership of Keebler, reduce Flowers Industries' financial leverage and maximize the value of the Keebler investment in a tax-efficient manner. These alternatives included:

     - a reverse merger of Flowers Industries into Keebler;

     - a sale of Flowers Industries; and

     - a direct sale of Flowers Industries' Keebler shares.


     The reverse merger or the sale of our entire company, which would have included our traditional bakery businesses, were both viewed as unattractive because the Board believed that those structures did not present the opportunity to maximize shareholder value inasmuch as the Board believed it was not an optimal time to sell our traditional bakery operations. The direct sale of our shares of Keebler stock was not considered to be optimal because the significant corporate tax burden on Flowers Industries that such a sale would create would not maximize the value attainable by our shareholders. As a result of these factors, Flowers Industries determined to explore a transaction in which Flowers Industries' operating divisions (Flowers Bakeries and Mrs. Smith's Bakeries) would be spun off to Flowers Industries' shareholders in a taxable distribution and, as part of the same transaction, Flowers Industries, whose primary asset would then be its shares of Keebler stock, would be sold in a transaction structured as a merger. This was viewed as a transaction that would maximize the return for Flowers Industries' shareholders on its investment in Keebler while also reducing the financial leverage burden for the spun-off bakery businesses. Flowers Industries' management, with the assistance of its advisors, analyzed and developed this structure during May and June 2000.

     On June 28, 2000, the Board met with representatives of Morgan Stanley and UBS Warburg, and with Jones, Day, Reavis & Pogue, our legal counsel. After a lengthy discussion of all of the alternatives available to Flowers Industries to maximize shareholder value, the Board authorized further exploration of the combined spin-off and merger transaction and the formal engagement of Morgan Stanley and UBS Warburg, and determined to inform senior management and the independent directors of Keebler of the proposed course of action. The Board's determination to engage two financial advisors was based on, among other things, a long-standing relationship with Morgan Stanley, both advisors' involvement in previous transactions involving Flowers Industries and Keebler and knowledge regarding Keebler, and their skills and expertise in merger and acquisition transactions, particularly in the food industry.

     On July 6, 2000, Robert P. Crozer, vice chairman of the Board of Flowers Industries and chairman of Keebler's board of directors, met with Sam K. Reed, president and chief executive officer of Keebler, along with other members of Keebler's senior management, and outlined the proposed transaction and addressed questions regarding Flowers Industries' plans.

     On July 10, 2000, Keebler requested that Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, provide Keebler's entire board of directors (including Messrs. Burke, Campbell, Crozer, McMullian, Wood and Woodward who are also officers or directors of Flowers Industries) with an independent assessment of food industry valuations and consolidation.

     On July 12, 2000, Keebler's entire board of directors held a meeting at which Morgan Stanley and UBS Warburg met with Keebler's board of directors and discussed substantially the same subject matter as was discussed with Flowers Industries' Board on June 28. At that same meeting, Merrill Lynch discussed the food industry and recent consolidations and gave a preliminary overview of valuation and potential buyers. Keebler management also made a presentation to the Keebler board of directors regarding the current and future prospects of Keebler and the attractiveness of Keebler to potential buyers, which presentation concluded that the potential sale of Keebler presented the possibility of an opportunity to maximize shareholder value and should be pursued.

     On July 18, 2000, the entire boards of directors of both Flowers Industries and Keebler met separately and each authorized its management teams and advisors to proceed with the exploration of alternatives, including the possible sale of Keebler, and our Board authorized the further consideration of the related spin-off of Flowers Industries' bakery businesses to Flowers Industries' shareholders. Keebler's entire board of directors engaged Davis Polk & Wardwell to counsel it with respect to the exploration of strategic alternatives and a potential sale of Keebler. On that date, Flowers Industries and Keebler jointly issued a press release announcing that each of their respective boards of directors had directed their management to explore strategic alternatives to maximize shareholder value. Flowers Industries also announced that it had engaged Morgan Stanley and UBS Warburg as its financial advisors.

     On July 19, 2000 Keebler formally engaged Merrill Lynch as its financial advisor in connection with any proposed business combination involving Keebler.

     In the second half of July 2000, Flowers Industries' management, assisted by its financial and legal advisors, and in conjunction with Keebler, began to prepare for and to conduct an auction process for the sale of Flowers Industries and Keebler, with the assumption that the proposed spin-off would be completed in connection with such a sale. At Flowers Industries' instruction, Flowers Industries' financial advisors contacted 12 potential bidders. Confidentiality agreements were sent to a number of these parties, and six confidentiality agreements were signed by prospective bidders over the following weeks. In particular, a confidentiality agreement was signed by Kellogg on July 24, 2000. After the confidentiality agreements were signed, informational packages were sent to potential bidders.


     By August 29, 2000, preliminary indications of interest were received from Kellogg and Barilla G & R S.p.A. Kellogg's preliminary indication of interest, which was based solely on publicly available information and management projections furnished by Keebler and was made before Kellogg was provided the opportunity to make a due diligence investigation of Keebler, was in a range of $45.00 to $47.00 per share of Keebler common stock. Barilla, whose preliminary indication of interest was in a range of $40.00 to $44.00, described itself as one of the largest private family owned Italian companies with manufacturing operations in Italy and the United States, and said it was the worldwide leader in manufacturing, marketing and distribution of pasta, under the brand names of Barilla, Volallo and Misko, and one of the largest European cookie and cracker producers, having recently acquired well-known brands such as Mulino Blanco and Wasa. Those two parties, as well as an additional potential bidder, Danone S.A., who had not submitted a preliminary indication of interest, were invited to pursue further due diligence investigations, including presentations by Keebler management and more in-depth access to due diligence materials, including non-public information provided in accordance with the terms of the confidentiality agreements. The due diligence investigations for these three parties began in early September and continued for several weeks.


     During August and September, our legal, financial and accounting advisors participated in due diligence, corporate structuring and tax and accounting analyses to refine a transaction structure in which, following the proposed spin-off of its bakery businesses, Flowers Industries would consist primarily of its 54% stake in Keebler and a portion of its currently existing debt.

     Beginning on September 27, 2000, draft transaction agreements were sent to the three potential bidders, consisting of forms of merger agreements for the mergers of Flowers Industries and Keebler into separate subsidiaries of a bidder, a voting agreement committing Flowers Industries to vote its shares of Keebler stock in favor of a Keebler merger if the shareholders of Flowers Industries approved a Flowers Industries merger agreement, and a distribution agreement relating to the spin-off. Flowers Industries did not enter into negotiations with any of the three potential bidders at that time.

     During the week of October 9, 2000, Flowers Industries' financial advisors informed Kellogg that it should be prepared to submit its final bid on October 18, and that Kellogg would be informed of the actual deadline on that date. In addition, Flowers Industries' financial advisors informed Barilla and Danone that they should be prepared to submit a final bid towards the end of the week of October 15.


     On October 10, 2000, the Board held a brief meeting at which management reported on the status and prospects of the auction process. On October 12, 2000, separate meetings of the entire boards of directors of Flowers Industries and Keebler were held at which each board of directors was updated by its legal and financial advisors on the status of the auction and related matters. In addition, at its October 12 meeting, the Keebler board of directors formed a special committee, comprised of Melvin Stith, Wayne H. Pace and Johnston C. Adams, none of whom is an officer or director of Flowers Industries, for the purpose of evaluating any transaction involving Keebler.

     On October 12, 2000, at a meeting of the Keebler special committee, the special committee appointed Melvin Stith as chairman and engaged Davis Polk & Wardwell as legal counsel to the Keebler special committee. At this meeting, Davis Polk & Wardwell advised the Keebler special committee on its legal duties and responsibilities in connection with the proposed transaction. The Keebler special committee also considered the selection of Merrill Lynch as financial advisor to the Keebler special committee but deferred a decision on this matter pending further investigation and review.

     During the week of October 16, informal updating conferences were held with the Flowers Industries Board and the financial advisors continued their discussions with Kellogg and the other two potential bidders.


     On October 18, Kellogg submitted an offer to purchase all of the capital stock of Keebler. The offer, which was made following Kellogg's substantial completion of its due diligence review, reflected Kellogg's acceptance of the spin-off and merger structure proposed by Flowers Industries, stated that it was fully financed and provided a price of $41.00 per share in cash to the public stockholders of Keebler and a pricing formula for the Flowers Industries' shareholders which valued the Keebler shares owned by Flowers Industries at the same $41.00 per share cash price. The pricing formula proposed by Kellogg reduced the aggregate consideration to be paid to all shareholders of Flowers Industries (which was based on the 46,197,466 shares of Keebler stock owned by Flowers Industries multiplied by $41.00 per share) by all indebtedness, liabilities, costs and expenses which would remain the responsibility of Flowers Industries at the effective time of the merger, as well as any estimated tax on the gain to be recognized by Flowers Industries as a result of the spin-off and all costs and expenses (including interest, prepayment penalties and premium) which would be incurred to retire any indebtedness retained by Flowers Industries. At that time, Kellogg also proposed a form of voting agreement that, in contrast to the form of voting agreement that Flowers Industries had proposed, required Flowers Industries to agree to vote its shares of Keebler stock in favor of the Kellogg/Keebler merger, whether or not the shareholders of Flowers Industries approved and adopted the Flowers Industries/Kellogg merger and irrespective of whether that merger was completed. The Kellogg offer set a deadline of October 25 for entering into definitive agreements.



     On October 18, 2000, Flowers Industries' financial advisers informed Barilla and Danone that the deadline for submission of bids, including definitive forms of transaction agreements and evidence of any financing commitments, if financing was required, was October 20. On October 20, 2000, Barilla responded to Flowers' financial advisors by submitting a written preliminary indication of interest. The indication was not a firm offer and referenced a price of $40 per share. In its written indication, Barilla said it was working on an offer which it would make through a "Newco" financed by debt and equity. Barilla stated it would finance the equity portion by means of a rights issue, and a third party investor would commit to a significant portion of the rights issue. Barilla would raise the rest of the purchase price through debt. Barilla said that its lead bankers had given Barilla sufficient comfort regarding the raising of the debt financing on the basis of the financials of the combined companies. Barilla indicated that its board approval and the approval of the third party equity investor had not yet been obtained. Barilla said it contemplated proceeding along the lines of the transaction structure proposed by Flowers. Barilla acknowledged that it had deviated from the agreed schedule outlined in a October 12th letter from the financial advisors but that it was using its best efforts to move forward. Lastly, Barilla indicated that, by Monday, October 23, 2000 it would attempt to confirm its understanding that it had the opportunity to join efforts with another company in order to improve its offer and to raise the level of the return for Barilla. In a telephone call to one of Flowers Industries' financial advisors, Barilla indicated that it was considering forming a strategic partnership for purposes of making a bid. Flowers Industries' financial advisors indicated that any such bid should be in compliance with the bid instructions previously given by the financial advisors and should be submitted as soon as possible.



     At a Saturday, October 21 meeting, the Keebler special committee formally engaged Merrill Lynch as its financial advisor and received an update from Merrill Lynch on the status of the auction and an overview of the terms of the Kellogg offer and the preliminary indication of interest received from Barilla. Also on October 21, Flowers Industries' financial advisors commenced discussions with representatives of Kellogg regarding the terms of the Kellogg proposal.



     On Sunday, October 22, Barilla delivered another written preliminary indication of interest to Flowers Industries' financial advisors on behalf of itself and a potential third party equity investor which stated that it was in the process of putting together a joint bid with Danone. The preliminary indication of interest said Barilla was prepared to revise its valuation for Keebler up to $44.00 a share. This indication was not a firm offer, did not provide confirmation that financing for the potential bid had been committed and did not contain any suggested forms of transaction agreements, as specifically instructed by our financial advisors. The indication was further subject to legal and accounting due diligence, satisfactory meetings with Keebler management, finalization of agreements among Barilla, Danone and the third party equity investor, and approval of the bidders' respective boards. Flowers Industries' financial advisors responded by advising Barilla that this preliminary indication of interest was deficient and stating that, in view of the late stage of the auction process, any bid should be submitted immediately and should include definitive forms of transaction agreements and evidence of financing sources, as previously specifically instructed. No joint or individual bid was submitted by either Barilla or Danone.



     Also on October 22, Flowers Industries' Board met with its financial and legal advisors. Representatives of UBS Warburg and Morgan Stanley discussed the background and details of the auction process, the Kellogg offer and the preliminary indication of interest received on October 22, and Jones Day advised the Board with respect to its legal duties in considering the results of the auction process and legal aspects of the Kellogg proposal and the preliminary, and conditional, indication of interest received from Barilla. After extensive questioning and discussion, the Board instructed Flowers Industries' management, along with its financial and legal advisors, to proceed with negotiations with Kellogg for the acquisition of Keebler and Flowers Industries, after it spun off its traditional bakery businesses, subject to final approval by the Board. In so acting, the Board considered that the Kellogg offer was firm and contained all details the Board had requested for its valuation. In contrast, the preliminary indications of interest involving Barilla contained a number of conditions that would need to be satisfied before a firm offer could be submitted for the Board's evaluation, despite the fact that Flowers Industries' financial advisors had repeatedly provided bidding instructions to the potential bidders (which were not followed) and the auction process had been announced three months earlier.



     On the same day, the Keebler special committee met with its financial and legal advisors to receive an update on the auction process and an overview of the terms of the Kellogg offer and the joint preliminary indication of interest received on October 22 from Barilla on behalf of itself and a potential third-party equity investor.



     During the afternoon and evening of Sunday, October 22 and the morning of Monday, October 23, Flowers Industries' financial advisors met with representatives of Kellogg to negotiate an improved bid, both in terms of the price to be paid per share of Keebler common stock and the transaction expenses to be borne by Kellogg and suggested that the price to be paid be increased to $42.00 per share of Keebler common stock and that Kellogg be responsible for Flowers Industries' transaction expenses, which were estimated to be between $75 million and $80 million. As a result of those negotiations, the Kellogg representatives stated that Kellogg would be prepared to increase its bid to $42.00 per share and would be willing to negotiate with respect to Flowers Industries' transaction expenses to be borne by Kellogg, but at a level far less than the amount suggested by Flowers Industries' financial advisors, if the parties could come to agreement quickly on the other terms outlined in Kellogg's October 18 proposal and if Flowers Industries would commit to a period of exclusive negotiations with Kellogg. Further, Kellogg representatives advised Flowers Industries that Kellogg would not be interested in pursuing a transaction unless definitive agreements could be reached by Thursday, October
26. After considering this proposal in light of the fact that no other firm offers had been submitted in the auction process, Flowers Industries agreed to execute a letter to Kellogg committing not to negotiate with another party for the sale of itself or Keebler until Monday, October 30, and to report any unsolicited inquiry or proposal immediately to Kellogg. Barilla made two additional contacts, which were promptly reported to Kellogg, one on October 23 and one on October 24 and neither contact involved substantive discussions of the terms of the potential bidder's interest in a transaction. No financial terms were proposed and no bid was ever submitted by either potential bidder after making those contacts.


     On Monday, October 23, the Keebler special committee met with its financial and legal advisors to receive a further update on the revised terms of the Kellogg offer, the status of the auction process and the joint preliminary indication of interest received on October 22.


     On Tuesday, October 24, Kellogg and Flowers Industries continued negotiating the terms of the definitive agreements, with particular emphasis on the provisions relating to Flowers Industries' commitment to vote its shares of Keebler stock in favor of a Kellogg/Keebler merger and the formula which would determine the amount of cash payable to each Flowers Industries shareholder. Although Flowers Industries resisted entering into the form of voting agreement as proposed by Kellogg because of the potential for negative tax consequences to Flowers Industries and reduced value for our shareholders, Kellogg insisted that Flowers Industries accept its form of voting agreement as a requirement of any transaction between Kellogg and Flowers Industries. Representa-tives and advisors of Keebler, the Keebler special committee and Kellogg were simultaneously negotiating the terms of the definitive agreement for the merger of Keebler and Kellogg. In addition, Sam K. Reed, president and chief executive officer of Keebler, met with Carlos Gutierrez, chairman and chief executive officer of Kellogg, for the purpose of discussing the terms of employment agreements to be offered to some members of Keebler's management following the transaction, inasmuch as Kellogg was requiring that key executive officers of Keebler enter into employment agreements with Kellogg as a condition of Kellogg's willingness to proceed with the transaction. Flowers Industries' Board and the Keebler special committee each met and received updates from their financial and legal advisors during the day.


     On Wednesday, October 25, negotiations continued among representatives of Flowers Industries, the Keebler special committee and Kellogg, and their respective legal advisors on the terms of the transaction documents, and among the financial advisors on business and financial terms of the transaction. In particular, management and the legal advisors for the parties (including for the Keebler special committee) negotiated the terms of the definitive agreements, including the provisions of the voting agreement, covenants, conditions to closing and termination fees. In addition, the law firm of Vedder, Price, Kaufman and Kammholtz, legal counsel to Keebler's management, and representatives of Kellogg management negotiated the terms of the employment arrangements to be offered to some members of Keebler's management in connection with the transaction.


     During the morning of October 25, 2000, the Keebler special committee received an update from its financial and legal advisors. During the evening of October 25, the Board again received a report from its advisors on the status of negotiations. Also during that evening, the Keebler special committee met in person with its financial and legal advisors. Davis Polk & Wardwell again advised the Keebler special committee on its legal duties and responsibilities and then made presentations regarding the structure of the transaction and the key terms and conditions of the Kellogg/Keebler merger agreement, the Flowers Industries Merger Agreement, the voting agreement and the distribution agreement. Merrill Lynch then reviewed the auction process and the structure and key terms of the transaction from a financial point of view. Upon completion of this meeting, a meeting of the entire Keebler board of directors was held. At that meeting, Davis Polk & Wardwell and Merrill Lynch made presentations similar to those made at the preceding Keebler special committee meeting and presentations were also made by the management of Keebler. In addition, presentations were made by UBS Warburg and Morgan Stanley on the conduct and results of the auction process. Following the Keebler board of directors meeting, the Keebler special committee again met with its legal and financial advisors to discuss the proposed transaction with Kellogg.


     Following the meetings of Flowers Industries' and Keebler's boards of directors and Keebler's special committee, negotiations continued among representatives of Flowers Industries, the Keebler special committee and Kellogg, and their respective legal advisors, on the terms of the transaction documents, and among the financial advisors on the business and financial terms of the documents. During the evening of October 25 and early morning of October 26, the parties finalized the remaining financial terms, including delineating in writing a formula which reflected the agreed upon terms of the transaction whereby Kellogg would deduct certain liabilities, expenses and costs of the transaction from the merger consideration to be received by Flowers Industries' shareholders. Representatives of Flowers Industries and Kellogg negotiated concerning the additional transaction expenses for which Kellogg would be responsible, and the representatives of the

Keebler special committee requested that Keebler's stockholders also benefit from the amounts that Kellogg would make available in addition to the price of $42.00 per share of Keebler stock. The parties agreed that, to enhance the value to be realized by both the Flowers Industries and Keebler stockholders, Kellogg would be responsible for $16 million of Flowers Industries' transaction expenses in order that the payment of such expenses would not reduce the consideration payable to Flowers Industries' shareholders and Keebler would declare and pay a special dividend of $16 million to its stockholders immediately prior to the Kellogg/Keebler merger. The after tax proceeds of the special dividend payable to Flowers Industries in its capacity as a Keebler stockholder is to remain an asset of Flowers Industries following the spin-off and thus will be recouped by Kellogg if the Kellogg/Flowers Industries merger is completed.



     On Thursday, October 26, the Board met to give final consideration to the transaction. Jones Day and Flowers Industries' general counsel, G. Anthony Campbell, made presentations regarding the terms and conditions of the Flowers Industries' Merger Agreement, the voting agreement, the distribution agreement and the Kellogg/Keebler merger agreement. Each of UBS Warburg and Morgan Stanley delivered its oral opinion to the Board, each of which was confirmed in writing, that as of that date and based upon and subject to the matters in each opinion, the consideration to be received by our shareholders in the Flowers Industries merger is fair, from a financial point of view, to Flowers Industries' shareholders. By the affirmative vote of all directors present (only Mr. Baker was not available to participate), the Board then concluded that the Merger Agreement and the merger were fair to, and in the best interests of, Flowers Industries' shareholders and approved the Merger Agreement, the voting agreement and the distribution agreement and approved the other matters that were necessary to authorize the transaction.


     Later that morning after the Board met, the Keebler special committee met with its financial and legal advisors and received a similar update on the negotiations that had taken place since the prior special committee meeting and an oral opinion from Merrill Lynch, their financial advisor, that was later confirmed in writing, to the effect that, as of that date, subject to the assumptions and qualifications set forth in the opinion, the cash consideration to be received by Keebler's stockholders pursuant to the Kellogg/Keebler merger is fair from a financial point of view to such Keebler stockholders other than Flowers Industries, Kellogg and their respective affiliates. The special committee then unanimously adopted a resolution concluding that the Kellogg/Keebler merger and the Kellogg/Keebler merger agreement are fair to, and in the best interests of, the Keebler stockholders (other than Flowers Industries). Upon completion of the Keebler special committee meeting, a meeting of the entire Keebler board of directors was held. At the Keebler board of directors meeting, an update similar to the one provided to the Keebler special committee was provided by Davis Polk & Wardwell and Merrill Lynch reviewed with the Keebler board of directors the opinion it had delivered to the Keebler special committee. The entire Keebler board of directors then unanimously determined that the Kellogg/Keebler merger agreement and the transactions contemplated by it are fair to, and in the best interests of, Keebler's stockholders, and recommended that Keebler's stockholders approve and adopt the Kellogg/Keebler merger agreement and that merger.

     Definitive agreements were executed on the morning of October 26, and press releases announcing the transaction were issued by Kellogg, Keebler and Flowers Industries later that day.

PURPOSE AND CERTAIN EFFECTS OF THE MERGER AND SPIN-OFF


     The purpose of the merger is to maximize the value to our shareholders by having them exchange their indirect interest in Keebler for cash and retain their interest in our Flowers Bakeries and Mrs. Smith's Bakeries businesses. Flowers Industries' investment in Keebler has appreciated substantially, so much so that a direct sale of our shares of Keebler stock would not be the optimal tax structure for Flowers Industries or our shareholders. After extensive consultation with financial and legal advisors, our Board concluded that the structure we proposed in the auction presented the maximum value to shareholders, both currently, through the cash to be paid to them pursuant to the Merger Agreement, and over the long term, through their investment in Flowers Foods. The spin-off and merger are intended to enable our shareholders to recognize the full value of the Keebler business and to preserve the opportunity to maximize the long-term value of the Flowers Bakeries and Mrs. Smith's Bakeries businesses, which we believe, because of the recent disappointing results at Mrs. Smith's Bakeries, our financial leverage and currently limited financial flexibility, are not currently being recognized in the public markets.



     The spin-off will be accomplished by contributing all of our assets, and some of our liabilities, associated with the operations of Flowers Bakeries and Mrs. Smith's Bakeries to Flowers Foods.



     The merger will be accomplished by Merger Sub, a wholly-owned subsidiary of Kellogg, merging with and into Flowers Industries, whose primary asset at that time will be its shares of Keebler stock. Flowers Industries will be the surviving corporation, Kellogg will then own 100% of Flowers Industries and you will have no further ownership interest in Flowers Industries or its Keebler subsidiary. We expect to delist our shares from the New York Stock Exchange, although we expect that shares of Flowers Foods will be registered under the Securities Exchange Act of 1934, and will be traded on that exchange under the symbol "FLO" after the spin-off is completed.



     As a result of the completion of these two integrated portions of this transaction, Flowers Industries' shareholders will receive between $12.45 and $12.60 in cash per share (the exact amount will depend on the total costs and other expenses we incur in connection with this transaction), plus one share of Flowers Foods stock for every five shares of Flowers Industries common stock that they own.



     If our Merger Agreement is not approved by the holders of a majority of our shares or our merger is otherwise not completed, the Kellogg/Keebler merger will still be completed if the other conditions to that merger are satisfied or waived. In that event, all of the Keebler stockholders, including Flowers Industries, would exchange their shares of Keebler stock for $42.00 per share in cash. This would result in a taxable gain to us and a significant tax liability to be paid by us. Further, you would not receive any cash or other consideration from that merger, and the spin-off would not occur.


RECOMMENDATION OF THE BOARD OF DIRECTORS


     At its meeting on October 26, 2000, all of the members of our Board who were present (only Mr. Baker was absent) determined that the terms and conditions of the Merger Agreement were fair to, and in the best interests of, Flowers Industries and our shareholders and approved the Merger Agreement and, therefore, the merger. Accordingly, the Board recommends that Flowers Industries' shareholders vote FOR the approval and adoption of the Merger Agreement. In considering the recommendation of our Board, shareholders should be aware that certain of our executive officers and directors have interests that are different from, or in addition to, those of our shareholders. See "THE MERGER -- Interests of Certain Persons in the Merger; Potential Conflicts of Interest."



REASONS FOR THE MERGER


     In reaching their determination to approve and adopt the Merger Agreement and that the Merger Agreement is fair to, and in the best interests of, Flowers Industries and our shareholders, the Board consulted extensively with our executive officers and legal and financial advisors and considered the following factors:


     - the financial condition, results of operations, businesses and prospects of our traditional bakery businesses, both before and after giving effect to the merger and the spin-off, including the fact that the transaction would allow management to focus on its core competencies in the traditional bakery operations;



     - the relative competitive positions of our traditional bakery operations on the one hand, and the cookie and cracker business on the other hand, as well as likely capital requirements and anticipated returns from potential operational improvements in each such business;



     - the consideration that it was an appropriate time to sell our interest in Keebler, given the market conditions existing at that time and historical market prices, volatility and trading information relating to our common stock and Keebler's common stock, including the appreciation in stock prices of food industry companies since March 13, 2000, the day that Nabisco Group Holdings adopted a rights agreement in response to actions taken by Carl Icahn, which coincided with the commencement of trading price increases due to market expectations of food industry consolidation, and also from July 18, 2000, the day we and Keebler announced our intentions to explore strategic alternatives, up to October 25, 2000, the day before we signed the Merger Agreement. In connection therewith, the Board questioned its financial advisors as to whether the consideration offered by Kellogg was fair to Flowers Industries shareholders in light of market conditions then existing, taking into account periods of high Keebler trading prices due to active auction speculation and anticipation of a transaction in the public market, and the financial advisors advised the Board with respect to Keebler's stock price in both the "affected" and "unaffected" periods;


     - that the transaction allows Flowers Industries' shareholders to receive a significant amount of cash in exchange for our interest in Keebler while retaining their interests in our Flowers Bakeries and Mrs. Smith's Bakeries businesses;


     - the tax-efficient structure of the transaction provided for in the Merger Agreement; in this regard, the Board also considered that, if we sold our shares of Keebler stock directly to a third party or if our merger with Kellogg was not completed and we were required to sell our shares directly to Kellogg, Flowers Industries would incur a corporate tax liability of approximately $600 million. While this aspect of the Kellogg offer was not optimal, the Board considered it in the totality of the circumstances concerning the Kellogg offer, which the Board considered to be fair to, and in the best interests of, our shareholders;



     - the risk of losing the specificity and certainty related to the Kellogg offer in the event that definitive agreements were not reached prior to October 26, 2000, the deadline set by Kellogg. The Board believed that the other preliminary indication of interest received -- which was expressed in general terms, was subject to additional due diligence, negotiation of joint arrangements between Barilla and Danone and approval of their respective boards of directors and which did not provide confirmation that financing had been committed or contain suggested forms of definitive agreements as had been required by our financial advisors -- was too uncertain and undefined to risk losing the firm offer from Kellogg;



     - the belief that the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, and other terms contained in the Merger Agreement, were reasonable and necessary to accomplish the transaction with Kellogg, and placed no undue burden on Flowers Industries;



     - the terms of the Merger Agreement relating to other potential bids and the limited circumstances in which we would be required to pay a termination fee, including the provision that if the Merger Agreement is terminated but the Keebler merger is completed, we would not be required to pay a termination fee;


     - the fact that the merger agreements did not include a financing condition and the Board's conclusion, based on consultation with its legal and financial advisors and information provided by Kellogg, that Kellogg could reasonably finance the purchase price for the mergers;

     - the lack of any required approval by Kellogg stockholders to complete the mergers;


     - that, through negotiation among the parties, Flowers Industries and Keebler maintained the ability to continue to declare and pay normal quarterly dividends pending completion of this transaction;



     - Kellogg's insistence on assurance from Flowers Industries that the Kellogg/Keebler merger would be approved by Keebler's stockholders even if our merger is not completed under certain circumstances, and the risk that our shareholders would not approve our merger but that the Kellogg/Keebler merger would be completed with stockholder approval obtained as a result of our voting agreement, which would result in a tax liability to us of approximately $600 million;



     - the risk that Kellogg would abandon the transaction in the event that definitive agreements were not reached prior to the deadline set by Kellogg;



     - the fact that the merger consideration of $42.00 per share of Keebler stock represented a premium of approximately 73% over the closing price of Keebler stock on March 13, 2000 and approximately 19% over the closing price on July 18, 2000, and still represented an approximately 7% premium over the closing price on October 25, 2000, even as the market's anticipation of a transaction grew stronger;



     - that the offers solicited for Keebler were for all of the outstanding shares of Keebler stock, and the Board did not seek to obtain a greater value for the shares of Keebler held by Flowers Industries than the value obtained for the shares of Keebler held by the public stockholders, but rather, in accordance with its fiduciary duties, sought to obtain the greatest value reasonably available for all shares of Keebler stock. The Board also considered that the value obtained as a result of the auction reflected an acquisition premium for all Keebler shares, and that the Kellogg offer did not specify differential values for the shares of Keebler stock held by Flowers Industries compared to the shares of Keebler stock held by the public stockholders;

     - the financial analyses presented by the Board's financial advisors and the opinions of Morgan Stanley and UBS Warburg that, as of October 26, 2000, and based upon and subject to the matters in their opinions, the consideration to be received by our shareholders in our merger is fair, from a financial point of view, to such shareholders -- the Board asked our financial advisors to opine only on the fairness of the consideration to be received by our shareholders in our merger because, in the event our merger is not approved by our shareholders, our shareholders will not receive any consideration directly and Flowers Industries will receive the same consideration as all other stockholders of Keebler;



     - the broad scope of the auction for Flowers Industries and Keebler conducted by management and our advisors in conjunction with Keebler and its advisors, which, over a three month period, involved contacting all parties that were believed likely to have a potential interest and providing substantial due diligence information to potential bidders, and the Board's belief that, even though stockholder approval of the Kellogg/Keebler merger was assured because of our voting agreement, given the scope of the auction, it was unlikely that other potential bidders would appear and make more attractive bids for Keebler;



     - the interests of our directors and executive officers that are different from, or in addition to, the interests of our shareholders, including the fact that these individuals will receive payments in the event that our merger is completed, but that such payments are incidental to the enhanced value attainable by our shareholders as a result of our transaction structure; and


     - that the spin-off and merger would reduce significantly the financial leverage of our traditional bakery businesses compared to prior to the transaction by approximately $625 million, on a pro forma basis.

     Due to the varying nature and complexity of all of the factors considered in connection with its evaluation of the Merger Agreement, the Board did not quantify or otherwise attempt to rank or assign a relative weight to each of the different factors. In addition, individual members of the Board may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Merger Agreement, and no particular factor was deemed to be essential to the Board's ultimate determination.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Under a letter agreement dated as of July 7, 2000, referred to as the engagement letter, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with our merger with Kellogg. Morgan Stanley was selected by the Board to act as one of our financial advisors based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Flowers Industries. At the meeting of the Board on October 26, 2000, Morgan Stanley rendered its oral opinion, confirmed in writing on that date, that, based upon and subject to the various considerations in the opinion, the consideration to be received by the holders of Flowers Industries' common stock under the Merger Agreement is fair, from a financial point of view, to those holders.

     The full text of the written opinion of Morgan Stanley, dated October 26, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is also attached as Appendix C to this proxy statement. Flowers Industries' shareholders are encouraged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Board and addresses only the fairness of the consideration pursuant to the Merger Agreement in connection with the Flowers Industries merger from a financial point of view to the holders of shares of Flowers Industries common stock as of the date of the opinion, does not address any other aspect of the merger or any related transactions and does not constitute a recommendation to any shareholder of Flowers Industries as to how to vote on the Merger Agreement.


     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Flowers Industries and Keebler;

     - reviewed certain internal financial statements and other financial and operating data concerning Flowers Industries and Keebler prepared by the management of those companies;

     - reviewed certain financial projections concerning Flowers Industries and Keebler prepared by the management of those companies, including the assessment by the management of Flowers Industries of certain liabilities of Flowers Industries;


     - discussed the past and current operations and financial condition and the prospects of Flowers Industries and Keebler, including information relating to strategic, financial and operational benefits anticipated from our merger, with senior executives of Flowers Industries and Keebler;


     - reviewed the reported prices and trading activity for Flowers Industries and Keebler common stock;

     - compared Keebler's financial performance and the prices and trading activity of Keebler's common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions comparable to Kellogg's acquisition of Keebler;

     - participated in discussions and negotiations among representatives of Flowers Industries, Keebler and Kellogg and their financial and legal advisors;

     - reviewed the Merger Agreement, the voting agreement, the distribution agreement and the Keebler merger agreement, each in the form of the drafts dated October 26, 2000, and certain related documents; and

     - performed other analyses and considered other factors as Morgan Stanley deemed appropriate.


     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley assumed that the financial projections, including information relating to strategic, financial and operational benefits anticipated from Flowers Industries' merger and certain liabilities of Flowers Industries, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Flowers Industries, Keebler and Flowers Foods.


     In addition, Morgan Stanley assumed that Flowers Industries' merger, the spin-off and the Kellogg/Keebler merger would be completed in accordance with the terms set forth in the drafts of the Merger Agreement, the distribution agreement and the Keebler merger agreement and that the final executed forms of those documents did not differ in any material respects. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Flowers Industries, Keebler and Flowers Foods, nor was it furnished with any appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of October 26, 2000.


     In rendering its opinion, Morgan Stanley was not asked to, and did not, address the spin-off, the value of Flowers Foods or the prices at which Flowers Foods' common stock would trade after the spin-off. In addition and with the consent of the Board, Morgan Stanley did not address the Kellogg/Keebler merger, and in particular, Morgan Stanley did not consider the impact of any implied control premium based on Flowers Industries' ownership of Keebler shares, which represent a majority of the outstanding shares. Morgan Stanley's opinion did not address Flowers Industries' underlying business decision to enter into the Merger Agreement and the methods and means considered to effect the merger and the other transaction contemplated by the Merger Agreement.

     The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 26, 2000. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.


     MERGER CONSIDERATION ANALYSIS. Morgan Stanley noted that the Kellogg/Flowers Industries merger was conditioned upon the completion of the spin-off. For illustrative purposes, Morgan Stanley reviewed the estimated cash consideration to be received by holders of Flowers Industries' common stock based on the formula set forth in the Merger Agreement, which took into consideration the $42.00 per share in cash to be received by stockholders of Keebler other than Flowers Industries less certain liabilities of Flowers Industries estimated by its management. Based on the formula set forth in the Merger Agreement, Morgan Stanley calculated the implied value of the cash consideration to be approximately $12.53 per Flowers Industries share. The estimated value of the cash consideration was derived based on:


     - Flowers Industries' ownership of approximately 46.2 million shares of Keebler stock;

     - the cash consideration based on $42.00 per share of Keebler stock owned by Flowers Industries;

     - an assumption that the debt of Flowers Industries not assumed by Flowers Foods will equal approximately $623 million at the closing of the merger;


     - an assumption that there will be no corporate taxable gain to Flowers Industries resulting from the spin-off; and


     - transaction costs estimated to be approximately $75 million.

     HISTORICAL SHARE PRICE PERFORMANCE. Morgan Stanley reviewed the stock performance of Flowers Industries and Keebler and compared that performance with the stock performance of the companies comprising a packaged food company index, referred to as the packaged food index, and a baking company index, referred to as the baking index. The packaged food index consisted of the following companies:

     - Campbell Soup Company;
     - ConAgra;
     - General Mills, Inc.;
     - H.J. Heinz Company;
     - Hershey Foods Corporation;
     - Kellogg;
     - The Quaker Oats Company;
     - Ralston Purina Company;
     - Sara Lee Corporation; and
     - Unilever N.V.

     The baking index consisted of the following companies:

     - The Earthgrains Company; and
     - Interstate Bakeries Corporation.


     Morgan Stanley observed that during the period from March 13, 2000 to October 24, 2000, Flowers Industries' common stock price increased 53.6% and Keebler's common stock price increased 61.1%. Flowers Industries' common stock closed at $12.13 per share on March 13, 2000, referred to as the Flowers Industries unaffected stock price, and at $18.63 on October 24, 2000. Keebler common stock closed at $24.25 per share on March 13, 2000, referred to as the Keebler unaffected stock price, and at $39.06 per share on October 24, 2000. In comparison, the packaged food index, the baking index and the S&P 500 increased 22.9%, 20.7% and 1.1%, respectively, during that period. Morgan Stanley noted that from January 1, 2000 to March 13, 2000, the price per share for Flowers Industries and Keebler declined by 23.9% and 13.8%, respectively, while the packaged food index, the baking index and the S&P 500 declined by 25.2%, 22.1% and 5.8%, respectively. Morgan Stanley also noted the implied premia of the consideration in the Kellogg/Keebler merger of $42.00 per share to various Keebler stock prices for the period from January 1, 2000 to October 24, 2000 as follows:


                                                               KEEBLER MERGER
                                                                   PREMIA
                                                              ----------------
                                                              STOCK
UNAFFECTED STOCK PRICES                                       PRICE     PREMIA
-----------------------                                       ------    ------
March 13, 2000..............................................  $24.25     73.2%
High from January 1, 2000 to March 13, 2000.................   28.69     46.4
Low from January 1, 2000 to March 13, 2000..................   21.88     92.0

                                                               KEEBLER MERGER
                                                                   PREMIA
                                                              ----------------
                                                              STOCK
AFFECTED STOCK PRICES                                         PRICE     PREMIA
---------------------                                         ------    ------
July 18, 2000(1)............................................   35.38     18.7%
October 24, 2000............................................   39.06      7.5

-------------------------


(1) The final day of trading prior to Flowers Industries' and Keebler's joint announcement that their boards of directors had authorized the companies to explore alternatives for the maximization of shareholder value, including the potential sale of Keebler.



     Morgan Stanley chose the selected companies because they were publicly-traded companies that, for purposes of this analysis, Morgan Stanley considered reasonably similar to Flowers Industries and Keebler in that such companies operate in the baking and packaged food and baking industries, respectively. No company utilized in the historical price performance analysis is identical to Flowers Industries or Keebler. In evaluating the indices, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Flowers Industries and Keebler, such as the impact of competition on the business of Keebler or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Flowers Industries, Keebler or their respective industries or in the financial markets in general.


     PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of Keebler with publicly-available information for the following large-capitalization packaged food companies:

     - Campbell Soup;
     - ConAgra;
     - General Mills;
     - H.J. Heinz;
     - Hershey Foods;
     - Kellogg;
     - Quaker Oats;
     - Ralston Purina; and
     - Sara Lee.

     Morgan Stanley also compared certain financial information of Keebler with publicly-available information for the following mid-capitalization packaged food companies:

     - Dean Foods Company;
     - Earthgrains;
     - Hormel Foods Corporation;
     - Interstate Bakeries;
     - Lancaster Colony Corporation;
     - McCormick & Company, Incorporated;
     - Smithfield Foods, Inc.;
     - Suiza Foods Corporation; and
     - Tyson Foods, Inc.

     For this analysis, Morgan Stanley examined a range of estimates based on publicly-available securities research analysis. The following table presents, as of October 24, 2000, the large-capitalization packaged food companies' low, high and median of: (i) the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2000 earnings before interest, taxes, depreciation and amortization, or EBITDA, (ii) the ratio of aggregate value to estimated calendar year 2001 EBITDA, (iii) the ratio of share price to estimated calendar year 2000 earnings per share, or EPS, and (iv) the ratio of share price to estimated calendar year 2001 EPS. Morgan Stanley then compared this information for the large-capitalization packaged food companies to similar information for Keebler based on the consideration to be received in the Kellogg/Keebler merger. Estimated financial data for Keebler were based on internal estimates provided by Flowers Industries and Keebler.



                                              KEEBLER MERGER    LOW    MEDIAN   HIGH
                                              --------------   -----   ------   -----
Aggregate Value/Calendar Year 2000 EBITDA...      10.1x         7.9x    9.5x    13.8x
Aggregate Value/Calendar Year 2001 EBITDA...       9.1x         7.4x    9.3x    12.9x
Calendar Year 2000 P/E Multiple.............      23.1x        11.3x   16.2x    22.9x
Calendar Year 2001 P/E Multiple.............      20.0x        10.2x   14.9x    20.8x



     The following table presents, as of October 24, 2000, the mid-capitalization packaged food companies' low, high and median of: (i) the ratio of aggregate value to estimated calendar year 2000 EBITDA, (ii) the ratio of aggregate value to estimated calendar year 2001 EBITDA, (iii) the ratio of share price to estimated calendar year 2000 EPS, and (iv) the ratio of share price to estimated calendar year 2001 EPS. Morgan Stanley then compared this information for the mid-capitalization packaged food companies to similar information for Keebler based on the consideration to be received in the Kellogg/Keebler merger. Estimated financial data for Keebler were based on internal estimates provided by Flowers Industries and Keebler.



                                               KEEBLER MERGER   LOW    MEDIAN   HIGH
                                               --------------   ----   ------   -----
Aggregate Value/Calendar Year 2000 EBITDA....      10.1x        4.2x    6.1x     8.5x
Aggregate Value/Calendar Year 2001 EBITDA....       9.1x        3.8x    5.3x     7.6x
Calendar Year 2000 P/E Multiple..............      23.1x        9.1x   12.1x    17.3x
Calendar Year 2001 P/E Multiple..............      20.0x        7.1x   10.8x    14.1x


     Morgan Stanley chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, Morgan Stanley considered reasonably similar to Keebler in that these companies operate in the branded foods industry. No company utilized in the peer group comparison analysis is identical to Keebler. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keebler, such as the impact of competition on the business of Keebler or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Keebler or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley compared statistics based on publicly-available information for selected precedent transactions to the relevant financial statistics for Keebler. Estimated financial data for Keebler were based on internal estimates provided by Flowers Industries and Keebler. Morgan Stanley reviewed the following four food industry transactions:


     - the acquisition of Diageo Plc's Pillsbury unit by General Mills;

     - the acquisition of IHF by ConAgra;

     - the acquisition of Nabisco Holdings Corp. by Philip Morris; and

     - the acquisition of Bestfoods by Unilever PLC and Unilever N.V.


     The following table presents the high, low and median of: (i) the ratio of aggregate value to last twelve months, or LTM, EBITDA, (ii) the ratio of aggregate value to calendar year 2000 EBITDA, (iii) the ratio of merger consideration per share to LTM EPS, and (iv) the ratio of merger consideration per share to estimated calendar year 2000 EPS, in each case for the selected precedent transactions. Morgan Stanley then compared this information to similar information for Keebler based on the consideration to be received in the Kellogg/Keebler merger.


                                              KEEBLER MERGER    LOW    MEDIAN   HIGH
                                              --------------   -----   ------   -----
Aggregate Value to LTM EBITDA...............      10.9x         8.7x   12.5x    15.1x
Aggregate Value to Calendar Year 2000
  EBITDA....................................      10.1x         8.3x   11.1x    13.7x
LTM P/E Multiple............................      25.4x        15.6x   27.1x    27.8x
Calendar Year 2000 P/E Multiple.............      23.1x        12.8x   25.7x    26.5x


     Morgan Stanley chose the selected transactions because they were business combinations that, for purposes of the analysis, Morgan Stanley considered reasonably similar to the Kellogg/Keebler merger in that these transactions involved companies in the branded foods industry. No transaction utilized as a comparison in the selected precedent transactions analysis is identical to the Kellogg/Keebler merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keebler, such as the impact of competition on the business of Keebler or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Keebler or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.



     DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis, which is an analysis of the present value of projected unlevered free cash flows using terminal year EBITDA multiples and discount rates (each, as indicated below) of Keebler. Morgan Stanley analyzed Keebler's business using publicly-available information, discussions with Keebler's management and certain financial forecasts prepared by Keebler's management for the projected fiscal years 2001 through 2005. The terminal value was calculated using terminal multiples of estimated 2005 EBITDA ranging from 7.0x to 8.0x. For purposes of this analysis, Morgan Stanley estimated Keebler's discounted unlevered free cash flow value using discount rates ranging from 7.5% to 10.5%. The discounted cash flow analysis implied a range of values for Keebler common stock of $35.00 to $44.00 per share.

     In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. Consequently, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Flowers Industries or Keebler.


     In performing its analyses, Morgan Stanley made numerous assumptions relating to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Flowers Industries or Keebler.


     Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of Flowers Industries' common stock under a formula in the Merger Agreement and were conducted in connection with the delivery of the Morgan Stanley opinion to the Board. The analyses do not purport to be appraisals or to reflect the prices at which Flowers Industries or Keebler stock might actually trade. The terms of the Merger Agreement, including the consideration to be received by the holders of the Flowers Industries' common stock under the Merger Agreement, were determined through negotiations between Flowers Industries, Keebler and Kellogg and were approved by the Board. Morgan Stanley provided advice to Flowers Industries during these negotiations; however, Morgan Stanley did not recommend any specific consideration to Flowers or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's opinion and presentation to the Board was one of a number of factors taken into consideration by the Board in making their decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the value of Flowers Industries or of whether the Board would have been willing to agree to a different consideration.



     The Board retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley has provided financial advisory and financing services for Flowers Industries, Keebler and Kellogg and has received fees for the rendering of these services, including acting as financial advisor to Kellogg in connection with its entering into three separate interest rate swap agreements within the last two years, for which Morgan Stanley received a total of $346,000 in fees. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Flowers Industries, Keebler or Kellogg for its own account, the accounts of investment funds and other clients under the management of Morgan

Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.


OPINION OF UBS WARBURG LLC


     Under the terms of an engagement letter dated July 19, 2000, we retained UBS Warburg to provide financial advisory services and a financial fairness opinion in connection with our merger with Kellogg. At the meeting of the Board held on October 26, 2000, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received by the holders of Flowers Industries common stock in the merger between Flowers Industries and Kellogg is fair, from a financial point of view, to the holders of Flowers Industries common stock. The opinion was confirmed by delivery of a written opinion dated October 26, 2000, the date of execution of the Merger Agreement.


     The full text of the UBS Warburg opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS Warburg and is also attached as Appendix D to this proxy statement and incorporated herein by reference. We encourage you to read carefully the UBS Warburg opinion in its entirety. UBS Warburg has consented to the inclusion of its opinion in its entirety in this proxy statement.


     UBS Warburg's opinion:

     - is directed to the Board;


     - relates only to the fairness, from a financial point of view, to the holders of Flowers Industries common stock of the consideration to be received by those holders in the merger;



     - does not constitute a recommendation to holders of Flowers Industries common stock about how to vote on the merger;



     - does not address Flowers Industries' underlying business decision to effect the merger, the Kellogg/Keebler merger or the spin-off, the form of those transactions or the after-tax consequences to Flowers Industries or to any holder of Flowers Industries common stock of the merger or the spin-off; and


     - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon those conditions.

     In arriving at its opinion, UBS Warburg, among other things:


     - reviewed specified publicly available business and historical financial information relating to Flowers Industries and Keebler;


     - reviewed the reported prices and trading activity for Flowers Industries and Keebler common stock;

     - reviewed specified internal financial information and other data concerning the business and financial prospects of Keebler, including estimates and financial forecasts prepared by the management of Keebler, which were provided to UBS Warburg by Flowers Industries and Keebler and not publicly available;


     - reviewed specified internal financial information relating to estimated liabilities of Flowers Industries which are not being assumed by Flowers Foods in connection with the spin-off, which estimates were prepared by the management of Flowers Industries and not publicly available;


     - held discussions with members of the senior managements of Flowers Industries and Keebler regarding the business and prospects of Keebler, as well as other matters it believed relevant to its inquiry;


     - reviewed publicly available financial and stock market data with respect to selected companies in lines of business UBS Warburg believed to be generally comparable to those of Keebler;


     - compared the financial terms of the Kellogg/Keebler merger with the publicly available financial terms of selected other transactions that UBS Warburg believed to be generally relevant;


     - reviewed drafts dated October 26, 2000 of the Merger Agreement, the Keebler merger agreement, the distribution agreement and the voting agreement prior to rendering its oral opinion; and

     - conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.

     In connection with its review, at Flowers Industries' direction, UBS
Warburg:

     - did not independently verify any of the information referred to above and relied on it as being complete and accurate in all material respects;

     - assumed that the financial forecasts and estimates relating to Keebler referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Keebler as to the future performance of Keebler;

     - assumed that the estimated liabilities of Flowers Industries referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Flowers Industries;

     - did not make any independent evaluation or appraisal of any of the assets or liabilities of Keebler, Flowers Industries or Flowers Foods, nor was UBS Warburg furnished with any similar evaluation or appraisal;

     - with the consent of the Board, did not consider, and offered no opinion as to, the impact of any implied control premium based upon Flowers Industries' ownership of Keebler shares representing a majority of the outstanding voting power of Keebler on its financial and comparative analyses in connection with the rendering of its opinion;

     - did not express any opinion as to the spin-off, the value of Flowers Foods or the prices at which the Flowers Foods' common stock would trade subsequent to the spin-off; and

     - assumed that Flowers Industries, Keebler, Flowers Foods, Kellogg, Merger Sub and the subsidiary that will merge into Keebler would comply with all material terms of the Merger Agreement, the Keebler merger agreement, the distribution agreement and the voting agreement, as applicable, and that Flowers Industries' merger, the Kellogg/Keebler merger and the spin-off will be completed in accordance with the terms of those agreements.



     UBS Warburg was not asked to and did not recommend the specific consideration payable in the Flowers Industries merger, which was determined through negotiation between Flowers Industries, Keebler and the special committee of the board of directors of Keebler, on the one hand, and Kellogg, on the other hand. At Flowers Industries' direction, UBS Warburg contacted third parties to solicit indications of interest in possible business combination transactions with Flowers Industries and Keebler. UBS Warburg held discussions with a number of these parties before the date of its opinion. Except to the extent set forth above, Flowers Industries did not limit UBS Warburg regarding the procedures to be followed or factors to be considered in rendering its opinion.


     In preparing its opinion, UBS Warburg performed a variety of financial and comparative analyses. The material analyses are summarized below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made numerous assumptions relating to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Flowers Industries or Keebler. No company, transaction or business used in those analyses as a comparison is identical to Keebler or its businesses or the Flowers Industries merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Flowers Industries selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS Warburg and its predecessors have provided investment banking services to Flowers Industries, Keebler and Kellogg and received compensation for the rendering of these services, including acting as financial advisor to Keebler in connection with its acquisition of President Baking in October 1998 and Austin Foods in March 2000 for which UBS Warburg and its predecessors received financial advisory fees of $3.0 million and $2.5 million, respectively. In the ordinary course of its business, UBS Warburg, its successors and affiliates may trade or have traded securities of Flowers Industries, Keebler and Kellogg for their own accounts and may at any time hold a long or short position in any of these securities. UBS Warburg and its affiliates, including UBS AG, may have other business relationships with Flowers Industries, Keebler, Kellogg and their affiliates.


     The following is a summary of the material financial analyses used by UBS Warburg in rendering its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.


     MERGER CONSIDERATION ANALYSIS. UBS Warburg noted that the Kellogg/Flowers Industries merger was conditioned upon the completion of the spin-off. For illustrative purposes, UBS Warburg reviewed the estimated cash consideration to be received by holders of Flowers Industries common stock based on the formula set forth in the Merger Agreement, which took into consideration the $42.00 per share in cash to be received by stockholders of Keebler other than Flowers Industries less certain liabilities of Flowers Industries estimated by its management. Based on the formula set forth in the Merger Agreement, UBS Warburg calculated the implied value of the cash consideration to be approximately $12.51 per Flowers Industries' share. The estimated value of the cash consideration was derived based upon the following:


     - Flowers Industries' ownership of approximately 46.2 million shares of Keebler stock;

     - the cash consideration based on $42.00 per share of Keebler stock owned by Flowers Industries;

     - an assumption that the debt balance of Flowers Industries not assumed by Flowers Foods will equal approximately $623 million at the closing of the merger;


     - an assumption that there will be no corporate taxable gain to Flowers Industries resulting from the spin-off; and



     - transaction costs estimated to be approximately $77 million.



     HISTORICAL STOCK PRICE ANALYSIS. UBS Warburg reviewed the historical trading prices for Keebler stock for the period from September 29, 1999 through October 24, 2000, and compared the movements in those prices to the movements of an index of publicly-traded branded foods companies for the same period. In this instance, the purpose of the historical stock price analysis is to show whether the trading prices for Keebler stock were affected by specific events that took place over time in a way that is similar to the effect that such events had on an index of peer group companies. The branded food company index consists of:


     - Campbell Soup;
     - ConAgra;

     - General Mills;
     - H.J. Heinz;
     - Hershey Foods;
     - Kellogg;
     - Quaker Oats; and
     - Sara Lee.

     UBS Warburg chose these companies because they were publicly-traded companies that, for purposes of this analysis, UBS Warburg considered reasonably similar to Keebler in that these companies operate in the branded foods industry. These companies may significantly differ from Keebler based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular segments of the branded foods industry in which the companies focus.

     UBS Warburg observed that (i) during the period from September 29, 1999 to March 28, 2000 (two days prior to the date that Carl Icahn announced his intention to commence a tender offer to acquire Nabisco Group Holdings stock), Keebler's stock traded at a low of $21.88 and a high of $32.13, and (ii) during the period from March 29, 2000 to October 24, 2000 (two days prior to the announcement of the Keebler merger with Kellogg), Keebler's stock traded at a low of $27.25 and a high of $45.94 and Keebler's stock price increased 43.3% from $27.25 to $39.06 as compared to a 13.3% increase in the branded food company index during the same period.

     SELECTED PUBLIC COMPANIES TRADING ANALYSIS. UBS Warburg reviewed and analyzed selected financial information, ratios and public market multiples for the following eight publicly-traded branded food companies with relatively large stock market capitalizations and the following seven publicly-traded branded food companies with midsize stock market capitalizations:

  LARGE CAPITALIZATION

      - Campbell Soup;
      - ConAgra;
      - General Mills;
      - H.J. Heinz;
      - Hershey Foods;
      - Kellogg;
      - Quaker Oats; and
      - Sara Lee.

  MIDSIZE CAPITALIZATION

      - Aurora Foods Inc.;
      - Del Monte Foods Company;
      - Dole Food Company, Inc.;
      - Earthgrains;
      - Hormel Foods;
      - Interstate Bakeries; and
      - The J.M. Smucker Company.

     UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Keebler in that these companies operate in the branded foods industry. The selected public companies may significantly differ from Keebler based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular segments of the branded foods industry in which the companies focus.

     UBS Warburg reviewed, among other things, the following:

     - enterprise values, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of October 24, 2000, as a multiple of actual trailing 12 months sales, EBITDA and EBIT and estimated calendar 2000 EBITDA;

     - equity values, calculated as per share closing stock prices on October 24, 2000, as a multiple of estimated calendar 2000 EPS and estimated calendar 2001 EPS; and

     - the ratio of 2000 estimated price/earnings ratio to five-year growth rates provided by I/B/E/S International Inc., or IBES.

     This analysis indicated the following implied multiples for the selected public companies:

                                                     IMPLIED RANGE OF MULTIPLES OF
                                                       SELECTED PUBLIC COMPANIES:
                                                     ------------------------------
                                                      LOW    HIGH    MEAN    MEDIAN
LARGE CAPITALIZATION COMPANIES                       -----   -----   -----   ------
ENTERPRISE VALUE TO:
Actual Trailing 12 Months Sales....................   0.8x    2.4x    1.8x    2.0x
Actual Trailing 12 Months EBITDA...................   8.1x   13.1x   10.2x    9.5x
Actual Trailing 12 Months EBIT.....................   9.6x   15.7x   12.5x   12.0x
Estimated Calendar 2000 EBITDA.....................   7.8x   12.3x    9.5x    9.0x
EQUITY VALUE TO:
Estimated Calendar 2000 EPS........................  11.3x   23.2x   17.0x   15.5x
Estimated Calendar 2001 EPS........................  10.0x   21.0x   15.7x   14.8x
2000 P/E TO:
IBES Five-Year Growth Rate.........................   1.1x    2.3x    1.7x    1.6x

                                                      IMPLIED RANGE OF MULTIPLES OF
                                                       SELECTED PUBLIC COMPANIES:
                                                      -----------------------------
                                                      LOW    HIGH    MEAN    MEDIAN
MIDSIZE CAPITALIZATION COMPANIES                      ----   -----   -----   ------
ENTERPRISE VALUE TO:
Actual Trailing 12 Months Sales.....................  0.4x    1.0x    0.7x    0.6x
Actual Trailing 12 Months EBITDA....................  4.6x    7.6x    6.4x    7.0x
Actual Trailing 12 Months EBIT......................  6.0x   15.2x   10.5x   10.6x
Estimated Calendar 2000 EBITDA......................  4.1x    6.9x    5.6x    6.1x
EQUITY VALUE TO:
Estimated Calendar 2000 EPS.........................  6.0x   17.0x   11.2x   10.6x
Estimated Calendar 2001 EPS.........................  5.7x   15.0x   10.3x   11.5x
2000 P/E TO:
IBES Five-Year Growth Rate..........................  0.4x    1.4x    1.0x    1.0x


     UBS Warburg then compared the implied multiples derived for the selected public companies with the relevant implied multiples for Keebler. Based on the $42.00 per Keebler share offered by Kellogg, the implied multiples for Keebler are as follows: 1.6x enterprise value to actual trailing 12 months sales, 11.1x enterprise value to actual trailing 12 months EBITDA, 14.4x enterprise value to actual trailing 12 months EBIT, 10.3x enterprise value to estimated calendar 2000 EBITDA, 22.7x equity value to estimated calendar 2000 EPS, 20.2x equity value to estimated calendar 2001 EPS and 1.7x 2000 P/E to IBES five-year growth rate. Actual trailing 12 months data for Keebler and the selected companies were based on the respective companies' Forms 10-K and 10-Q. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Keebler were based on internal estimates provided by Flowers Industries and Keebler.


     SELECTED TRANSACTIONS ANALYSIS. UBS Warburg reviewed and compared publicly available information relating to the following selected transactions in the branded foods industry announced since May 2000:

                                                        ANNOUNCEMENT
TARGET                             ACQUIROR                 DATE
------                             --------             ------------
Pillsbury               General Mills                     7/17/00
IHF                     ConAgra                           6/22/00
Nabisco Holdings Corp.  Philip Morris                     6/20/00
Bestfoods               Unilever N.V. and Unilever PLC    5/25/00


     UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the Kellogg/Keebler merger in that these transactions involved companies in the branded foods industry. The selected transactions may significantly differ from the Flowers Industries and Keebler mergers based on, among other things, the size of the transactions, the structure of the transactions and the date the transactions were consummated.


     UBS Warburg reviewed, among other things, the enterprise values implied in the relevant transactions as a multiple of actual trailing 12 months sales, EBITDA and EBIT and of estimated calendar 2000 EBITDA.

     This analysis indicated the following implied multiples for the selected transactions:

                                                        IMPLIED MULTIPLES OF SELECTED
                                                        TRANSACTIONS:
                                                        ------------------------------
                                                        LOW    HIGH    MEAN    MEDIAN
                                                        ----   -----   -----   -------
ENTERPRISE VALUE TO:
Actual Trailing 12 Months Sales.......................  1.3x    2.8x    2.0x     2.0x
Actual Trailing 12 Months EBITDA......................  8.6x   15.1x   12.0x    12.1x
Actual Trailing 12 Months EBIT........................  9.8x   20.9x   15.4x    15.4x
Estimated Calendar 2000 EBITDA........................  8.3x   13.7x   11.2x    11.4x


     UBS Warburg then compared the implied multiples derived for the selected transactions with the relevant implied multiples for Keebler in the Kellogg/Keebler merger. Based on the $42.00 per share of Keebler stock offered by Kellogg, the implied multiples in the Kellogg/Keebler merger are as follows:
1.6x transaction value to actual trailing 12 months sales, 11.1x transaction value to actual trailing 12 months EBITDA, 14.4x transaction value to actual trailing 12 months EBIT and 10.3x transaction value to estimated calendar 2000 EBITDA. All multiples for the selected transactions were based on publicly-available information at the time of the announcement of the particular transaction. Actual trailing 12-months data for Keebler was based on its applicable Forms 10-K and 10-Q. Estimated financial data for Keebler were based on internal estimates provided by Flowers Industries and Keebler.


     DISCOUNTED CASH FLOW ANALYSIS. UBS Warburg performed a discounted cash flow analysis, using internal estimates of the management of Keebler, in order to derive an implied equity value reference range for Keebler. This analysis was based on:

     - the present value of the estimated unlevered, after-tax free cash flows that Keebler could generate over the five-year period 2001 through 2005; and

     - the present value of the 2005 terminal value of Keebler based on a range of multiples applied to its estimated future 2005 EBITDA.

     For purposes of this analysis, UBS Warburg used discount rates of 9.5% to 10.0%, which were based on Keebler's estimated weighted average cost of capital, and terminal 2005 EBITDA multiples of 7.0x to 9.0x, which were derived by reference to the selected public companies trading analysis. UBS Warburg also performed the discounted cash flow analysis by determining the present value of the estimated unlevered, after-tax free cash flows that Keebler could generate in perpetuity by taking the estimated cash flows for 2005 and increasing it annually in perpetuity at growth rates of 2% to 4%. This analysis implied a per share equity value reference range for Keebler of approximately $37.00 to $47.00 using the 2005 terminal value and approximately $33.00 to $47.00 using perpetuity growth rates.

FINANCIAL ADVISOR FEE ARRANGEMENTS


     Pursuant to the engagement letter between Flowers Industries and Morgan Stanley, and the engagement letter between Flowers Industries and UBS Warburg, each of Morgan Stanley and UBS Warburg provided financial advisory services in connection with the Flowers Industries spin-off and merger and a fairness opinion relating to the merger. Pursuant to these engagement letters, Flowers Industries has agreed to pay to each of Morgan Stanley and UBS Warburg, as compensation for their services, the following amounts: (i) spin-off fees of $3.0 million and (ii) merger fees of $13.0 million, in each case, upon the completion of the spin-off and an acquisition transaction involving Flowers Industries. We have agreed to reimburse Morgan Stanley and UBS Warburg for their expenses incurred in performing their services. In addition, we have agreed to indemnify Morgan Stanley and UBS Warburg and their affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or UBS Warburg or any of their affiliates against some liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's or UBS Warburg's engagement and any related transactions.



INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF FLOWERS INDUSTRIES IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST


     In considering the recommendation of our Board relating to the merger, shareholders should be aware that our executive officers and directors have interests that are different from, or in addition to, their interests as shareholders of Flowers Industries. The Board was aware of these interests, and considered them, among other matters, in its recommendation to approve the Merger Agreement and, therefore, the merger.

     The Board also considered these interests in approving the voting agreement pursuant to which stockholder approval of the Kellogg/Keebler merger is assured even if the Merger Agreement is not approved by our shareholders or our merger is otherwise not completed. In addition, the Board considered all of the terms of the transaction and was aware that, if our shareholders approve our merger, certain financial benefits will accrue to Flowers Industries' management, whereas if they do not approve the merger, Flowers Industries will incur a substantial tax liability.



     The total amount of all severance and other termination payments to be made to the seven executive officers as a result of the merger is expected to be approximately $25.5 million. Under the pricing formula in the Merger Agreement, which was determined through negotiations between Flowers Industries and Kellogg, these severance and other termination payments will be deducted from the merger consideration to be paid by Kellogg to Flowers Industries shareholders, reducing the per share consideration shareholders will be entitled to receive, as described in "THE MERGER AGREEMENT -- The Merger -- Conversion of Shares."


  STOCK OPTIONS


     Flowers Industries' 1989 executive stock incentive plan, as amended, called the ESIP, and our directors' equity plan, contain change of control provisions that will give rise to accelerated vesting of outstanding options to acquire our stock as a result of the completion of the merger. Any Flowers Industries stock option held by a current or former employee or director that was issued under the ESIP and is not exercised before the completion of the merger will be cancelled in exchange for a cash payment equal to the difference between the option exercise price and the highest per share trading price of Flowers Industries' stock in the 60-day period preceding the effective time of the merger, called the option spread. For purposes of presentation in the table below, the option spread is calculated based on an assumed Flowers Industries common stock price of $16.6875 per share.



     The following table shows the number of unvested options held by Flowers Industries executive officers and directors whose vesting will accelerate as a result of the merger, the number of shares subject to already vested options and the estimated value (based on the option spread) that will be paid for all Flowers Industries options held by each person.


                                 NUMBER OF SHARES
                                SUBJECT TO UNVESTED       NUMBER OF
                                FLOWERS INDUSTRIES'     SHARES SUBJECT     AGGREGATE OPTION
                              OPTIONS THAT ACCELERATE         TO         SPREAD OF ALL FLOWERS
                                AS A RESULT OF THE      ALREADY VESTED        INDUSTRIES'
NAME                              TRANSACTION(#)          OPTIONS(#)          OPTIONS($)
----                          -----------------------   --------------   ---------------------
Edward L. Baker.............               --                25,417           $    8,580
  Director
Joe E. Beverly..............               --                10,353                2,940
  Director
Franklin L. Burke...........               --                23,276                7,360
  Director

                                 NUMBER OF SHARES
                                SUBJECT TO UNVESTED       NUMBER OF
                                FLOWERS INDUSTRIES'     SHARES SUBJECT     AGGREGATE OPTION
                              OPTIONS THAT ACCELERATE         TO         SPREAD OF ALL FLOWERS
                                AS A RESULT OF THE      ALREADY VESTED        INDUSTRIES'
NAME                              TRANSACTION(#)          OPTIONS(#)          OPTIONS($)
----                          -----------------------   --------------   ---------------------
G. Anthony Campbell.........           56,000                    --                   --(1)
  General Counsel,
  Secretary and Director
Robert P. Crozer............          292,000               135,000            1,113,000
  Vice Chairman of the
  Board
George E. Deese.............           95,000                90,000              742,000
  President and Chief
  Operating Officer, Flowers
  Bakeries
L. S. Flowers...............               --                10,432                   --(1)
  Director
Gary L. Harrison............           95,000                90,000              742,000
  President and Chief
  Operating Officer, Mrs.
  Smiths Bakeries
Joseph L. Lanier, Jr........               --                25,417                8,580
  Director
Amos R. McMullian...........          396,000                    --                   --(1)
  Chief Executive Officer
  and Chairman of the
  Board
J. V. Shields, Jr...........               --                23,276                7,360
  Director
Marta J. Turner.............           11,000                    --                   --(1)
  Vice President of
  Communications and
  Investor Relations
Jackie M. Ward..............               --                 6,923                7,360
  Director
C. Martin Wood III..........           28,000                    --                   --(1)
  Director
Jimmy M. Woodward...........           56,000                    --                   --(1)
  Vice President and Chief
  Financial Officer


-------------------------


(1) Due to the current trading price of Flowers Industries' common stock, the option spread is negative, and no payments are expected to be made.

  RESTRICTED STOCK


     Shares of restricted stock outstanding under the ESIP are also subject to accelerated vesting at the effective time of the merger. The following table shows the number of shares of Flowers Industries restricted stock held by Flowers Industries' executive officers and directors and the estimated value of those shares. The estimated value is based on an assumed Flowers Industries stock price of $16.6875 per share. The actual value will be based on the actual highest trading price in the 60 days prior to the closing of the merger. Upon completion of the merger, the shares of Flowers Industries restricted stock will vest in full and will be cancelled in exchange for a cash payment equal to the difference between the restricted stock award exercise price and that highest per share trading price.


                                                         NUMBER OF SHARES/VALUE OF
                                                            FLOWERS INDUSTRIES'
NAME                                                         RESTRICTED STOCK
----                                                     -------------------------
Edward L. Baker........................................                       --
Joe E. Beverly.........................................                       --
Franklin L. Burke......................................                       --
G. Anthony Campbell....................................          32,517/$238,910
Robert P. Crozer.......................................         119,794/$868,361
George E. Deese........................................         153,196/$852,834
L. S. Flowers..........................................                       --
Gary L. Harrison.......................................         153,196/$852,834
Joseph L. Lanier, Jr...................................                       --
Amos R. McMullian......................................       224,582/$1,641,521
J. V. Shields, Jr......................................                       --
Marta J. Turner........................................            5,052/$36,564
Jackie M. Ward.........................................                       --
C. Martin Wood III.....................................            8,818/$65,524
Jimmy M. Woodward......................................          25,857/$186,045
All executive officers as a group......................       723,012/$4,742,593
Non-employee directors as a group......................                       --

  SEPARATION AGREEMENTS


     Each of Messrs. McMullian, Crozer and Campbell (each of whom is an executive officer and a director of Flowers Industries) and Messrs. Woodward, Deese and Harrison and Ms. Turner (each of whom is an executive officer of Flowers Industries), is a party to a separation agreement with Flowers Industries, which provides that if the executive's employment is involuntarily terminated other than for cause by Flowers Industries or if the executive terminates his or her employment for good reason and either such termination occurs within two years after the occurrence of a change in control, then the executive will be entitled to receive two or three times his or her salary and bonus (as specified in that executive officer's separation agreement), payment of vested compensation previously deferred and not yet paid by us, benefit continuation for one year and other benefits, including reimbursement of relocation costs and, if necessary, a related excise tax gross-up payment. The 2001 base salary and annual target bonus opportunity (as a percentage of base salary) for Messrs. McMullian, Crozer, Campbell, Woodward, Deese and Harrison, and Ms. Turner, is: $850,000 and 75%; $725,000 and 70%; $265,200 and 40%;
$265,200 and 40%; $353,600 and 50%; $353,600 and 50%; and $148,500 and 30%,
respectively.

     If, as expected, Messrs. McMullian, Crozer, Campbell, Woodward, Deese and Harrison, and Ms. Turner, are terminated without cause, or have good reason to terminate their employment, immediately after the completion of the merger, which constitutes a change in control (although all but Mr. Crozer will become executives of Flowers Foods, or a subsidiary, upon the spin-off), they will be entitled to cash severance payments of approximately $4,593,269, $3,809,038, $783,360, $783,360, $1,115,200, $1,115,200 and $408,946, respectively. In the event that, as a result of the merger, a parachute excise tax is imposed on any payment to any of the seven executive officers (including relating to the accelerated vesting of options), those officers will also be entitled to excise tax reimbursement payments.



     Under our deferred compensation plans, the participants' accounts will be paid immediately upon a change in control.


  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


     Our executive officers, including Messrs. McMullian, Crozer, Campbell, Woodward, Deese and Harrison, and Ms. Turner, participate in a supplemental executive retirement plan, or SERP, that provides retirement benefits in addition to those provided under our pension plan. The SERP is designed to provide eligible employees with benefits in excess of those that can be provided under the pension plan because of Internal Revenue Code limits. The change of control resulting from the completion of the merger causes these supplemental benefits to become payable in a lump sum to each executive officer. The estimated total value of the amounts that will become payable under the SERP to our executive officers as a result of the completion of the merger is approximately $5.6 million. Under the pricing formula, these amounts will also be deducted from the total merger consideration to be paid by Kellogg, as described under "THE MERGER AGREEMENT -- The Merger -- Conversion of Shares."


  INDEMNIFICATION; DIRECTORS AND OFFICERS' INSURANCE


     For a discussion of the obligations of Kellogg with respect to directors' and officers' liability insurance that is to be provided to the directors and officers of Flowers Industries after the merger and the indemnification obligations in the Merger Agreement, see "THE MERGER AGREEMENT -- Certain Covenants." In addition, the Keebler merger agreement sets forth certain insurance and indemnification obligations to the directors and officers of Keebler. Some of the Keebler directors are also directors or officers of Flowers Industries.



CERTAIN ESTIMATES PROVIDED TO KELLOGG



     Prior to entering into the Kellogg/Keebler merger agreement, Keebler provided to Kellogg certain projected financial data based on various assumptions for future years. Keebler has advised us that it does not publicly disclose projections as to future sales, earnings or other results, and the projections furnished to Kellogg were not prepared with a view to public disclosure. The following prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and Flowers Industries' shareholders are cautioned not to place undue reliance on the prospective financial information.

     Neither Keebler's, Flowers Industries' nor Kellogg's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.



     The projections provided to Kellogg by Keebler included, among other things, the following forecasts of Keebler's net sales, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization ("EBITDA") and free cash flow before interest and taxes (EBITDA adjusted by working capital changes and other items, reduced by capital expenditures and plant closing and severance costs), respectively (in millions): $2,814.5, $328.8, $428.5 and $331.0 in 2000 and $2,982.1, $371.7, $475.0 and $390.0 in
2001. The projections also included forecasts of EBITDA for 2002 and 2003 of $526.0 million and $573.0 million, respectively; forecasts of EBITDA margins for 2000, 2001 and 2003 of 15.2%, 15.9% and 17.3%, respectively; and forecasts of capital expenditures for 2000 and 2001 of $97.2 million and approximately $90.0 million, respectively.



     The projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by Keebler in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of Keebler with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, costs of goods sold, operating and other revenues and expenses, capital expenditures and working capital of Keebler, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Keebler's control. Accordingly, the assumptions made in preparing the projections may prove inaccurate, and actual results may be materially greater or less than those contained in the projections. In addition, the projections do not take into account any of the transactions contemplated by the Kellogg/Keebler merger agreement. These events may cause actual results to differ materially from the projections.



     For these reasons, as well as the bases and assumptions on which the projections were compiled by Keebler, the inclusion of such projections should not be regarded as an indication that Keebler, Flowers Industries, Kellogg or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events in the event that any or all of the assumptions are shown to be in error.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the distribution to Flowers Industries shareholders of Flowers Foods common stock in the spin-off concurrent with the exchange of shares of Flowers Industries common stock for cash in the merger. We will refer to the spin-off and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986, Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Flowers Industries, Flowers Foods or the Flowers Industries shareholders as described herein.

     Flowers Industries shareholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular shareholders of Flowers Industries in light of their particular circumstances, such as shareholders who are banks, insurance companies, pension funds, tax-exempt organizations, dealers in securities or foreign currencies, shareholders who are not United States persons, as defined in the Code, shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, shareholders who hold Flowers Industries common stock as part of an integrated investment (including a "straddle") comprised of shares of Flowers Industries common stock and one or more other positions, or shareholders who have previously entered into a constructive sale of Flowers Industries common stock. In addition, the following discussion does not address the tax consequences of the transaction under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which Flowers Industries common stock is acquired or Flowers Foods common stock is disposed of.

     ACCORDINGLY, FLOWERS INDUSTRIES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

     For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to Flowers Industries and its shareholders in which the spin-off will be treated as a distribution in redemption of outstanding common stock of Flowers Industries in connection with the complete termination of the Flowers Industries shareholders' interest in Flowers Industries. Although Flowers Industries believes that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the spin-off should qualify under
Section 302(b) of the Code, either because the integrated combination of the spin-off and the merger results in a complete termination of the Flowers Industries shareholders' interests in Flowers Industries or because the spin-off, in conjunction with the merger, is not essentially equivalent to a dividend, there is no specific authority on this point and the issue is not free from doubt.

     Assuming the spin-off qualifies as an exchange within the meaning of
Section 302(b) of the Code and that the shares of Flowers Industries common stock surrendered in the transaction were held as capital assets, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction would result in the following federal income tax consequences:

     - Each holder of Flowers Industries common stock will generally recognize gain, if any, only to the extent of the excess of the (i) sum of the fair market value, on the date of the spin-off, of the Flowers Foods common stock distributed in the spin-off plus the cash proceeds received pursuant to the merger over (ii) the holder's adjusted basis immediately prior to the transaction in the Flowers Industries common stock surrendered. Such gain generally should be capital gain, and generally should be long-term capital gain if the Flowers Industries common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in the Flowers Industries common stock exceeds the sum of the fair market value of the Flowers Foods stock and the amount of cash received by the holder in the transaction, the holder will recognize a loss. Such loss generally should be capital loss, and generally should be long-term capital loss if the Flowers Industries common stock exchanged in the transaction has been held for more than one year.

     - The tax basis of the Flowers Foods common stock received by Flowers Industries shareholders in the transaction will be equal to the fair market value of such stock on the date of the spin-off. One reasonable method of determining this would be to use the weighted average trading price of Flowers Foods common stock on the first full day of trading ending after the spin-off; however, please consult with your own tax advisor with respect to your particular circumstances.

     - The holding period of the Flowers Foods common stock received in the spin-off will commence on the day after the spinoff.

     Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate this transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes. Such a challenge, if successful, could result in Flowers Industries shareholders being treated as receiving a "dividend" distribution of Flowers Foods common stock in respect of their Flowers Industries common stock in the spin-off and as selling, in a separate transaction, their Flowers Industries common stock to Kellogg immediately after the spin-off. The amount treated as distributed in the spin-off would be equal to the fair market value of the Flowers Foods common stock on the date of the spin-off and generally (1) would be treated as a dividend taxable as ordinary income to the Flowers Industries shareholders to the extent of Flowers Industries current or accumulated earnings and profits, (2) to the extent such amount exceeded Flowers Industries' earnings and profits, it would be applied to reduce, but not below zero, each Flowers Industries shareholder's adjusted basis in such shareholder's Flowers Industries stock, and (3) would be taxable as capital gain to each Flowers Industries shareholder to the extent the amount treated as received by such shareholder in the spin-off exceeded the amount described in (1) and (2) hereof. Flowers Industries shareholders would have a basis in the Flowers Foods common stock equal to its fair market value on the date of the spin-off, and the holding period of such stock would commence on the day after the spin-off. Flowers Industries shareholders generally would recognize gain on the sale of their Flowers Industries common stock to Kellogg in the merger in an amount equal to the excess, if any, of the amount of cash received from Kellogg in the merger over their adjusted basis in the Flowers Industries common stock immediately prior to the merger, taking into account the effect of the spin-off of Flowers Foods common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if the Flowers Industries common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in the Flowers Industries common stock, taking into account the effect of the spin-off of Flowers Foods common stock on such adjusted basis as described above, exceeded the amount of cash received from Kellogg in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if the Flowers Industries common stock exchanged in the merger had been held for more than one year.

     You may be subject to "backup withholding" at a rate of 31% on payments (including the distribution of Flowers Foods common stock) received in connection with the transaction unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the exchange agent, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a W-9 or substitute W-9 and submitting it to the exchange agent for the merger when you submit your stock certificate(s) following the effective time of the merger.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO FLOWERS INDUSTRIES SHAREHOLDERS. FLOWERS INDUSTRIES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

DISSENTERS' RIGHTS

     Shareholders who comply with the requirements of Article 13 of the Georgia Business Corporation Code are entitled to exercise their right to dissent from, and obtain payment for, the fair value of their shares in the circumstances described below. A copy of Article 13 of the Georgia Business Corporation Code is attached hereto as Appendix E. You should read Appendix E carefully for a complete understanding of its terms.

     Dissenters' rights allow you, instead of accepting the merger consideration to be issued in the merger, to demand the fair value of your shares. You should be aware that the fair value of your shares:

     - will be initially determined by Flowers Industries;

     - will be determined as of the time immediately prior to the closing of the merger, exclusive of any receipt or expectation of value in connection with the merger; and

     - may be more or less than the amount of cash that would be paid to you under the Merger Agreement.

     Dissenters' rights only relate to the amount of consideration to be received by you in the merger and not to the shares of Flowers Foods you will receive in the spin-off, which you will receive regardless of whether you exercise your dissenters' rights. To exercise your dissenters' rights, you should be aware of, among other things, the following:

     - in order to assert your dissenters' rights, you must deliver to us, prior to the vote being taken at the special meeting, written notice of your intent to demand payment if the merger is completed. This notice must be sent to:

          Flowers Industries, Inc.
        1919 Flowers Circle
        Thomasville, Georgia 31757
        Attention: Secretary

     - you must not vote in favor of the Merger Agreement. Please be aware, however, that simply not voting in favor of the Merger Agreement is not sufficient to exercise your dissenters' rights;

     - if the merger is approved by our shareholders, within ten days after the special meeting, Flowers Industries, as the entity that survives the merger, which we sometimes refer to as the surviving corporation, will deliver a dissenters' notice to those shareholders who have exercised their dissenters' rights, which will identify the following:

        - where the payment demand must be sent and when and where share certificates must be deposited, and

        - the date by which the surviving corporation must receive a demand for payment, which must not be less than 30 nor more than 60 days from the date of the dissenters' notice;

     - if you wish to pursue your dissenters' rights, you must make your payment demand and deposit your shares in accordance with the dissenters' notice, referred to as a payment demand;

     - within 10 days of the later of the effective date of the merger or receipt of a proper payment demand, the surviving corporation will offer to pay each shareholder who makes a payment demand the amount the corporation estimates to be the fair value of his shares, with interest, if any, which is referred to as the payment notice;

     - if a shareholder is dissatisfied with the surviving corporation's estimate of fair value, then within 30 days after receiving the payment notice, that dissenting shareholder may notify the surviving corporation in writing of his own estimate of fair value and the amount of interest due (by failing to do so, such shareholder will be deemed to have accepted the surviving corporation's payment offer) if:

        - that person believes that the amount offered in the payment notice is less than fair value or the interest calculated in that notice is incorrect, or

        - we do not complete the merger and do not return properly deposited certificates within 60 days after the date set for dissenting shareholders to demand payment;

     - if the surviving corporation does not offer payment within the prescribed period of time, then the dissenting shareholder may:

        - demand specified financial and other information from the surviving corporation to determine the fair value of his shares, and

        - notify the surviving corporation of his own estimate of fair value and the amount of interest due, and demand payment of those amounts; and

     - if a payment demand remains unsettled, the surviving corporation will commence a court proceeding within 60 days after receiving the payment demand to determine the fair value of the shares and the amount of interest due.


     It is a condition to Kellogg and Merger Sub completing the merger that the holders of not more than 10% of our outstanding shares take action to exercise their dissenters' rights.

                            PRO FORMA FINANCIAL DATA
                          (IF OUR MERGER IS COMPLETED)


     The following unaudited pro forma condensed consolidated balance sheet as of October 7, 2000 presents our combined financial position assuming that the Merger Agreement is approved by our shareholders and that the transaction contemplated by it had been completed on that date. The following unaudited pro forma condensed consolidated income statement for the 52 weeks ended January 1, 2000 and the 40 weeks ended October 7, 2000 presents our combined results of operations assuming that the transactions contemplated by the Merger Agreement had been completed on January 3, 1999. In the opinion of management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the transaction contemplated by the spin-off and the merger on our historical financial information. The adjustments are described in the notes to unaudited pro forma condensed consolidated financial information and are set forth in the "Pro forma adjustments" column.



     Following the spin-off, Flowers Foods will consist of the traditional bakery businesses of Flowers Industries. For accounting purposes, the transactions will be treated as a disposition of Keebler. Consequently, the financial statements of Flowers Foods will consist of the historical financial statements of Flowers Industries, with Keebler presented as a discontinued operation. Accordingly, the following unaudited pro forma financial information reflects the exclusion of the assets and liabilities and the results of operations of Keebler. The pro forma financial information for the fiscal year ended January 1, 2000 and the 40 weeks ended October 7, 2000 also reflect the estimated reduction in interest expense and amortization of intangibles that would have occurred had the transaction occurred on January 3, 1999. As described in the notes to the unaudited pro forma financial information, certain costs related to the transactions will be charged to the operations of Flowers Foods. Since these costs will be reimbursed by Kellogg or deducted from the proceeds to Flowers Industries' shareholders, the costs charged to operations will be credited to capital in excess of par value.


     In addition, the unaudited pro forma condensed consolidated statement of income of Flowers Foods for the 52 weeks ended January 2, 1999, the 27-week transition period ended January 3, 1998 and the 52 weeks ended June 28, 1997 is based on the historical consolidated statement of income of Flowers Industries adjusted to reflect the disposition of Keebler. The unaudited pro forma condensed consolidated statement of income for such periods differs from the unaudited pro forma condensed consolidated statement of income for the 52 weeks ended January 1, 2000 and the 40 weeks ended October 7, 2000 in that it does not give effect to the reduction of debt and, accordingly, to the decreased interest expense, which will result from the transaction since such interest expense will not be included in discontinued operations.


     Our unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical financial data and the related notes, which are incorporated in this proxy statement by reference. The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and does not reflect the results of operations or financial position of Flowers Foods that would have existed had we operated as a separate, independent company for the periods presented and should not be relied upon as being indicative of future results after the spin-off and the merger.

                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


     The table below shows the unaudited pro forma condensed consolidated balance sheet of Flowers Foods. This balance sheet is based on the historical consolidated balance sheet of Flowers Industries at October 7, 2000 and assumes that the spin-off and the merger had occurred on that date. It is intended to show you what Flowers Foods' business would have looked like had the spin-off and merger already occurred.



     It is important that you read this unaudited pro forma condensed consolidated balance sheet together with Flowers Industries' consolidated financial statements, which are incorporated by reference herein. You should not rely on this balance sheet as being indicative of the financial position of Flowers Foods that would have resulted if the spin-off and merger had occurred on October 7, 2000.


                                                      OCTOBER 7, 2000
                                              --------------------------------   PRO FORMA ADJUSTMENTS      PRO FORMA
                                                  FLOWERS        KEEBLER FOODS   ----------------------      FLOWERS
                                              INDUSTRIES, INC.    COMPANY(A)       DEBIT        CREDIT     FOODS, INC.
                                              ----------------   -------------   ----------    --------    -----------
ASSETS:
CURRENT ASSETS
Cash and cash equivalents...................     $   23,766       $   20,469                               $    3,297
Accounts receivable.........................        191,140           52,367                                  138,773
Inventories.................................        302,401          184,643                                  117,758
Deferred income taxes.......................         69,289           34,668                                   34,621
Prepaid and other...........................         99,765           38,583                                   61,182
                                                 ----------       ----------                               ----------
                                                    686,361          330,730                                  355,631
Net property plant and equipment............      1,195,007          610,337                                  584,670
Other assets and deferred charges...........      1,253,254          816,001                    272,652(b)    164,601
                                                 ----------       ----------                               ----------
                                                 $3,134,622       $1,757,068                               $1,104,902
                                                 ==========       ==========                               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES
Current portion of long-term debt and
  capital leases............................     $   58,309       $   50,660                               $    7,649
Accounts payable............................        252,352          146,750                                  105,602
Income taxes................................          1,138            1,138
Facility closing cost and severance.........         17,539           12,232                                    5,307
Other accrued liabilities...................        344,156          237,406                                  106,750
                                                 ----------       ----------                               ----------
                                                    673,494          448,186                                  225,308
Long-term debt and capital leases...........      1,374,105          546,104        625,000(c)                203,001
OTHER LONG-TERM LIABILITIES
Deferred income taxes.......................        158,456          127,544          8,197(b)                 22,715
Postretirement/postemployment obligations...         64,038           63,546                                      492
Facility closing cost and severance.........         22,204            7,397                                   14,807
Other.......................................         60,772           46,710         10,187(d)                  3,875
Minority interest...........................        236,483                         236,483(b)
STOCKHOLDERS' EQUITY
Common stock................................         62,830                             283(f)                    201
                                                                                     62,346(f)
Capital in excess of par value..............        289,127          517,581         27,972(b)  625,000(c)    500,926
                                                                                      1,303(f)   24,809(d)
                                                                                                 46,500(e)
                                                                                                 62,346(f)
Retained earnings...........................        215,285                          28,522(d)                133,577
                                                                                     46,500(e)
                                                                                      6,686(f)
Less: treasury stock........................         (8,272)                                      8,272(f)
Stock compensation adjustments..............        (13,900)                                     13,900(d)
                                                 ----------       ----------                               ----------
                                                    545,070          517,581                                  634,704
                                                 ----------       ----------                               ----------
                                                 $3,134,622       $1,757,068                               $1,104,902
                                                 ==========       ==========                               ==========


The notes to this unaudited pro forma condensed consolidated balance sheet are an integral part of the pro forma financial information presented.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The table below shows the unaudited pro forma condensed consolidated statement of income of Flowers Foods for the 52 weeks ended January 1, 2000 and the 40 weeks ended October 7, 2000. This statement of income is based on the historical consolidated statement of income of Flowers Industries and assumes that the spin-off and the merger occurred on January 3, 1999. It is intended to show you what Flowers Foods' business would have looked like had the spin-off and merger already occurred. Weighted average shares outstanding used to calculate diluted net income or loss from continuing operations per common share included in the unaudited pro forma condensed consolidated statement of income gives effect to the issuance of one share of Flowers Foods common stock for every five shares of Flowers Industries common stock outstanding. Flowers Industries' historical weighted average shares outstanding for the respective periods have been adjusted accordingly.



     It is important that you read this unaudited pro forma condensed consolidated statement of income together with Flowers Industries' historical financial data and the related notes, which are incorporated in this proxy statement by reference. You should not rely on this statement of income as being indicative of the historical results that Flowers Foods would have experienced if the spin-off and merger had already occurred, or the results that Flowers Foods will experience after the spin-off and the merger.


                                   52 WEEKS ENDED
                                   JANUARY 1, 2000
                            -----------------------------       PRO FORMA
                                                KEEBLER        ADJUSTMENTS         PRO FORMA
                                FLOWERS          FOODS      ------------------      FLOWERS
                            INDUSTRIES, INC.   COMPANY(G)    DEBIT     CREDIT     FOODS, INC.
                            ----------------   ----------   -------    -------    -----------
Sales.....................     $4,236,010      $2,667,771                         $1,568,239
Materials, supplies, labor
  and other production
  costs...................      2,001,956       1,118,074                            883,882
Selling, marketing and
  administrative
  expenses................      1,845,101       1,201,669                            643,432
Depreciation and
  amortization............        144,619          84,125              $ 6,604(h)     53,890
Non-recurring charge
  (credit)................         60,355          66,349                             (5,994)
                               ----------      ----------                         ----------
Income (loss) from
  operations..............        183,979         197,554                             (6,971)
Interest expense..........         82,565          37,874               39,335(i)      5,356
Interest income...........         (1,700)         (1,700)
                               ----------      ----------                         ----------
Interest expense, net.....         80,865          36,174                              5,356
                               ----------      ----------                         ----------
Income (loss) before
  income taxes and
  minority interest.......        103,114         161,380                            (12,327)
Income taxes..............         56,260          73,175   $13,765(j)                (3,150)
                               ----------      ----------                         ----------
Income (loss) before
  minority interest.......         46,854          88,205                             (9,177)
Minority interest.........        (39,560)        (39,560)
                               ----------      ----------                         ----------
Net income (loss) from
  continuing operations...     $    7,294      $   48,645                         $   (9,177)
                               ==========      ==========                         ==========
Diluted net income (loss)
  from continuing
  operations per common
  share...................     $     0.36                                         $    (0.46)
                               ==========                                         ==========
Weighted average shares
  outstanding.............         20,084                                             20,084


The notes to this unaudited pro forma condensed consolidated statement of income are an integral part of the pro forma financial information presented.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                            OF INCOME -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                        40 WEEKS ENDED OCTOBER 7, 2000
                       --------------------------------
                                              KEEBLER     PRO FORMA ADJUSTMENTS        PRO FORMA
                           FLOWERS             FOODS      ----------------------        FLOWERS
                       INDUSTRIES, INC.      COMPANY(G)    DEBIT         CREDIT       FOODS, INC.
                       ----------------      ----------   --------      --------      -----------
Sales................     $3,317,466        $2,111,635                                $1,205,831
Materials, supplies,
  labor and other
  production costs...      1,505,245           842,207                                   663,038
Selling, marketing
  and administrative
  expenses...........      1,445,318           961,009                                   484,309
Depreciation and
  amortization.......        129,145            72,547                  $  5,307(h)       51,291
Proceeds from
  insurance claims...         (4,774)                                                     (4,774)
Non-recurring charge
  (credit)...........         (2,424)             (996)                                   (1,428)
                          ----------        ----------                                ----------
Income from
  operations.........        244,956           236,868                                    13,395
Interest expense.....         89,239            37,189                    37,796(i)       14,254
Interest income......         (3,002)           (3,002)
                          ----------        ----------                                ----------
Interest expense,
  net................         86,237            34,187                                    14,254
                          ----------        ----------                                ----------
Income (loss) before
  income taxes and
  minority
  interest...........        158,719           202,681                                      (859)
Income taxes.........         68,115            80,767    $ 12,462(j)                       (190)
                          ----------        ----------                                ----------
Income (loss) before
  minority
  interest...........         90,604           121,914                                      (669)
Minority interest....        (55,359)          (55,359)
                          ----------        ----------                                ----------
Net income (loss)
  from continuing
  operations.........     $   35,245         $  66,555                                $     (669)
                          ==========        ==========                                ==========
Diluted net income
  (loss) from
  continuing
  operations per
  common share.......     $     1.76                                                  $    (0.03)
                          ==========                                                  ==========
Weighted average
  shares
  outstanding........         20,074                                                      20,074


The notes to this unaudited pro forma condensed consolidated statement of income are an integral part of the pro forma financial information presented.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                            OF INCOME -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The table below shows the unaudited pro forma condensed consolidated statement of income of Flowers Foods for the 52 weeks ended January 2, 1999, the 27-week transition period ended January 3, 1998 and the 52 weeks ended June 28, 1997. This statement of income is based on the historical consolidated statement of income of Flowers Industries adjusted to reflect the disposition of Keebler. It assumes Keebler is accounted for as a discontinued operation from June 30, 1996. This unaudited pro forma condensed consolidated statement of income differs from the unaudited pro forma condensed consolidated statement of income on the preceding pages in that it does not give effect to the reduction of debt and, accordingly, to the decreased interest expense, which will result from the transaction since such interest expense will not be included in discontinued operations. Weighted average shares outstanding used to calculate diluted net income or loss from continuing operations per common share included in this unaudited pro forma condensed consolidated statement of income gives effect to the issuance of one share of Flowers Foods common stock for every five shares of Flowers Industries common stock outstanding. Flowers Industries' historical weighted average shares outstanding for the respective periods have been adjusted accordingly.



     It is important that you read this pro forma condensed consolidated statement of income together with Flowers Industries' historical financial data and the related notes, which are incorporated in this proxy statement by reference. You should not rely on this statement of income as being indicative of the historical results that would actually have resulted for Flowers Foods had the spin-off and the merger occurred at the beginning of the respective periods.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                            OF INCOME -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   52 WEEKS ENDED JANUARY 2, 1999
                               ----------------------------------------------------------------------
                                                                          PRO FORMA
                                                                         ADJUSTMENTS       PRO FORMA
                                   FLOWERS             KEEBLER        -----------------     FLOWERS
                               INDUSTRIES, INC.   FOODS COMPANY(G)     DEBIT     CREDIT   FOODS, INC.
                               ----------------   -----------------   --------   ------   -----------
Sales........................     $3,765,367         $2,226,480                           $1,538,887
Materials, supplies, labor
  and other production
  costs......................      1,702,581            907,497                              795,084
Selling, marketing and
  administrative expenses....      1,633,319          1,049,967                              583,352
Depreciation and
  amortization...............        128,765             69,125                  $6,096(h)    53,544
Non-recurring charge.........         68,313              3,852                               64,461
                                  ----------         ----------                           ----------
Income from operations.......        232,389            196,039                               42,446
Interest expense.............         72,840             30,263                               42,577
Interest income..............         (4,115)            (3,763)                                (352)
                                  ----------         ----------                           ----------
Interest expense, net........         68,725             26,500                               42,225
                                  ----------         ----------                           ----------
Income before income taxes,
  minority interest,
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles.................        163,664            169,539                                  221
Income taxes.................         74,391             72,962                                1,429
                                  ----------         ----------                           ----------
Income (loss) before minority
  interest...................         89,273             96,577                               (1,208)
Minority interest............        (43,305)           (43,305)
                                  ----------         ----------                           ----------
Income (loss) before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles.................         45,968             53,272                               (1,208)
Extraordinary loss due to
  early extinguishment of
  debt, net of tax...........           (938)              (938)
Cumulative effect of changes
  in accounting principles,
  net of tax.................         (3,131)                                                 (3,131)
                                  ----------         ----------                           ----------
Net income (loss) from
  continuing operations......     $   41,899         $   52,334                           $   (4,339)
                                  ==========         ==========                           ==========
Diluted net income (loss)
  from continuing operations
  per share..................     $     2.16                                              $    (0.22)
                                  ==========                                              ==========
Weighted average shares
  outstanding................         19,360                                                  19,360


The notes to this unaudited pro forma condensed consolidated statement of income are an integral part of the pro forma financial information presented.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                            OF INCOME -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               27 WEEKS ENDED JANUARY 3, 1998
                                  --------------------------------------------------------
                                                      PRO FORMA ADJUSTMENTS
                                      FLOWERS         ---------------------      FLOWERS
                                  INDUSTRIES, INC.      DEBIT       CREDIT     FOODS, INC.
                                  ----------------    ----------    -------    -----------
Sales...........................      $784,097                                  $784,097
Materials, supplies, labor and
  other production costs........       418,926                                   418,926
Selling, marketing and
  administrative expenses.......       301,426                                   301,426
Depreciation and amortization...        26,930                                    26,930
                                      --------                                  --------
Income from operations..........        36,815                                    36,815
Interest expense................        12,144                                    12,144
Interest income.................          (348)                                     (348)
                                      --------                                  --------
Interest expense, net...........        11,796                                    11,796
                                      --------                                  --------
Income before income taxes and
  cumulative effect of changes
  in accounting principles......        25,019                                    25,019
Income taxes....................         9,632                                     9,632
Income from investment in
  unconsolidated affiliate......        18,061        $  18,061(k)
                                      --------
Net income before cumulative
  effect of changes in
  accounting principles.........        33,448                                    15,387
Cumulative effect of changes in
  accounting principles, net of
  tax...........................        (9,888)                                   (9,888)
                                      --------                                  --------
Net income from continuing
  operations....................      $ 23,560                                  $  5,499
                                      ========                                  ========
Diluted net income from
  continuing operations per
  share.........................      $   1.33                                  $   0.31
                                      ========                                  ========
Weighted average shares
  outstanding...................        17,755                                    17,755

The notes to this unaudited pro forma condensed consolidated statement of income are an integral part of the pro forma financial information presented.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                            OF INCOME -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               52 WEEKS ENDED JUNE 28, 1997
                                 --------------------------------------------------------
                                                     PRO FORMA ADJUSTMENTS
                                     FLOWERS         ---------------------      FLOWERS
                                 INDUSTRIES, INC.      DEBIT       CREDIT     FOODS, INC.
                                 ----------------    ----------    -------    -----------
Sales..........................     $1,437,713                                $1,437,713
Materials, supplies, labor and
  other production costs.......        787,799                                   787,799
Selling, marketing and
  administrative expenses......        534,285                                   534,285
Depreciation and
  amortization.................         45,970                                    45,970
                                    ----------                                ----------
Income from operations.........         69,659                                    69,659
Interest expense...............         25,691                                    25,691
Interest income................           (582)                                     (582)
                                    ----------                                ----------
Net interest expense...........         25,109                                    25,109
                                    ----------                                ----------
Gain on sale of distributor
  notes........................         43,244                                    43,244
                                    ----------                                ----------
Income before income taxes.....         87,794                                    87,794
Income taxes...................         33,191                                    33,191
Income from investment in
  unconsolidated affiliate.....          7,721       $   7,721(k)
                                    ----------                                ----------
Net income from continuing
  operations...................     $   62,324                                $   54,603
                                    ==========                                ==========
Diluted net income from
  continuing operations per
  share........................     $     3.53                                $     3.09
                                    ==========                                ==========
Weighted average shares
  outstanding..................         17,680                                    17,680


The notes to this unaudited pro forma condensed consolidated statement of income are an integral part of the pro forma financial information presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS
                                   OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(a) Reflects the separation of the assets and liabilities of Keebler that are included in Flowers Industries' consolidated balance sheet as of October 7, 2000. Amounts have been derived from the Keebler unaudited interim financial statements as of October 7, 2000 filed with the Securities and Exchange Commission on Form 10-Q on November 21, 2000, and Flowers Industries' unaudited interim financial statements as of October 7, 2000, each of which is incorporated in this proxy statement by reference.


(b) Reflects the elimination of (i) cost in excess of Keebler net tangible assets acquired, (ii) Flowers Industries' minority interest in Keebler and
    (iii) deferred taxes provided on (a) unremitted earnings prior to consolidation by Flowers Industries and (b) Keebler stock transactions, as follows:

                                                           DR/(CR)
                                                          ---------
Goodwill and other intangible assets....................  $(272,652)
Minority interest.......................................    236,483
Deferred taxes..........................................      8,197
                                                          ---------
Capital in excess of par value..........................  $  27,972
                                                          =========

(c) Reflects the elimination of $625.0 million of debt to be retained by Flowers Industries as follows:

                                                           DR/(CR)
                                                          ---------
Long-term debt..........................................  $ 625,000
                                                          ---------
Capital in excess of par value..........................  $(625,000)
                                                          ---------

    At the effective date of the spin-off and merger, Flowers Foods' liabilities will include approximately $250.0 million of debt. In order to achieve this debt level, we estimate that Flowers Industries will retain approximately $625.0 million of debt.


(d) In connection with the spin-off and merger, various separation agreements and other employee costs will be incurred by Flowers Industries. These costs will reduce the proceeds received by Flowers Industries shareholders, and include the $25.5 million in payments to Flowers Industries' executive officers, as well as payments to non-executive officers and employees. The estimated payments expected to be made are as follows:



Separation agreements.....................................  $13,583
Other contractual payments under benefit programs.........   28,919*
                                                            -------
          Total estimated cash payments...................  $42,502
                                                            =======

---------------

  * Based on an estimated Flowers Industries' stock price of $16.6875 per share.

     Of the total estimated cash payments, $10.2 million is already accrued in Flowers Industries' liabilities and $3.8 million reflects equity compensation in the form of value of stock options which has no effect on the results of operations, as follows:

Total estimated cash payments............................  $ 42,502
Amount accrued...........................................   (10,187)
Equity compensation......................................    (3,793)
                                                           --------
                                                           $ 28,522**
                                                           ========

---------------

     ** The $28.5 million will be charged to income from continuing operations in the Flowers Foods statement of income when a measurement date is reached under discontinued operations accounting.

     Accordingly, $28.5 million is reflected as a decrease in retained earnings in the unaudited pro forma condensed consolidated balance sheet. The $28.5 million is not reflected in the unaudited pro forma condensed consolidated statement of income because it is of a non-recurring nature. The pro forma entry is outlined as follows:

                                                           DR/(CR)
                                                           --------
Decrease in retained earnings............................  $ 28,522
Decrease in other liabilities............................    10,187
Stock compensation adjustments...........................   (13,900)
                                                           --------
Net increase in capital in excess of par value...........  $(24,809)
                                                           ========


     Stock compensation adjustments represent the termination of the ESIP as follows:



Reversal of notes receivable to capital in excess of par
  value...................................................  $10,102
Accelerated vesting of restricted stock awards............    3,798+
                                                            -------
                                                            $13,900
                                                            =======

---------------

     + Accelerated vesting of restricted stock awards is included in the $28.5 million decrease in retained earnings.


(e) In connection with the spin-off and merger, various transaction and other costs of approximately $41.0 million will be incurred by Flowers Industries and approximately $10.0 million will be incurred by Keebler. Of the $41.0 million incurred by Flowers Industries, $16.0 million will be borne by Kellogg and the balance will reduce the proceeds received by Flowers Industries' shareholders. Estimated costs reflected on the unaudited pro forma condensed consolidated balance sheet are outlined as follows:



Investment banking fees...................................  $32,000
Legal and accounting......................................    5,000
Debt prepayment penalty...................................    4,000
55% of Keebler transaction fees*..........................    5,500
                                                            -------
                                                            $46,500
                                                            =======

     This $46.5 million will be included in discontinued operations when a measurement date is reached.
---------------


     * Represents Flowers Industries' year-to-date weighted average ownership interest in Keebler.

(f) Represents necessary adjustments to par value and capital in excess of par value to (i) reflect the retirement of Flowers Industries' treasury stock upon completion of the merger and (ii) give effect to the issuance of one share of Flowers Foods common stock for every five shares of Flowers Industries common stock outstanding by adjusting Flowers Industries $0.625 par value common stock to newly issued Flowers Foods $0.01 par value common stock as follows:


                                                            DR/(CR)
                                                            --------
(i)   Retained earnings...................................  $  6,686
      Capital in excess of par value......................     1,303
      Common stock........................................       283
                                                            --------
      Treasury stock......................................  $ (8,272)
                                                            ========

(ii)  Common stock........................................  $ 62,346
                                                            --------
      Capital in excess of par value......................  $(62,346)
                                                            --------

(g) Represents the exclusion of the results of operations of Keebler that are included in Flowers Industries' consolidated statements of income for the periods presented.

(h) Reflects the change in amortization expense resulting from the elimination of intangible assets related to the acquisition of Keebler. As a result of Flowers Industries' acquisition of Keebler, Flowers Industries recorded cost in excess of net tangible assets of approximately $272.7 million which was being amortized over 40 years.

(i) Reflects the change in interest expense resulting from the elimination of $625.0 million of debt as described in (c) above. The change in interest expense for the respective periods is based on the average debt outstanding after reflecting the reduction of $625.0 million, using interest rates in effect during the applicable periods.


     Flowers Industries anticipates that Flowers Foods will assume all of Flowers Industries' rights and obligations under the Indenture dated as of April 27, 1998 relating to its $200 million 7.15% Debentures due 2028, or the Debentures, through the execution of a supplemental indenture. In the event that a supplemental indenture is not executed prior to the closing of the merger, the Debentures will remain obligations of Flowers Industries, not Flowers Foods, and Flowers Foods anticipates that it will assume certain other debts amounting to approximately $200 million, which it would otherwise not assume, such that the cash payable to Flowers Industries shareholders as a result of the merger would not change regardless of which entity remains liable for the Debentures. Flowers Foods would incur additional interest expense of approximately $1.4 million per year, on a pro forma basis as a result of this debt assumption. The aggregate principal amount of debt to be retained by Flowers Industries will not change. See note(c). Flowers Industries and Flowers Foods have filed a Petition for Declaratory Judgement and Ancillary Equitable Relief, seeking a declaration of Flowers Industries' and Flowers Foods' rights under the Indenture. For more detailed information, see "OTHER MATTERS -- Certain Litigation."

     A 1/8% change in the interest rates used to calculate the change in interest expense in the respective pro forma condensed consolidated statements of income would yield the following pro forma net loss from continuing operations:

                                                INCREASE  1/8%   DECREASE  1/8%
                                                --------------   --------------
  52 weeks ended January 1, 2000.............      $(9,270)         $(9,084)
  40 weeks ended October 7, 2000.............      $(1,270)         $   (68)

(j) Represents the tax effect of the adjustments in (g), (h) and (i).

(k) Represents elimination of the results of operations of Keebler included in the consolidated statements of income prior to acquisition by Flowers Industries of a controlling ownership interest in Keebler, which occurred on February 3, 1998.

                            PRO FORMA FINANCIAL DATA
                        (IF OUR MERGER IS NOT COMPLETED)


     If the Merger Agreement is not approved by our shareholders, or if our merger is otherwise not completed, the spin-off will not occur and we will sell our shares of Keebler stock directly to Kellogg. In that event, we would not be required to make any severance or termination payments to our officers or employees. The following unaudited pro forma condensed consolidated balance sheet at October 7, 2000, presents our combined financial position assuming that this sale occurred on that date. The unaudited pro forma condensed consolidated income statement for the 52 weeks ended January 1, 2000 and the 40 weeks ended October 7, 2000 would not materially differ from the pro forma condensed consolidated income statements presented if our merger is approved by our shareholders and is completed. Such income statement would not materially differ because:


     - Flowers Industries would repay the same amount of debt (approximately $625.0 million) as would be repaid at the closing of the Kellogg/Flowers Industries merger, resulting in an equivalent reduction in interest expense and the tax effect thereon; and


     - the direct sale of our shares of Keebler stock would have the same effect on the change in amortization expenses from the elimination of intangible assets related to the acquisition of Keebler, and the tax effect therefrom as the disposition of our interest in Keebler through the merger.



     In the opinion of management, this balance sheet includes all material adjustments necessary to reflect, on a pro forma basis, the impact of the direct sale on the historical financial information of Flowers Industries. The adjustments are described in the note to unaudited pro forma condensed consolidated balance sheet and are set forth in the "Pro forma adjustments" column.



     Our unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated historical financial data of Flowers Industries and the related notes, which are incorporated in this proxy statement by reference. The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and does not reflect the results of operations or financial position of Flowers Industries that would have existed for the periods presented had we sold our interest in Keebler and should not be relied upon as being indicative of results we would have had or of our future results.

                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                        (IF OUR MERGER IS NOT COMPLETED)
                                 (IN THOUSANDS)

                                         OCTOBER 7, 2000
                                 --------------------------------         PRO FORMA
                                                                        ADJUSTMENTS(A)             PRO FORMA
                                     FLOWERS        KEEBLER FOODS   ----------------------    FLOWERS INDUSTRIES,
                                 INDUSTRIES, INC.    COMPANY(A)       DEBIT        CREDIT            INC.
                                 ----------------   -------------   ----------    --------    -------------------
ASSETS:
CURRENT ASSETS
Cash and cash equivalents......     $   23,766        $ 20,469      $1,315,274                    $1,318,571
Accounts receivable............        191,140          52,367                                       138,773
Inventories....................        302,401         184,643                                       117,758
Deferred income taxes..........         69,289          34,668                                        34,621
Prepaid and other..............         99,765          38,583                                        61,182
                                    ----------                                                    ----------
                                       686,361                                                     1,670,905
Net property plant and
  equipment....................      1,195,007         610,337                                       584,670
Other assets and deferred
  charges......................      1,253,254         816,001                     272,652           164,601
                                    ----------                                                    ----------
                                    $3,134,622                                                    $2,420,176
                                    ==========                                                    ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES
Current portion of long-term
  debt and capital leases......     $   58,309        $ 50,660                                    $    7,649
Accounts payable...............        252,352         146,750                      40,500           146,102
Income taxes...................          1,138           1,138                     592,311           592,311
Facility closing cost and
  severance....................         17,539          12,232                                         5,307
Other accrued liabilities......        344,156         237,406                                       106,750
                                    ----------                                                    ----------
                                       673,494                                                       858,119
Long-term debt and capital
  leases.......................      1,374,105         546,104         625,000                       203,001
OTHER LONG-TERM LIABILITIES
Deferred income taxes..........        158,456         127,544           8,197                        22,715
Postretirement/Postemployment
  obligations..................         64,038          63,546                                           492
Facility closing cost and
  severance....................         22,204           7,397                                        14,807
Other..........................         60,772          46,710                                        14,062
Minority interest..............        236,483                         236,483
STOCKHOLDERS' EQUITY
Common stock...................         62,830                                                        62,830
Capital in excess of par
  value........................        289,127                                                       289,127
Retained earnings..............        215,285                                     761,910           977,195
Less: Treasury stock...........         (8,272)                                                       (8,272)
     Stock compensation
       adjustments.............        (13,900)                                                      (13,900)
                                    ----------                                                    ----------
                                       545,070                                                     1,306,980
                                    ----------        --------                                    ----------
                                    $3,134,622        $517,581                                    $2,420,176
                                    ==========        ========                                    ==========


The note to this unaudited pro forma condensed consolidated balance sheet is an integral part of the pro forma financial information presented.

               NOTE TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET


(a) Reflects the (i) recording of net cash proceeds from the sale of approximately 46,197 shares of Keebler stock and repayment of certain debt outstanding, (ii) separation of the assets and liabilities of Keebler that are included in the Flowers Industries' consolidated balance sheet as of October 7, 2000, (iii) elimination of cost in excess of Keebler net tangible assets acquired, Flowers Industries' minority interest in Keebler and deferred taxes provided on unremitted earnings prior to consolidation by Flowers Industries and on Keebler stock transactions, (iv) recording of a liability for the payment of costs and expenses incurred in this transaction, (v) recording of an income tax liability for the gain on the sale, and (vi) resulting net after-tax gain on sale, as follows:


                                                               DR/(CR)
                                                              ----------
Proceeds from sale..........................................  $1,940,274(1)
Less: repayment of debt outstanding.........................    (625,000)(2)
                                                              ----------
          Net proceeds......................................   1,315,274(3)
Keebler net assets..........................................    (517,581)(4)
Transaction costs...........................................     (40,500)(5)
Reduction of debt outstanding...............................     625,000(2)
Goodwill and other intangible assets........................    (272,652)(6)
Minority interest...........................................     236,483(6)
Deferred taxes..............................................       8,197(6)
Income tax liability........................................    (592,311)(7)
                                                              ----------
          Net after-tax gain on sale........................  $  761,910(8)
                                                              ==========


(1) Calculated as approximately 46,197 shares of Keebler stock multiplied by the sale price of $42.00 per share.



(2) Assumes Flowers Industries will repay a comparable amount of debt as the amount that is estimated to be repaid under the Merger Agreement.


(3) Reflects cash received by Flowers Industries and is shown prior to payment of transaction costs and estimated income tax. Transaction costs and the estimated tax liability are recorded as payables in the unaudited pro forma condensed consolidated balance sheet. See notes (5) and (7), respectively.

(4) Reflects the separation of the assets and liabilities of Keebler that are included in Flowers Industries' consolidated balance sheet as of October 7, 2000. Amounts have been derived from the Keebler unaudited interim financial statements as of October 7, 2000 filed with the Securities and Exchange Commission on Form 10-Q on November 21, 2000 and Flowers Industries' unaudited interim financial statements as of October 7, 2000 filed with the Securities and Exchange Commission on Form 10-Q on November 21, 2000.


(5) If the spin-off and our merger do not occur, various transaction and other costs of approximately $35.0 million will be incurred by Flowers Industries and approximately $10.0 million will be incurred by Keebler. The following estimated costs reflected on the unaudited pro forma condensed consolidated balance sheet will reduce the net after-tax gain on sale included in discontinued operations.


Investment banking fees...................................  $26,000
Legal and accounting......................................    5,000
Debt prepayment penalty...................................    4,000
55% of Keebler transaction fees*..........................    5,500
                                                            -------
                                                            $40,500
                                                            =======

---------------


     * Represents Flowers Industries' year-to-date weighted average ownership interest in Keebler.


(6) Reflects the elimination of (i) cost in excess of Keebler net assets acquired, (ii) Flowers Industries' minority interest in Keebler and (iii) deferred taxes provided on (a) unremitted earnings prior to consolidation by Flowers Industries and (b) Keebler stock transactions.

(7) Reflects estimated income tax payable on gain of sale of Keebler shares.

(8) The net after-tax gain on the sale is reflected as an increase in retained earnings in the unaudited pro forma condensed consolidated balance sheet. The net gain is not reflected in the unaudited pro forma condensed consolidated statement of income because it is of a non-recurring nature. In addition, the net after-tax gain would be reflected in discontinued operations if the sale were to occur.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms and conditions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully to fully understand its terms.

STRUCTURE OF THE TRANSACTION

     The transaction is comprised of the following integrated components to be effected virtually simultaneously:

     - The spin-off by Flowers Industries of Flowers Foods;

     - The merger of Flowers Industries with a wholly-owned subsidiary of Kellogg; and

     - The merger of Keebler with a wholly-owned subsidiary of Kellogg.


     We have contributed our Mrs. Smith's Bakeries and Flowers Bakeries operations to Flowers Foods. Effective virtually simultaneously with the merger, we will distribute all of the outstanding shares of Flowers Foods to our shareholders through a taxable spin-off. You will receive one share of Flowers Foods for every five shares of Flowers Industries common stock you own on the record date for the spin-off. Flowers Foods will then become a publicly-traded company, the common stock of which we expect will be listed on the New York Stock Exchange.



     If the Merger Agreement is approved, you will receive between $12.45 and $12.60 in cash for each share of Flowers Industries common stock that you own on the record date for the merger. The actual cash amount you receive will depend upon the total amount of costs and expenses incurred in this transaction and the amount of our liabilities not assumed by Flowers Foods or that are being paid at the closing of the merger by Kellogg. Flowers Industries will then become a wholly-owned subsidiary of Kellogg.



     Kellogg has also entered into a merger agreement with Keebler. As required by Kellogg to proceed with our transaction and to accept the tax-efficient transaction structure we proposed, we entered into the voting agreement pursuant to which we have agreed to vote our shares of Keebler stock in favor of the Kellogg/Keebler merger. As a result of that merger, Keebler will become a wholly-owned subsidiary of Kellogg. If the Kellogg/Keebler merger is completed but our merger with Kellogg is not, the direct sale of our Keebler stock to Kellogg would result in a taxable gain to us of approximately $1.5 billion and a tax liability of approximately $600 million, and you would not receive any cash or other consideration.



     Assuming all three components of the transaction are completed, Flowers Foods will be a separate, publicly-traded company, and will operate the traditional bakery businesses of Flowers Industries and Kellogg will own 100% of Keebler and Flowers Industries.


THE MERGER


     The Merger Agreement contains conditions that must be met in order for the merger to be completed. After the satisfaction or waiver of those conditions, the merger will be effective at the time Merger Sub and Flowers Industries file certificates of merger with the

Secretaries of State of Georgia and Delaware, or a later time that is set forth in those certificates.

  CONVERSION OF SHARES

     At the effective time, each share of Flowers Industries common stock, and the associated rights under our rights agreement, will be converted into the right to receive cash from Kellogg, except for:

     - shares of Flowers Industries common stock held by Flowers Industries as treasury stock or any shares owned by Kellogg or any of its subsidiaries, all of which will be cancelled immediately prior to the effective time of the merger; and

     - shares held by shareholders exercising their dissenters' rights.


     The formula that will be used to calculate the price you will receive for each share of Flowers Industries common stock you own was determined through negotiations between the parties. This formula calculates the per share price to be paid to Flowers Industries' shareholders by multiplying $42.00, which is the same price Kellogg is paying in the Kellogg/Keebler merger to the other Keebler stockholders for each share of their Keebler stock, by 46,197,466, the number of shares of Keebler stock which we own. That total is then reduced by the following liabilities and expenses:


     - the principal amount of all of our indebtedness and other liabilities that Flowers Foods is not assuming or that is being repaid at the closing of the merger, plus accrued interest and all costs and expenses related to the retirement of that debt, including any prepayment penalties, gross up provisions or make-whole amounts;

     - any taxes we are required to pay as a result of the merger, the spin-off and the related transactions contemplated by the Merger Agreement and related agreements; and


     - our fees and expenses related to this transaction in excess of $16 million. The total amount of these fees and expenses is expected to be approximately $80 million, which includes:



        - our financial advisor, legal and accounting fees;



        - Payments under the ESIP and other equity-based plans;



        - payments under our SERP; and



        - payments under separation agreements with certain of our executive officers.



     Although Kellogg was willing to accept our proposed transaction structure, it was not willing to be responsible for Flowers Industries' debt and other liabilities and expenses not directly relating to Keebler, as Kellogg is not acquiring our traditional bakery businesses.



     In order to derive the price to be paid per share of our common stock, the resulting amount will then be divided by the number of shares of our common stock which are outstanding immediately prior to the merger. We expect that the actual cash amount per share you will be entitled to receive will be determined and announced on or about the effective date of the merger. For a complete list of the liabilities to be retained by Flowers Industries, and those to be assumed by Flowers Foods, see "OTHER MATTERS -- The Spin-Off."

     The table below illustrates how the pricing formula determines how much cash you will receive. Although there is no contractual limit to the expenses related to the transaction to be paid by us set forth in the Merger Agreement, the table below lists our reasonable estimates of our transaction expenses and liabilities to be paid in the merger. The expenses listed below are estimates, and some amounts may vary from the amounts shown.




Cash received for Flowers Industries' shares of
  Keebler stock.....................................  $  1,940,293,572     $ 1,940,293,572
Less:
  Transaction costs
    Financial advisor fees..........................       (16,000,000)(1)     (16,000,000)(1)
    Legal and accounting fees.......................        (5,000,000)         (5,000,000)
    Payments under the ESIP and other equity-based
       plans........................................       (19,419,000)        (19,419,000)
    Payments under the SERP.........................        (9,500,000)         (9,500,000)
    Payments under separation agreements............       (13,583,000)        (13,583,000)
    Payments in respect of Flowers Industries'
       debt.........................................      (631,791,572)       (616,791,572)
    Taxes...........................................                (0)                 (0)
                                                      ================     ===============
Cash, less liabilities and expenses.................  $  1,245,000,000     $ 1,260,000,000
Divided by:
  Assumed number of outstanding shares of Flowers
    Industries common stock outstanding at the
    effective time of the merger....................   /   100,000,000      /  100,000,000
                                                      ----------------     ---------------
Cash payment per Flowers share......................  $          12.45     $         12.60
                                                      ================     ===============


-------------------------


(1) The total amount of our financial advisor fees in connection with this transaction is $32 million, and, pursuant to the Merger Agreement, Kellogg will pay $16.0 million of these fees.


  EXCHANGE OF CERTIFICATES

     Promptly after the effective time, Kellogg will deposit the cash merger consideration with its exchange agent and will cause the exchange agent to send a letter of transmittal and instructions for exchanging shares of Flowers Industries common stock for the merger consideration to all holders of Flowers Industries common stock. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. The letter of transmittal will explain what you need to do to exchange your certificates.

     After the effective time, your Flowers Industries stock certificates will represent only the right to receive the merger consideration. Your certificates will have no voting or other rights, and you will not be entitled to receive any interest on the merger consideration to be paid. If the merger consideration is to be paid to a person other than the person in whose name the certificate is registered, then the certificate must be properly endorsed for transfer and the person requesting the transfer must pay the exchange agent any applicable taxes. If you have not exchanged your certificates for the merger consideration six months after the effective date, you must look only to Kellogg for that payment. Kellogg will not be liable to any person for any amount paid to a public official under applicable abandoned property, escheat or similar laws. In addition, any amounts unclaimed after three years from the effective date will become the property of Kellogg free and clear of any claims or interest of any person previously entitled to them, to the extent allowed by law.

  TREATMENT OF STOCK OPTIONS AND OTHER RIGHTS TO ACQUIRE FLOWERS COMMON STOCK


     At or immediately prior to the effective date of the merger, any outstanding options or any other rights to acquire Flowers Industries common stock, whether or not vested or exercisable, will be cancelled. We will pay each holder of an option or right granted under the ESIP the option spread multiplied by the number of shares that the holder would have been entitled to receive if all of the holder's options or other rights had vested and been exercised immediately prior to the effective time of the merger.


     We will obtain any consents from holders of options or other rights under our stock option or equity plans, or amend these plans, if we deem it necessary, in order to make those distributions. We do not have to make any payments to our option or other rights holders until the necessary consents are obtained, and we will withhold any applicable payments for taxes or otherwise.

  WITHHOLDING

     Each of Flowers Industries and Kellogg will be entitled to deduct and withhold any amount of merger consideration otherwise payable to Flowers Industries shareholders required to satisfy any applicable federal, state, local or foreign tax law. Any amounts so withheld will be treated as paid to Flowers Industries shareholders for purposes of the Merger Agreement.

  LOST CERTIFICATES

     If any certificate representing Flowers Industries common stock is lost, stolen or destroyed, then, upon that shareholder providing an affidavit of that fact, and posting a reasonable bond as indemnity against any claim that may be made, if required by the surviving corporation, the exchange agent will pay the merger consideration represented by that certificate.

  THE SURVIVING CORPORATION

     At the effective time of the merger, Flowers Industries will merge with Merger Sub and Flowers Industries will be the surviving corporation. The articles of incorporation of Flowers Industries and the bylaws of Merger Sub, both as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until the time that they are amended as provided by applicable law, except that it is expected that the surviving corporation will be renamed Keebler Holding Corp. Until successors are elected or appointed in accordance with applicable law, the directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation.

REPRESENTATIONS AND WARRANTIES

     Flowers Industries has made representations and warranties about it and its business, as well as its subsidiaries and their business, customary for a transaction of this nature. These representations and warranties relate to:

     - corporate existence and power, and qualifications to do business of us and Flowers Foods;

     - our obtaining the necessary corporate authorizations and governmental approvals;

     - the absence of a breach of charter documents, bylaws, laws or material agreements as a result of entering into the merger;

     - our capital structure;

     - SEC filings made by us;

     - our financial statements;

     - the truth and accuracy of our disclosure documents;

     - the absence of certain changes in our business since January 1, 2000;

     - the absence of any undisclosed liabilities;

     - our compliance with laws, court orders and governmental permits;

     - outstanding or threatened litigation;

     - fees of investment bankers, finders or brokers;

     - our receipt of fairness opinions from our financial advisers;

     - taxes and tax returns;

     - employee benefit plans;

     - environmental matters;

     - the inapplicability to the transaction of antitakeover laws and our rights agreement;

     - insurance; and

     - certain contracts.

     Our representations and warranties generally will survive for two years from the effective date of the merger, except for those relating to taxes, which will survive for the applicable statute of limitations period.

     We do not believe that the litigation described under "OTHER MATTERS -- Certain Litigation" in this proxy statement is of the nature that would result in a breach of our representation and warranty relating to outstanding or threatened litigation.

     Flowers Foods has agreed to indemnify Kellogg and its affiliates, including Flowers Industries, after the merger, from any losses they may suffer as a result of our representations and warranties failing to be true and correct when made or as of the effective time of the merger.

     Kellogg has also made customary representations and warranties, none of which survive the effective time of the merger, including as to:

     - Kellogg's and Merger Sub's corporate existence and power and qualifications to do business;

     - Kellogg's and Merger Sub's corporate authorization;

     - governmental authorization;

     - non-contravention;

     - the truth and accuracy of the information relating to Kellogg and its subsidiaries furnished to us by Kellogg specifically for use in this proxy statement;

     - fees of investment bankers, finders or brokers; and

     - its having adequate funds at the effective time of the merger to pay the merger consideration.

CERTAIN COVENANTS

     From the date of the Merger Agreement until the effective time of the merger, we have agreed to conduct our business in the ordinary course consistent with our past practices, to use our reasonable best efforts to preserve our business organizations and relationships with third parties and to keep available the services of our present officers and employees. Specifically, we have covenanted that we will not, without the prior written consent of Kellogg, which consent will not be unreasonably withheld:

     - declare, set aside or pay any dividend or other distribution relating to our capital stock, other than our customary quarterly cash dividends on customary record and payment dates in amounts not to exceed $0.1325 per share;

     - repurchase, redeem or otherwise acquire or offer to acquire any shares of our stock;

     - issue, deliver, pledge, encumber or sell any of our stock, or any securities convertible into, or rights to acquire, our stock, other than issuances pursuant to stock options or other rights to acquire our stock that are outstanding on the date of the Merger Agreement;

     - amend our articles of incorporation or bylaws or any material terms of any of our outstanding securities;

     - merge or consolidate with any other party or make any investment in any other party, including any joint venture, or acquire the stock, assets or rights of any other party, other than (i) under existing contracts or commitments previously disclosed to Kellogg, (ii) in the ordinary course of business consistent with our past practices, purchases of raw materials, services and items used or consumed in the manufacturing process, or (iii) capital expenditures made consistent with our capital expenditure program, not exceeding $40 million in the aggregate for 2000 and $38.5 million in the aggregate for 2001;

     - incur any indebtedness, including guaranteeing any indebtedness or entering into new, or amending any existing, credit facilities, or issue or sell any debt securities except in the ordinary course of business consistent with our past practices under our revolving credit agreement;

     - except as required by law, the Merger Agreement or mutually agreed upon by Kellogg and us, enter into or adopt any new, or amend any of our existing, employee benefit plans or arrangements or materially change any assumptions used to calculate funding obligations under any of these plans or arrangements, or change the manner of or basis for any contribution to any of our pension plans, except for non-substantive amendments in the ordinary course of business consistent with our past practices that do not increase our liability;

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

     - except as required by agreements in existence on the date of the Merger Agreement, increase the compensation payable to our directors, officers or employees, except for increases in employee compensation in the ordinary course of business consistent with our past practices, or pay any amounts not required by any benefit plan or arrangement in effect at the time of the Merger Agreement;

     - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets, except for transactions involving immaterial properties or assets in the ordinary course of business consistent with our past practices, or under Kellogg's merger agreement with Keebler;

     - make any tax election that has, or fail to make any tax election which failure would have, a material adverse effect on our tax liability or tax attributes, or settle or compromise any material income tax liability of ours or file any tax return other than consistent with our past practices, or change any method of our tax accounting;

     - cause Keebler to pay any dividend or make any distribution to its shareholders other than its customary quarterly cash dividend not to exceed $0.1125 per share or the special dividend under Keebler's merger agreement with Kellogg, which is $16 million payable pro rata to Keebler's stockholders (including Flowers Industries) prior to the effective time of the merger;

     - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into any material agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control, or take any action which would result in a liability or obligation after the effective time of the merger for which Flowers Industries (after the merger) would not be indemnified by Flowers Foods;

     - engage in or allow any transfer of assets or liabilities or other transactions between us and Flowers Foods, except for payments in the ordinary course of business consistent with our past practices or as expressly contemplated by the Merger Agreement and related documents, to occur prior to the effective time of the merger;

     - sell, assign, encumber, pledge, hypothecate or otherwise dispose of any of our Keebler shares, or enter into a voting agreement or grant any proxy or consent relating to them, except the voting agreement we entered into with Kellogg;

     - renew or enter into a new collective bargaining agreement;

     - renew or enter into a non-compete, exclusivity or similar agreement that would restrict our operations or, after the effective time, Kellogg's operations;

     - renew, enter into, amend or waive any right under any of our material contracts or loans with any of our affiliates, except as provided in the Merger Agreement and related documents;

     - make a loan, advance, capital contribution or investment in or to any person, other than immaterial amounts in the ordinary course of business consistent with our past practices;

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

     - enter into, modify, amend in a material way, or terminate any of our contracts that we have filed, or are required to file, with the SEC;

     - settle or compromise any material litigation, or waive, release or assign any material claims; or

     - adopt or change, unless required by GAAP or the SEC, any of our accounting policies, practices or procedures.

     We have agreed that the provisions concerning our interim operations will apply to Flowers Foods and its subsidiaries. However, Kellogg has agreed to approve any of these actions involving solely Flowers Foods or its subsidiaries so long as the action would not:

     - give rise to any obligation or liability of Flowers Industries after the effective time of the merger; or

     - adversely affect the credit quality or financial strength of any party indemnifying Flowers Industries after the effective time of the merger; or

     - interfere with the timely completion of the merger.

     We have also covenanted to hold the special meeting as soon as practicable and prepare and file, and have declared effective by the SEC, the documents required to be filed to effect this transaction, as well as use our reasonable best efforts to obtain shareholder approval for the Merger Agreement and the transaction contemplated by it.

     Additional covenants we have made include our agreement to provide Kellogg and its representatives updates relating to any material event which could affect the completion of the merger, reasonable access to information about our business, premises, personnel and advisors, not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to takeover proposals and to exempt all of the transactions contemplated by the Merger Agreement from, but otherwise not to amend or take any action under any of, the provisions of our rights agreement without Kellogg's prior written consent. We have also covenanted to use our best efforts to effect the spin-off, and keep Kellogg informed of any developments in the spin-off.

SIGNIFICANT RESTRICTIONS ON FLOWERS INDUSTRIES' ABILITY TO SELL THE COMPANY TO ANY OTHER THIRD PARTY

     In addition, Flowers Industries has agreed that it will not, that its subsidiaries will not, and that it will not authorize or permit any of its or its subsidiaries' directors, officers or employees, or any of its or its subsidiaries' investment bankers, attorneys, accountants or other advisors or representatives to:

     - solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate any inquiry, proposal or offer relating to or that could be reasonably likely to lead to, a takeover proposal (which, for these purposes, involves the acquisition of assets or businesses constituting 20% or more of our consolidated revenues, operating income or assets, or of 20% or more of our common stock or the stock of any of our subsidiaries directly or indirectly holding such assets or businesses, or of any of our Keebler shares) other than a takeover proposal made by Kellogg; or

     - enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any person any information relating to, or otherwise cooperate

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

       with, any takeover proposal other than a takeover proposal made by Kellogg. We have also agreed to immediately cease any existing activities, discussions and negotiations with any third party conducted prior to entering into the Merger Agreement with respect to any takeover proposal, and request the return of all confidential information we may have provided to such third party regarding us or Keebler.

     However, we may comply with Rule 14e-2(a) of the Securities Exchange Act with regard to a takeover proposal, and we may make any disclosure to our shareholders if our outside legal counsel advises us that the failure to make such disclosure would be inconsistent with applicable law, subject to the following. Our Board may, prior to our obtaining shareholder approval of the Merger Agreement:

     - furnish information about us or our subsidiaries to the person making the takeover proposal if we enter into a confidentiality agreement with that person with terms no more favorable to that person than those of the confidentiality agreement we signed with Kellogg, so long as any information given to that third party has previously been, or is given at the same time to Kellogg; and

     - participate in discussions or negotiations with the person making the takeover proposal if we have given Kellogg prior written notice of our intent to do so,

only in the following circumstances:

     - in response to an unsolicited bona fide written takeover proposal that did not result from a breach of the Board's obligations with respect to takeover proposals and that the Board reasonably determines in good faith is reasonably likely to lead it to (or to announce publicly that it will) withdraw or modify its recommendation or declaration of the advisability of the Merger Agreement or the merger in a manner adverse to Kellogg or Merger Sub under the circumstances described below; or

     - in response to an unsolicited bona fide written takeover proposal that did not result from a breach of the Board's obligations with respect to takeover proposals and that the Board reasonably determines in good faith, after consulting with our financial advisors, constitutes a superior proposal (that is, an unsolicited, bona fide and binding written offer from a third party that, if consummated, would result in such third party or its shareholders acquiring, directly or indirectly, more than 50% of our voting power, or substantially all of our consolidated assets, or substantially all of our Keebler shares, for consideration that our Board determines in good faith, after consultation with our financial advisors, to be superior from a financial point of view to our shareholders, taking into account also any changes Kellogg may propose to the Merger Agreement in response to such proposal or otherwise).

     We have agreed that the Board will not:

     - withdraw or modify in any way adverse to Kellogg or Merger Sub, or propose publicly to do either of these, its recommendation or declaration of advisability of the Merger Agreement or the merger, although, prior to our obtaining shareholder approval of the Merger Agreement, our Board may effect such an adverse recommendation change, if it receives an unsolicited superior proposal (that was not in breach of the Board's obligations with respect to takeover proposals described above) and believes in good faith and after consultation with outside legal counsel that such action is required by Georgia law to avoid a breach of its fiduciary duties;

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

     - change, adopt or approve a takeover proposal, or recommend or publicly propose to do so, or withdraw or publicly propose to withdraw its approval of the merger;

     - cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition, merger, option, joint venture or partnership or other agreement related to, intended to or reasonably likely to lead to a takeover proposal, other than a confidentiality agreement with a third party described above; or

     - agree or resolve to agree to take any of these actions.

     We have also agreed that we will not make an adverse recommendation change before five business days after receipt by Kellogg of our written notice that our Board has received a superior proposal. This notice must include the terms and conditions of the superior proposal and the name of the person making the superior proposal, and will be repeated for all material amendments. Further, we have agreed that if there is an adverse recommendation change, it will not change the approval by our Board of this transaction under Georgia law or for the purposes of making any state laws or takeover statutes inapplicable to the transaction, including the merger. Even if the Board makes an adverse recommendation change, we have agreed to submit the Merger Agreement to a vote of our shareholders.

     Additionally, we have agreed to promptly advise Kellogg:

     - of any request for information that we reasonably believe could lead to, or contemplates, a takeover proposal;

     - of any takeover proposal we receive, along with a copy of that proposal;
       or

     - any inquiry we receive which we reasonably believe could lead to a takeover proposal.

     As discussed above, if our merger with Kellogg is terminated or otherwise not completed, the Kellogg/Keebler merger may still occur, in which case we and the other Keebler stockholders will exchange our respective shares of Keebler stock for $42.00 in cash per share. This would result in a taxable gain to us of approximately $1.5 billion and a corporate tax liability to be paid by us of approximately $600 million. If this occurs, the cash consideration to be paid for Flowers Industries' shares of Keebler stock would be paid directly to Flowers Industries, and you would not receive any cash or other consideration in that merger.

COVENANTS OF KELLOGG

     Kellogg has covenanted that it will take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement.

     Kellogg will also cause the surviving corporation to, and the surviving corporation has agreed that it will, indemnify and hold harmless each present and former officer and director of Flowers Industries for a period of six years, to the fullest extent provided under our articles or bylaws as in effect on the date of the Merger Agreement, or permitted under Georgia laws or other applicable laws, relating to the Board's decision to vote in favor of the merger between Kellogg and Keebler and the implementation of that decision. Further, the surviving corporation has agreed to provide directors' and officers' liability insurance for each individual who is now provided that coverage by Flowers Industries,

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

relating to acts or omissions occurring prior to the effective time of the merger, on terms with respect to coverage and amount no less favorable than those in effect on the date of the Merger Agreement. If these rates increase, the surviving corporation will be responsible only for providing coverage then available at an annual premium of up to 200% of the current rate.

MUTUAL COVENANTS

     The parties to the Merger Agreement have mutually covenanted:

     - to use their reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things to consummate the transactions contemplated by the Merger Agreement, including making all filings and supplying all information required under the Hart-Scott-Rodino Act and taking all actions necessary to cause the expiration or termination of any waiting periods under the Hart-Scott-Rodino Act (and any foreign laws) as soon as practicable. However, Kellogg is not required to, and Flowers Industries will not, without Kellogg's consent, waive any rights or accept any limitation on its operations or dispose of any of its assets as a result of any such filings. If Kellogg so requests, we will agree to any of these waivers, limitations or disposals, conditioned on the merger becoming effective;

     - to promptly notify each other of any communication from a governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communications to any governmental entity;

     - not to agree to participate in any substantive meetings or discussions with a governmental entity relating to this transaction unless the other party has been consulted with in advance, and (to the extent permitted by the governmental entity) given the opportunity to participate in, and attend, the meetings or discussions;

     - to provide to each others' counsel, subject to appropriate confidentiality procedures, copies of all correspondence, filings and communications between them and a governmental entity;

     - that, in connection with obtaining financing for this transaction:

        - we will, if reasonably requested by Kellogg, enter into such agreements and use our reasonable best efforts to deliver such certificates or opinions as are customary in a financing, and pledge, grant a security interest in, or grant liens on, our assets pursuant to such agreements, provided that any such pledge, security interest or lien will not be effective until the merger is effective,

        - any liabilities or expenses we incur in doing any of these will be the responsibility of Kellogg and any of our obligations under this provision of the merger agreement will be terminated with no liability to us if the Merger Agreement is terminated in accordance with its terms,

        - with reasonable assurance of confidentiality, we will furnish any lenders specified by Kellogg financial or other information in our possession relating to us, Flowers Foods, this merger or the entire transaction, and

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

        - we will make our senior officers and financial and accounting personnel available to assist, and otherwise cooperate with, any lender;

     - to cooperate and use our reasonable best efforts to prepare any required filings with the SEC, to determine whether any actions are required to be taken with respect to any other governmental entity or any consents, waivers or approvals are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by the merger agreement and related agreements, and in taking any of these actions and obtaining any required consents, waivers or approvals;

     - to consult with each other prior to issuing any press release or making any public statement related to the Merger Agreement;

     - that at and after the effective time of the merger, the officers and directors of the surviving corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances, and to take and do any and all actions on behalf of Flowers Industries or Merger Sub to vest, perfect or confirm in the surviving corporation any and all right, title and interest in any rights, properties or assets of Flowers Industries acquired or to be acquired by the surviving corporation as a result of the merger; and

     - to notify each other of:

        - any notice or other communication from any person alleging that the person's consent is required in connection with the transactions contemplated by the Merger Agreement,

        - any communication from any governmental entity relating to the transactions contemplated by the Merger Agreement, or

        - any action, suit, claim, investigation or proceeding commenced or threatened against or relating to any of the parties to the Merger Agreement or any of their respective subsidiaries in connection with the consummation of any of the transactions contemplated by the Merger Agreement or related documents.

CONDITIONS TO THE MERGER

     Each party's obligation to complete the merger is subject to satisfaction of the following conditions:

     - the approval and adoption of the Merger Agreement and the transactions contemplated by it by our shareholders as required by Georgia law;

     - there not being any law, rule, regulation, order, decree or injunction, rendering the merger or the other transactions contemplated by the Merger Agreement illegal or otherwise prohibiting completion of the merger or such other transactions;


     - the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act (which occurred on December 17, 2000); and


     - the completion of the spin-off of Flowers Foods.

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

     The obligations of Kellogg and Merger Sub to complete the merger are subject to satisfaction of the following additional conditions:

     - we have performed in all material respects all of our obligations under the Merger Agreement at or prior to the effective time of the merger;

     - our representations and warranties contained in the Merger Agreement and in any certificate or other writing delivered by us thereunder, disregarding qualifications and exceptions relating to materiality or a material adverse effect or any similar standard or qualification (except with respect to representations and warranties relating to our capitalization, subject only to de minimis inaccuracies), are true when made and as of the effective time of the merger, or, if given as of a specific date, at and as of that date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

     - Kellogg's receipt of a certificate signed by an executive officer of ours relating to our obligations, representations and warranties described immediately above;

     - all consents and approvals of any governmental entity required in connection with the consummation of the merger and related transactions have been obtained, except those consents or approvals which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on us or Kellogg or result in criminal liability or fines;

     - the holders of not more than 10% of our outstanding stock have taken actions under Georgia law to exercise their dissenters' rights; and

     - Kellogg's merger with Keebler has been approved and adopted by the holders of a majority of Keebler's outstanding stock, and all other conditions to that merger have been satisfied or waived.

     Our obligations to complete the merger are subject to the satisfaction or waiver of the following further conditions:

     - each of Kellogg and Merger Sub has performed in all material respects all of its obligations under the Merger Agreement at or prior to the effective time of the merger;

     - the representations and warranties of Kellogg and Merger Sub contained in the Merger Agreement and in any certificate or other writing delivered by either of them thereunder, disregarding all qualifications and exceptions relating to materiality or material adverse effect or any similar standard or qualification, are true when made and as of the effective time of the merger, or, if given as of a specific date, at and as of that date, with only those exceptions as would not reasonably be expected to materially impair, delay or prevent the ability of Kellogg and Merger Sub to complete the transaction contemplated by the Merger Agreement; and

     - our receipt of a certificate, signed by an executive officer of each of Kellogg and Merger Sub, to the foregoing effect.

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

TERMINATION OF THE MERGER AGREEMENT

     Prior to the effective time, whether or not we have obtained shareholder approval of the Merger Agreement, the Merger Agreement may be terminated under any of the following circumstances:

     - by mutual agreement of Flowers Industries and Kellogg;

     - by either Flowers Industries or Kellogg if:

        - the merger is not completed by June 30, 2001. However, the right to terminate the Merger Agreement for this reason is not available to a party whose breach of the Merger Agreement results in the failure of the merger to be completed by this date,

        - any law or regulation makes the consummation of the merger illegal or otherwise prohibited, or there is any final and nonappealable judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining either us or Kellogg from consummating the merger, or

        - the Merger Agreement is not approved and adopted by the holders of a majority of our common stock at the special meeting in accordance with Georgia law;

     - by Kellogg, if:

        - our Board fails to make, or withdraws, or modifies in a manner adverse to Kellogg, its approval or recommendation of the Merger Agreement or the merger, approves or recommends a superior proposal or resolves to do any of these,

        - we have (i) failed to perform in a material respect any obligation or to comply in any material respect with any agreement or covenant of ours under the Merger Agreement, or (ii) breached any of our representations or warranties contained in the Merger Agreement in any way that prevents us from satisfying Kellogg's conditions relating to our obligations, agreements and covenants or representations and warranties, as applicable, or delivering to Kellogg the certificate relating to them as required under the Merger Agreement, and such failure or breach is not cured within 15 business days' notice from Kellogg (or a longer period during which we exercise our reasonable best efforts to, and reasonably expect to, cure), or

        - the voting agreement, or Keebler's merger agreement with Kellogg, is terminated, or we breach or fail to perform any of our obligations under either of those agreements, or the merger between Kellogg and Keebler is completed as a result of the condition relating to the completion of our merger with Kellogg being deemed satisfied (by reason of the failure to receive shareholder approval for that merger by June 15, 2001, our shareholders failing to approve that merger at the special meeting, or Flowers Industries having materially failed to perform with any of its obligations, covenants or agreements under the Merger Agreement such that, at closing, Kellogg's condition related thereto cannot be satisfied or an officer's certificate related thereto cannot be delivered to Kellogg);

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

     - by us, if:

        - Kellogg or Merger Sub has (i) failed to perform or comply with, in a material respect, any of its obligations, agreements or covenants under the Merger Agreement, or (ii) breached any of its representations or warranties contained in the Merger Agreement, in any way that prevents Kellogg or Merger Sub from satisfying our conditions relating to each of their obligations, covenants and agreements or representations and warranties, as applicable, or delivering to us an officer's certificate relating to them as required under the Merger Agreement, and such failure or breach is not cured within 15 business days' notice from us (or a longer period during which Kellogg exercises reasonable best efforts to, and reasonably expects to, cure).

     If the Merger Agreement is terminated in any of these ways, it will become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party unless the termination is due to the willful failure by a party to fulfill a condition to the performance of the other party or to perform a covenant, in which case that party will be fully liable for all liabilities incurred and damages suffered by the other party as a result of such failure. Additionally, the provision relating to termination fees, and certain other provisions, will continue in effect.

     Additionally, even if the Merger Agreement is terminated or otherwise not consummated, as required by the voting agreement, we would vote our shares of Keebler stock, which represents a majority interest in Keebler, in favor of the Kellogg/Keebler merger which would be sufficient to ensure shareholder approval of the Kellogg/Keebler merger agreement. In which case, we and the other Keebler stockholders, assuming the other conditions to the Kellogg/Keebler merger had been satisfied or waived, would exchange our respective shares of Keebler stock pursuant to the Kellogg/Keebler merger agreement, and receive the same $42.00 per share cash price as the other stockholders of Keebler would receive under any of the following circumstances:

     - shareholder approval of our merger with Kellogg has not been obtained by June 15, 2001;

     - our special meeting has concluded without the approval of our merger with Kellogg; or

     - we have materially failed to perform or comply with any obligation, agreement or covenant under the Merger Agreement in a way that we cannot satisfy the conditions in such agreement (or deliver a closing certificate) relating to such obligation, agreement or covenant.

Under these circumstances, there would be no spin-off or merger between us and Kellogg, but we would still be required to exchange our Keebler shares for $42.00 per share in cash as part of the merger between Kellogg and Keebler, which would result in a taxable gain to Flowers Industries of approximately $1.5 billion and a resulting corporate tax liability which we would pay of approximately $600 million. If this occurs, the proceeds would be paid directly to Flowers Industries, and you would not receive any cash or other consideration in the merger.

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


TERMINATION FEE


     Except as described below, the parties to the Merger Agreement will bear their own fees and expenses.

     We have agreed to pay Kellogg a termination fee of $58.2 million if the Merger Agreement is terminated under any of the following circumstances:

     - Kellogg terminates the Merger Agreement because our Board has failed to recommend, has withdrawn, or has modified in a manner adverse to Kellogg, its approval or recommendation of the Merger Agreement or the merger, has approved or recommended a superior proposal, or resolved to do any of these;

     - either we or Kellogg terminate the Merger Agreement as a result of the failure to obtain the required shareholder approval at the special meeting, AND prior to the special meeting either we or a third party (other than Kellogg) have announced publicly, or we have been made aware of, a takeover proposal;

     - either we or Kellogg terminate the Merger Agreement because the merger has not been completed on or before June 30, 2001, AND prior to that date either we or a third party (other than Kellogg) have announced publicly, or we have been made aware of, a takeover proposal; or

     - Kellogg becomes entitled to receive the $57.8 million termination payment under its merger agreement with Keebler, AND:

        - we have satisfied all of our conditions to the Merger Agreement,

        - Kellogg has not failed to materially perform or comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement or breached any of its representations or warranties so that we may terminate the Merger Agreement, and

        - Keebler has not failed to materially perform or comply with any agreement or covenant to be performed or complied with by it under the Kellogg/Keebler merger agreement or breached any of its representations or warranties so that Kellogg may terminate its merger agreement with Keebler.

     However, even if any of these events occurs and we would otherwise be required to pay the termination fee, no fee would be required to be paid if the merger between Kellogg and Keebler is completed.

AMENDMENT AND WAIVER

     Any provision of the Merger Agreement may be amended or waived by the parties at any time prior to the effective time, provided that a waiver need only be signed by the party against whom it would be effective. After shareholder approval is obtained, no amendment or waiver may reduce the amount or kind of consideration to be received by our shareholders.

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

                                 OTHER MATTERS

THE SPIN-OFF


     As a way to maximize the value of Flowers Industries, we began exploring alternatives available to us and our shareholders that would allow them to capitalize on the appreciation of our investment in Keebler as well as maintain their ownership interest in our traditional bakery businesses. The Merger Agreement and the spin-off allow our shareholders to exchange their indirect interest in Keebler for cash and retain their interest in the Flowers Bakeries and Mrs. Smith's Bakeries businesses in a tax-efficient transaction.



     Flowers Industries has created a wholly-owned subsidiary, Flowers Foods, and has transferred its Flowers Bakeries and Mrs. Smith's Bakeries businesses, along with certain other corporate assets and liabilities, to Flowers Foods.



     Except for the liabilities retained by Flowers Industries, Flowers Foods will be generally responsible for, and has agreed to indemnify Flowers Industries, its affiliates (including Kellogg) and their respective officers, directors, employees, successors and assigns from and against, all liabilities whether arising before, at or after the spin-off, of or relating to Flowers Industries, Flowers Foods or any subsidiary of Flowers Foods, whether arising from the conduct of or relating to the business of Flowers Foods, discontinued or divested businesses or operations of Flowers Industries or Flowers Foods or otherwise. Included are the following which, except as described below, are not presently quantifiable or known:


     - liabilities (including tax liabilities) of Flowers Industries or any subsidiary to the extent arising from the conduct of, in connection with or relating to, any Flowers Foods' assets or bakery businesses or the ownership or use thereof or any business or operations which Flowers Industries or Flowers Foods has discontinued or divested prior to the spin-off;

     - any environmental liabilities of or relating to Flowers Industries, Flowers Foods or any business or operations which Flowers Industries or Flowers Foods has discontinued or divested prior to the spin-off;

     - the debt to be assumed by Flowers Foods, which is anticipated to total approximately $250 million;


     - legal, accounting and financial advisory fees payable in connection with the merger and spin-off in excess of $16 million, the excess of which we expect to total approximately $21 million;


     - litigation matters in which Flowers Industries or its officers, directors or employees are defendants;

     - taxes, as discussed below; and

     - employee benefits related liabilities allocated to Flowers Foods in the employee benefits agreement between Flowers Industries and Flowers Foods.

     Following the spin-off, Flowers Industries (which will then be a wholly-owned subsidiary of Kellogg) will be generally responsible for, and has agreed to indemnify Flowers Foods, its affiliates and their respective officers, directors, employees, successors and assigns from and against, the following liabilities whether arising before or after the spin-off:


     - debt of $625 million retained by Flowers Industries or paid at the closing; and



     - legal, accounting and financial advisory fees payable in connection with the merger and spin-off not to exceed $16 million.


     In general and in addition to the above, Flowers Foods will also indemnify Flowers Industries against:

     - any tax liabilities attributable to Flowers Industries for periods ending on or prior to the spin-off;

     - any tax liabilities relating to or resulting from the spin-off; and

     - any tax liabilities resulting from a breach by Flowers Foods of its obligations under the distribution agreement.

     Assuming all of the other conditions to the closing of the merger have been satisfied or waived, then, immediately before the effective time of the merger, Flowers Industries will distribute to its shareholders one share of Flowers Foods common stock for every five shares of Flowers Industries common stock held by each person on the record date for the spin-off.

     After the distribution, we will not own any shares of Flowers Foods. We expect Flowers Foods' shares to be traded on the New York Stock Exchange.

KELLOGG MERGER WITH KEEBLER; VOTING AGREEMENT

  KELLOGG MERGER WITH KEEBLER


     Kellogg's merger agreement with Keebler provides that each share of Keebler common stock, other than the shares held by Flowers Industries (if our merger with Kellogg is consummated), will be exchanged for $42.00 in cash. Kellogg's merger with Keebler is subject to the satisfaction or waiver of certain closing conditions, including the closing of our merger with Kellogg. The condition relating to the closing of our merger will be deemed to be satisfied if:


     - our shareholders have not approved and adopted the Merger Agreement by June 15, 2001;

     - the special meeting has concluded without the shareholders having approved the Merger Agreement; or

     - we materially failed to perform any of our obligations under our Merger Agreement such that at closing, Kellogg's condition related thereto cannot be satisfied or an officer's certificate related thereto cannot be delivered to Kellogg.


     In this event, the spin-off would not occur but, because of our voting agreement, that merger would be completed if all other conditions to it were satisfied or waived. If that occurs, all of the outstanding shares of Keebler's common stock, including the Keebler shares held by us, would be converted into the right to receive $42.00 in cash. As a result, we would recognize a corporate taxable gain of approximately $1.5 billion, a resulting corporate tax liability of approximately $600 million and you would not receive any cash or other consideration from that merger.


  VOTING AGREEMENT

     In the voting agreement, we agreed to execute a written consent with respect to all of our shares of Keebler stock to vote in favor of the Kellogg/Keebler merger and that merger agreement and against any competing proposal or transaction, even in the event that our Board withdraws its recommendation of our merger with Kellogg or modifies it in a manner adverse to Kellogg. We also granted an irrevocable proxy to Kellogg in support of our agreements in the voting agreement. We also agreed not to transfer any of our shares of Keebler stock prior to the earlier of the closing of the Kellogg/Keebler merger or the termination of that merger agreement. Because we own more than 50% of the outstanding shares of Keebler stock, this written consent will be sufficient to assure approval and adoption of the Kellogg/Keebler merger without the vote of any other stockholders of Keebler.


     As discussed above and as a result of negotiations between the parties, even if our merger with Kellogg is not completed, we will still be required to vote our Keebler shares in favor of Keebler's merger with Kellogg.


FINANCING OF THE MERGER

     Kellogg has informed us that it has obtained commitment letters in customary form from nationally-recognized lending institutions to provide financing to Kellogg in an amount sufficient, together with Kellogg's existing credit facilities, cash on hand and other liquid securities, to pay all required amounts under the merger agreements and to pay all related fees and expenses. There is no financing condition to the closing of the mergers.

ANTITRUST CONSIDERATIONS

     The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until specified information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period has expired or terminated. All necessary merger filings under that Act have been made and the waiting period expired on December 17, 2000.

     The expiration of the waiting period under the Hart-Scott-Rodino Act does not preclude the Antitrust Division, the Federal Trade Commission, state authorities or private parties from challenging the merger on antitrust grounds. We believe that the merger, after giving effect to the transactions contemplated by the Merger Agreement, will not violate antitrust laws.

     Keebler and Kellogg conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. A filing has been made in Brazil. Keebler and Kellogg are currently in the process of reviewing whether filings or approvals may be required or desirable in other jurisdictions.

OTHER REGULATORY MATTERS

     We and our subsidiaries have obtained from various regulatory authorities franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the merger. Approvals, consents or notifications may be required in connection with these renewals, replacements or transfers.

     We are not aware of any material governmental or regulatory approvals or actions that may be required for completion of the merger other than as described above. If any other governmental or regulatory approval or action is or becomes required, we currently contemplate that we would seek that additional approval or action.

CERTAIN LITIGATION

     On July 19, 2000 and July 25, 2000, substantially identical purported class action lawsuits (C.A. Nos. 18159NC (Behrens) and 18175NC (Lewis)) challenging the proposed sale of Keebler by Flowers Industries were filed in the Delaware Court of Chancery by purported shareholders of Keebler against Flowers Industries, Keebler and the directors of Keebler, including the following who are also officers or directors of Flowers Industries: Robert P. Crozer, Amos R. McMullian, G. Anthony Campbell, C. Martin Wood and Franklin L. Burke. On January 10, 2001, the plaintiffs in both of these actions filed a notice and order of dismissal to dismiss the cases without prejudice.

     On January 5, 2001 a purported class action lawsuit (No. 01CH0273 (Behrens and Lewis)) challenging the proposed sale of Keebler was filed in the Circuit Court of Cook County, Illinois by purported stockholders of Keebler against Flowers Industries, Kellogg, Keebler, and the directors of Keebler, including the following individuals who are also officers or directors of Flowers
Industries: Franklin L. Burke, G. Anthony Campbell, Robert P. Crozer, Amos R. McMullian, C. Martin Wood and Jimmy M. Woodward. The complaints allege, among other things, that the directors breached their fiduciary duties to the Keebler public stockholders by failing to act in an informed manner in approving the sale of Keebler, and that Kellogg and Flowers Industries aided and abetted these breaches by working together to exclude rival bidders and any meaningful participation by the Keebler special committee. The complaint seeks, among other things, that the merger be enjoined, or, if consummated, rescinded and that defendants pay unspecified monetary damages as well as unspecified costs and attorneys' fees. Both Keebler and Flowers Industries believe that this lawsuit is without merit and intend to defend this matter vigorously.


     The plaintiffs in the Illinois action, by their counsel, entered into a memorandum of understanding, dated as of February 2, 2001, with the defendants, pursuant to which the parties have agreed to settle the lawsuit based upon the agreement of the defendants to furnish additional disclosure in this proxy statement and the agreement by Kellogg to waive $10 million in termination fees payable by Keebler under certain circumstances described in the Kellogg/Keebler merger agreement. The parties have agreed to execute any settlement documents necessary to obtain final court approval of the settlement. The proposed settlement provides for the certification of a class of Keebler stockholders for settlement purposes subject to court approval.



     On February 5, 2001, Flowers Industries and Flowers Foods filed a Petition for Declaratory Judgment and Ancillary Equitable Relief, an Emergency Motion for Expedited Relief, a Motion for Interlocutory Injunction and supporting documents with the Superior

Court of Fulton County, Georgia (No. 2001 CV 33653). The petition and related motions seek a declaration of Flowers Industries' and Flowers Foods' rights under the Indenture between Flowers Industries and SunTrust Bank, Atlanta, governing Flowers Industries' Debentures. Although Flowers Foods intends to replace Flowers Industries as the sole obligor under the Indenture upon the closing of this transaction, certain holders of the Debentures have objected and indicated the consideration of legal action to prevent the substitution of Flowers Foods for Flowers Industries under the Indenture. Flowers Industries and Flowers Foods believe that Flowers Foods' proposed assumption of the obligations under the Indenture is both valid and required under the terms of the Indenture and intend to pursue this matter vigorously.


                             SECURITY OWNERSHIP OF
                        FLOWERS INDUSTRIES' COMMON STOCK

     The following table contains information concerning the amount of our common stock owned by:
     - our directors;
     - our executive officers; and
     - all of our directors and executive officers as a group.

     Unless otherwise indicated in the footnotes below, this information is provided as of December 30, 2000. The number of shares owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 30, 2000.

     The shares issuable under options exercisable within 60 days of December 30, 2000 are treated as if outstanding for computing the percentage ownership of the person holding those options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

     Except as noted, the business address of the named beneficial owner is c/o Flowers Industries, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757. Except as noted, each beneficial owner has sole voting and investment power over the shares shown.

                                                          SHARES BENEFICIALLY OWNED
                                                          -------------------------
NAME OF BENEFICIAL OWNER                                    NUMBER         PERCENT
------------------------                                  -----------      --------
Edward L. Baker.........................................      73,302(1)         *
Joe E. Beverly..........................................     104,980(2)         *
Franklin L. Burke.......................................      28,813(3)         *
G. Anthony Campbell.....................................     392,697(4)         *
Robert P. Crozer........................................   3,816,202(5)      3.81%
George E. Deese.........................................     415,608(6)         *
L. S. Flowers...........................................     674,434(7)         *
Gary L. Harrison........................................     494,035(8)         *
Joseph L. Lanier, Jr. ..................................      97,849(9)         *
Amos R. McMullian.......................................     943,983(10)        *
J. V. Shields, Jr. .....................................   5,400,855(11)     5.40%
Marta J. Turner.........................................      13,327(12)        *
Jackie M. Ward..........................................       6,250            *
C. Martin Wood III......................................   3,469,144(13)     3.50%
Jimmy M. Woodward.......................................      27,881(14)        *
All directors and executive officers as a group (15
  persons)..............................................  15,959,360(15)    15.95%

-------------------------

  *  Represents beneficial ownership of less than 1% of our common stock.

 (1) Includes unexercised stock options for 17,340 shares and 23,300 shares held by a family trust for which Mr. Baker is a co-trustee.

 (2) Includes unexercised stock options for 7,584 shares. Also includes 45,982 shares owned by the spouse of Mr. Beverly and 11,164 shares held by a trust for which his spouse is co-trustee, as to which shares Mr. Beverly disclaims any beneficial ownership.

 (3) Includes unexercised stock options for 16,353 shares and 8,750 shares owned by the spouse of Mr. Burke, over which shares Mr. Burke has investment authority.

 (4) Includes restricted stock awards of 21,117 shares, all of which are subject to forfeiture.

 (5) Includes: (i) restricted stock awards of 70,794 shares, all of which are subject to forfeiture; (ii) unexercised stock options for 135,000 shares; and (iii) 982,780 shares held by limited partnerships in which Mr. Crozer and his spouse are the general partners. Also includes the following shares as to which Mr. Crozer disclaims any beneficial ownership: (i) 7,593 shares held by Mr. Crozer and his spouse as custodians for their minor son; (ii) 292,776 shares held by trusts for the benefit of Mr. Crozer's minor children; and (iii) 1,856,267 shares owned by the spouse of Mr. Crozer.

 (6) Includes restricted stock awards of 134,096 shares, all of which are subject to forfeiture, and unexercised stock options for 90,000 shares. Also includes the following shares as to which Mr. Deese disclaims any beneficial ownership:

     (i) 22,080 shares owned by the spouse of Mr. Deese; and (ii) 1,210 shares held by Mr. Deese as custodian for his minor grandchildren.

 (7) Includes unexercised stock options for 10,432 shares. Also includes 336,843 shares owned by the spouse of Mr. Flowers, as to which Mr. Flowers disclaims any beneficial ownership.

 (8) Includes: (i) restricted stock awards of 134,096 shares, all of which are subject to forfeiture; (ii) unexercised stock options for 135,000 shares; and (iii) 30,000 shares held by a limited partnership in which Mr. Harrison is a general partner. Also includes 40,000 shares owned by the spouse of Mr. Harrison, as to which Mr. Harrison disclaims any beneficial ownership.

 (9) Includes unexercised stock options for 17,340 shares. Also includes 23,890 shares owned by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership.

(10) Includes restricted stock awards of 140,782 shares, all of which are subject to forfeiture.

(11) Includes unexercised stock options for 16,353 shares. Also includes: (i) 2,132,999 shares held by investment advisory clients of Capital Management Associates, Inc., of which Mr. Shields is chairman of the board of directors and chief executive officer; and (ii) 3,231,503 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims beneficial ownership. Mr. Shields' business address is Shields & Company, 140 Broadway, New York, New York 10005.

(12) Includes restricted stock awards of 2,952 shares, all of which are subject to forfeiture.

(13) Includes: (i) restricted stock awards of 8,818 shares, all of which are subject to forfeiture; and (ii) unexercised stock options for 28,000 shares. Also includes the following shares, as to which Mr. Wood disclaims beneficial ownership: (i) 51,300 shares held by a trust of which Mr. Wood is co-trustee; (ii) 5,591 shares held by a trust for which Mr. Wood serves as a trustee; (iii) 2,877,696 shares owned by the spouse of Mr. Wood; and
     (iv) 25,650 shares held by Mr. Wood as custodian for his nephew.

(14) Includes restricted stock awards of 14,457 shares, all of which are subject to forfeiture.

(15) Includes restricted stock awards of 527,112 shares, all of which are subject to forfeiture, and unexercised stock options for 473,402 shares.

                               OTHER INFORMATION

FORWARD-LOOKING STATEMENTS

     Certain statements in, or incorporated by reference in, this proxy statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Reform Act and include, without limitation, Flowers Industries' expectation as to the closing date of the merger. Information in this proxy statement concerning Flowers

Industries' business may also be forward-looking, including the future business prospects for Flowers Industries and Flowers Foods and Flowers Industries' expectation as to the future impact of specified actions and plans each of Flowers Industries and Flowers Foods intend to implement in its business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Flowers Industries' and Flowers Foods' control. Important risk factors may cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the merger include, but are not limited to: the capitalization of Flowers Industries on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; and the fulfillment of all of the closing conditions specified in the transaction documents. Further discussion of important risk factors that may materially affect management's estimates, Flowers Industries' results and the forward-looking statements herein is contained in Flowers Industries' SEC filings. You also should read those filings, particularly Flowers Industries' Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and its Report on Form 10-Q for the period ended October 7, 2000 filed with the SEC, for a discussion of Flowers Industries' results of operations and financial condition. Except as required by law, we do not have any intention to update forward-looking statements after we distribute this proxy statement.

SHAREHOLDERS' PROPOSALS

     If the proposed merger is completed, Flowers Industries will not be a publicly-traded company and there will not be any public participation in any future meetings of Flowers Industries. If the proposed merger is not completed, Flowers Industries intends to hold its next annual meeting of shareholders in May 2001. If you are still a shareholder of Flowers Industries, you would be entitled to attend and participate in the meeting. Any shareholder of Flowers Industries who wishes to present a proposal to be considered at the 2001 annual meeting of shareholders must have delivered such proposal in writing to the Secretary of Flowers Industries by December 22, 2000 in order for it to be included in the proxy materials for the 2001 annual meeting of shareholders. Pursuant to the rules of the Securities Exchange Act of 1934, as amended, Flowers Industries may use discretionary authority to vote proxies with respect to shareholder proposals to be presented in person at the 2001 annual meeting of shareholders if the shareholder making the proposal has not given notice to Flowers Industries by March 7, 2001.

WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center    500 West Madison Street
      Room 1024                Suite 1300               Suite 1400
Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60661

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington,

D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

     The SEC allows Flowers Industries to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that Flowers Industries and Keebler have previously filed with the SEC. These documents contain important information about Flowers Industries, Keebler and their respective finances.


FLOWERS INDUSTRIES SEC FILINGS (FILE NO. 1-9787)                            PERIOD
------------------------------------------------                            ------
Annual Report on Form 10-K                           Fiscal Year ended January 1, 2000
Quarterly Reports on Form 10-Q                       Fiscal Quarters ended April 22, 2000, July 15, 2000
                                                     and October 7, 2000
Current Report on Form 8-K                           Filed on November 6, 2000
Current Report on Form 8-K                           Filed on February 6, 2001


KEEBLER SEC FILINGS (FILE NO. 1-13705)                                      PERIOD
--------------------------------------                                      ------
Annual Report on Form 10-K                           Fiscal Year ended January 1, 2000
Quarterly Report on Form 10-Q                        Fiscal Quarter ended October 7, 2000
Current Report on Form 8-K                           Filed on November 14, 2000

     We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement and the date of the special meeting.

     If you are a Flowers Industries shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Flowers Industries at the following address:

          Flowers Industries, Inc.
          1919 Flowers Circle
          Thomasville, GA 31757
          Attention: Investor Relations
          Telephone: (229) 226-9110


     If you would like to request the documents from us, please do so by March , 2001 to receive them before the meeting.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY
STATEMENT IS DATED FEBRUARY   , 2001.

                                                                        APPENDIX
A
                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                          DATED AS OF OCTOBER 26, 2000

                                     AMONG

                           FLOWERS INDUSTRIES, INC.,

                                KELLOGG COMPANY

                                      AND

                         KANSAS MERGER SUBSIDIARY, INC.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE 1   DEFINITIONS...............................................   A-2
            Section 1.01.   Definitions...............................   A-2

ARTICLE 2   THE TRANSACTION...........................................   A-6
            Section 2.01.   The Spin-Off..............................   A-6
            Section 2.02.   The Merger................................   A-6
            Section 2.03.   Conversion of Shares......................   A-7
            Section 2.04.   Surrender and Payment.....................   A-7
            Section 2.05.   Dissenting Shares.........................   A-8
            Section 2.06.   Equity Compensation Arrangements; Share
                              Equivalents.............................   A-8
            Section 2.07.   Adjustments...............................   A-9
            Section 2.08.   Withholding Rights........................   A-9
            Section 2.09.   Lost Certificates.........................   A-9
            Section 2.10.   Associated Rights.........................   A-9
            Section 2.11.   Calculation of Adjustment Amount..........  A-10

ARTICLE 3   THE SURVIVING CORPORATION.................................  A-10
            Section 3.01.   Articles of Incorporation.................  A-10
            Section 3.02.   Bylaws....................................  A-10
            Section 3.03.   Directors and Officers....................  A-10

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............
                                                                        A-10
            Section 4.01.   Corporate Existence and Power.............  A-10
            Section 4.02.   Corporate Authorization...................  A-11
            Section 4.03.   Governmental Authorization................  A-11
            Section 4.04.   Non-Contravention.........................  A-12
            Section 4.05.   Capitalization............................  A-12
            Section 4.06.   SEC Filings...............................  A-13
            Section 4.07.   Financial Statements......................  A-13
            Section 4.08.   Disclosure Documents......................  A-15
            Section 4.09.   Absence of Certain Changes................  A-15
            Section 4.10.   No Undisclosed Material Liabilities.......  A-17
            Section 4.11.   Compliance with Laws and Court Orders.....  A-17
            Section 4.12.   Litigation................................  A-17
            Section 4.13.   Finders' Fees.............................  A-17
            Section 4.14.   Opinion of Financial Advisers.............  A-17
            Section 4.15.   Taxes.....................................  A-18
            Section 4.16.   Employee Benefit Plans....................  A-19
            Section 4.17.   Environmental Matters.....................  A-22
            Section 4.18.   Antitakeover Statute and Rights
                              Agreement...............................  A-23
            Section 4.19.   Insurance.................................  A-23
            Section 4.20.   Certain Contracts; Indemnities;
                              Indebtedness............................  A-23

                                                                        PAGE
                                                                        ----
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF PARENT..................  A-24
            Section 5.01.   Corporate Existence and Power.............  A-24
            Section 5.02.   Corporate Authorization...................  A-24
            Section 5.03.   Governmental Authorization................  A-24
            Section 5.04.   Non-Contravention.........................  A-24
            Section 5.05.   Disclosure Documents......................  A-25
            Section 5.06.   Finders' Fees.............................  A-25
            Section 5.07.   Adequate Funds............................  A-25

ARTICLE 6   COVENANTS OF THE COMPANY..................................  A-25
            Section 6.01.   Conduct of the Company....................  A-25
            Section 6.02.   Shareholder Meeting; SEC Filings..........  A-28
            Section 6.03.   Access to Information.....................  A-28
            Section 6.04.   No Solicitation...........................  A-29
            Section 6.05.   Third Party Standstill Agreements.........  A-31
            Section 6.06.   Rights Agreement..........................  A-31
            Section 6.07.   Spin-Off..................................  A-32

ARTICLE 7   COVENANTS OF PARENT.......................................  A-32
            Section 7.01.   Obligations of Merger Subsidiary..........  A-32
            Section 7.02.   Director and Officer Liability............  A-32

ARTICLE 8   COVENANTS OF PARENT AND THE COMPANY.......................  A-33
            Section 8.01.   Reasonable Efforts........................  A-33
            Section 8.02.   Certain Filings...........................  A-34
            Section 8.03.   Public Announcement.......................  A-35
            Section 8.04.   Further Assurances........................  A-35
            Section 8.05.   Notices of Certain Events.................  A-35

ARTICLE 9   CONDITIONS TO THE MERGER..................................  A-35
            Section 9.01.   Conditions to Obligations of Each Party...  A-35
            Section 9.02.   Conditions to the Obligations of Parent
                              and Merger Subsidiary...................  A-36
            Section 9.03.   Conditions to the Obligations of the
                              Company.................................  A-36

ARTICLE 10  TERMINATION...............................................  A-37
            Section 10.01.  Termination...............................  A-37
            Section 10.02.  Effect of Termination.....................  A-38

ARTICLE 11  MISCELLANEOUS.............................................  A-38
            Section 11.01.  Notices...................................  A-38
            Section 11.02.  Survival of Representations and
                              Warranties; Indemnification.............  A-39
            Section 11.03.  Amendments; No Waivers....................  A-40
            Section 11.04.  Expenses..................................  A-40
            Section 11.05.  Successors and Assigns....................  A-41
            Section 11.06.  Governing Law.............................  A-41
            Section 11.07.  Jurisdiction..............................  A-41

                                                                        PAGE
                                                                        ----
            Section 11.08.  Waiver of Jury Trial......................  A-41
            Section 11.09.  Counterparts; Effectiveness; Benefit......  A-42
            Section 11.10.  Entire Agreement..........................  A-42
            Section 11.11.  Captions..................................  A-42
            Section 11.12.  Severability..............................  A-42
            Section 11.13.  Specific Performance......................  A-42

ANNEX A Distribution Agreement

SCHEDULE I Per Share Adjustment Amount

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER dated as of October 26, 2000, (this "Agreement") among Flowers Industries, Inc., a Georgia corporation (the "Company"), Kellogg Company, a Delaware corporation ("Parent"), and Kansas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, prior to the Effective Time (as defined below), the assets of the Company will consist of (i) 100% of the shares of Common Stock of Flowers Foods, Inc., a Georgia corporation ("Spinco") and (ii) 46,197,466 shares of common stock, $0.01 par value of Keebler Foods Company, a Delaware corporation ("ELF"), representing a majority of the outstanding voting power of ELF on a fully diluted basis (the "ELF Shares") and the liabilities of the Company will consist of certain of the Company's debt;

     WHEREAS, the Company and Spinco are simultaneously herewith entering into a Distribution Agreement (the "Distribution Agreement") in the form of Annex A hereto pursuant to which all of the outstanding shares of Spinco common stock will be distributed to the Company's shareholders (the "Distribution"), and to effect the various transactions contemplated thereby and, with the exception of this Agreement, by the other Transaction Agreements (as defined below) provided that all conditions precedent to the Distribution set forth in the Distribution Agreement have been satisfied, immediately prior to the Effective Time (all such transactions being referred to collectively as the "Spin-Off");

     WHEREAS, (i) Parent, FK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Newco") and ELF have entered into an Agreement and Plan of Merger dated the date hereof (the "ELF Merger Agreement") pursuant to which Newco will merge with and into ELF (the "ELF Merger") on the terms and conditions set forth therein; (ii) Parent and the Company have entered into a Voting Agreement (the "ELF Voting Agreement") pursuant to which the Company has agreed to execute a written consent with respect to the ELF Shares in favor of the approval of the ELF Merger and adoption of the ELF Merger Agreement; and (iii) in the ELF Merger, each share of Common Stock of ELF, other than the ELF Shares and any Common Stock of ELF held by ELF or Parent, will be converted into the right to receive $42.00 in cash;

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein (the "Merger;" the Spin-Off, the Merger and the other transactions contemplated by the Transaction Agreements sometimes being hereinafter collectively referred to as the "Transaction");

     WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Distribution Agreement (this Agreement, the Distribution Agreement and the other agreements attached hereto or thereto sometimes being hereinafter collectively referred to as the "Transaction Agreements");

     WHEREAS, the Merger will occur only after and conditioned upon the Spin-Off; and

     WHEREAS, for federal income Tax (as defined below) purposes, it is intended that the Transaction will be treated at the Company's shareholder level as an integrated transaction in redemption and disposition of the Company's outstanding capital stock.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.01.  Definitions.

          (a) The following terms, as used herein, have the following meanings:

             "Adjustment Amount" has the meaning ascribed to that term in
        Schedule I.

             "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person except that ELF shall not be considered an Affiliate of the Company for purposes of Section 4.16.

             "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

             "Benefit Arrangement" means any employment, severance or similar contract or arrangement (oral or written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that on or after January 1, 1994 (i) is not and was not an Employee Plan, (ii) is or was entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) is not an Employee Arrangement (as defined in the ELF Merger Agreement).

             "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

             "Code" means the Internal Revenue Code of 1986.

             "Company Balance Sheet" means the consolidated balance sheet of the Company as of January 1, 2000 and the footnotes thereto set forth in the Company 10-K.

             "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended January 1, 2000.

             "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements listed in the Company Disclosure Schedule.

             "Delaware Law" means the General Corporation Law of the State of Delaware.

             "Employee Arrangement" means any Benefit Arrangement or Employee Plan.

             "Employee Plan" means any "employee benefit plan," as defined in
        Section 3(3) of ERISA, that on or after January 1, 1994 (i) is or was subject to any provision of ERISA, (ii) is or was maintained, administered or contributed to by the Company or any of its Affiliates and (iii) is not an Employee Arrangement (as defined in the ELF Merger Agreement).

             "Environmental Claims" means any written, or to the Company's knowledge, threatened claim, demand, or notice to or other suit, action, proceeding, investigation of the Company or any of its Subsidiaries by any person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or any of its Subsidiaries.

             "Environmental Laws" means in each case as in effect on the date hereof all Laws of any Governmental Entity or agreements with any Governmental Authority or other third party relating to human health, safety or the environment, including relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act.

             "Environmental Permits" means all permits, licenses, certificates or approvals necessary for the operation of the Company as currently conducted to comply with all applicable Environmental Laws.

             "ERISA" means the Employee Retirement Income Security Act of 1974.

             "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under
        Section 414 of the Code.

             "FTC" means the United States Federal Trade Commission.

             "Georgia Law" means the Georgia Business Corporation Code.

             "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

             "Hazardous Substance" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials,
        (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous.

             "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

             "Law" means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

             "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

             "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets, or results of operations of such Person and its Subsidiaries, taken as a whole.

             "Multiemployer Plan" means a multiemployer plan, as defined in
        Section 3(37) of ERISA.

             "1933 Act" means the Securities Act of 1933.

             "1934 Act" means the Securities Exchange Act of 1934.

             "Per Share Adjustment Amount" has the meaning ascribed to that term in Schedule I.

             "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

             "Releases" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not in compliance with Environmental Laws.

             "Rights" means the preferred stock purchase rights issued pursuant to the terms of the Rights Agreement.

             "Rights Agreement" means the agreement dated as of April 2, 1999 between the Company and First Union National Bank, as Rights Agent.

             "SEC" means the Securities and Exchange Commission.

             "Share Equivalent" means any stock option, warrant, performance share or right of conversion issued pursuant to a stock option, compensatory plan, or similar arrangements.

             "Shares" means the shares of common stock, $0.625 par value, of the Company.

             "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For purposes of this Agreement, except in the context of references in Sections 4.07(a), and 4.07(b) to the Company and its Subsidiaries, ELF shall not be deemed to be a Subsidiary of the Company.

             "Title IV Plan" means a plan subject to Title IV of ERISA, other than any Multiemployer Plan.

             "Withdrawal Liability" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

             Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

             Any reference to "including" or "include" means "including, without limitation" or "include, without limitation."

          (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ---------
Acquisition Agreement.......................................    6.04
Adverse Recommendation Change...............................    6.04
Arbitrator..................................................    2.11
Certificates................................................    2.04
Company Disclosure Schedule.................................  Article 4
Company Proxy Statement.....................................    4.08
Company SEC Documents.......................................    4.06
Company Securities..........................................    4.05
Company Shareholder Meeting.................................    6.02
Confidentiality Agreement...................................    6.03
Distribution................................................  Recitals
Distribution Agreement......................................  Recitals
Effective Time..............................................    2.02
ELF.........................................................  Recitals
ELF Merger..................................................  Recitals
ELF Merger Agreement........................................  Recitals
ELF Shares..................................................  Recitals
ELF Voting Agreement........................................  Recitals
Exchange Agent..............................................    2.04
Excluded Employee...........................................    4.09
GAAP........................................................    4.07
Indemnified Person..........................................    7.03

TERM                                                           SECTION
----                                                          ---------
IRS.........................................................    4.15
Merger......................................................  Recitals
Merger Consideration........................................    2.03
Newco.......................................................  Recitals
Notice of Superior Proposal.................................    6.04
Parent......................................................  Recitals
Preferred Shares............................................    4.05
Registration Statement......................................    4.08
Series A Preferred Stock....................................    4.05
Spinco......................................................  Recitals
Superior Proposal...........................................    6.04
Surviving Corporation.......................................    2.02
Takeover Proposal...........................................    6.04
Tax or Taxes................................................    4.15
Tax Return..................................................    4.15
Taxing Authority............................................    4.15
Transaction.................................................  Recitals
Transaction Agreements......................................  Recitals

                                   ARTICLE 2

                                THE TRANSACTION

     Section 2.01. The Spin-Off. Provided that all conditions precedent to the Spin-Off set forth in the Distribution Agreement have been satisfied, prior to the Effective Time, the Company will cause each Person that is intended to be a party to any Transaction Agreement (other than the Merger Agreement) to enter into each such Transaction Agreement, and, on the terms and subject to the conditions of the Transaction Agreements, immediately prior to the Effective Time, the Company shall effect, and cause Spinco to effect, the Spin-Off.

     Section 2.02.  The Merger.

          (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law and Georgia Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with each of the Delaware Secretary of State and the Georgia Secretary of State and make all other filings or recordings required by Delaware Law and Georgia Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificates of merger are duly filed with the Georgia Secretary of State and Delaware Secretary of State or at such later time as is specified in the certificates of merger provided that the Effective Time shall not occur unless and until the Spin-Off shall have occurred.

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Georgia Law.

     Section 2.03.  Conversion of Shares.

          (a) At the Effective Time:

             (i) except as otherwise provided in Section 2.03(a)(ii) or Section 2.05, each Share outstanding immediately prior to the Effective Time other than any Shares that are Share Equivalents, together with the associated Right, shall be converted into the right to receive an amount equal to (1) $42.00 multiplied by 46,197,466, divided by (2) the number of Shares issued and outstanding immediately prior to the Effective Time, less (3) the Per Share Adjustment Amount, in cash per share, without interest (the "Merger Consideration");

             (ii) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

             (iii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b) The Merger and the Spin-Off shall be effected such that the shares of Spinco to be distributed in the Spin-Off and the Merger Consideration are distributed or paid, as the case may be, only to the same holders of Shares provided that the Spin-Off shall occur prior to the Merger.

     Section 2.04.  Surrender and Payment.

          (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Promptly after the Effective Time, Parent will cause to be deposited with the Exchange Agent the Merger Consideration to be paid in respect of the Shares converted pursuant to Section 2.03(a)(i). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.03(a)(i) will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, and all other documents the Exchange Agent may reasonably require, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not payable.

          (d) At the Effective Time, the stock transfer books of the Company will be closed and there shall be no further registration or transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) to pay for Shares for which appraisal rights have been requested shall be returned to Parent, upon demand.

     Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Georgia Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable Law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. The exercise of appraisal rights under Georgia Law whether or not perfected shall not affect any holder's right to receive a pro-rata share of the Spin-Off.

     Section 2.06.  Equity Compensation Arrangements; Share Equivalents.

          (a) At or immediately prior to the Effective Time, each Share Equivalent outstanding under any stock option or equity compensation plan or arrangement of the

     Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such Share Equivalent which shall have been granted or issued under the 1989 Executive Stock Incentive Plan at or promptly after the Effective Time for each such Share Equivalent an amount in cash determined by multiplying (i) the excess, if any, of the Change in Control Price (as defined in the 1989 Executive Stock Incentive Plan) per Share over the applicable exercise price of such Share Equivalent, if any, by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Share Equivalents) had such holder exercised or converted such Share Equivalent into Shares immediately prior to the Effective Time.

          (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Share Equivalents granted under the Company's stock option or equity compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), the Company deems reasonably necessary to give effect to the transactions contemplated by Section 2.06(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any such plans or arrangements until such necessary consents are obtained, and the Company shall withhold from such payments all amounts required by applicable Law or regulation to be withheld for taxes or otherwise.

     Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon (but excluding the Spin-Off) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to Section 2.06 shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

     Section 2.10. Associated Rights. References in this Agreement to Shares shall include, unless the context requires otherwise, the associated Rights.

     Section 2.11. Calculation of Adjustment Amount. At least 15 Business Days prior to the Effective Time, the Company shall prepare in good faith and deliver to Parent an estimate of the Adjustment Amount, calculated in accordance with
Schedule I. The Company and Parent agree to negotiate in good faith and to use reasonable best efforts to agree on the Adjustment Amount at least 10 Business Days prior to the Effective Time. If the Company and Parent agree on the amount of the Adjustment Amount, then the Adjustment Amount shall equal such agreed amount. In the event that the Company and Parent do not agree on the Adjustment Amount at least 10 Business Days prior to the Effective Time, the parties may jointly engage Morgan Stanley Dean Witter, or the parties may mutually agree to engage another nationally recognized investment banking firm or accounting firm (the "Arbitrator"), to calculate the Adjustment Amount. If the Adjustment Amount is not mutually agreed by the Company and Parent, at least two Business Days prior to the Effective Time, the Arbitrator shall calculate the Adjustment Amount in accordance with Schedule I and shall deliver such amount to the Company and Parent, and the Adjustment Amount shall equal the amount so calculated and delivered. The fees and expenses of the Arbitrator shall be shared equally between Spinco and Parent.

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

     Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law, provided that, at the Effective Time, Article First of such articles of incorporation shall be amended to read as follows: "The name of the Corporation is Keebler Holding Corp."

     Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule") the Company represents and warrants to Parent that:

     Section 4.01.  Corporate Existence and Power.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

          (b) Spinco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not materially impair, delay or prevent the ability of Spinco to consummate the transactions contemplated by the Transaction Agreements. Spinco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not materially impair, delay or prevent the ability of Spinco to consummate the transactions contemplated by the Transaction Agreements. Spinco has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of Spinco as currently in effect.

     Section 4.02.  Corporate Authorization.

          (a) The execution, delivery and performance by the Company and Spinco of the Transaction Agreements and the consummation by the Company and Spinco of the transactions contemplated by such Transaction Agreements are within the Company's and Spinco's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company and will be duly authorized by all necessary corporate action on the part of Spinco prior to the Effective Time. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Each Transaction Agreement to which the Company or Spinco is or will be a party is or when executed by such party, will constitute, a valid and binding agreement of such party, each enforceable in accordance with its terms.

          (b) The Company's Board of Directors has (i) determined that the Transaction Agreements, including this Agreement and the transactions contemplated hereby, taken as a whole, are fair to and in the best interests of the Company's shareholders, (ii) declared advisable and approved the Transaction Agreements and the transactions contemplated hereby and thereby and (iii) resolved (subject to Section 6.04(c)) to recommend approval and adoption of this Agreement and the Merger by its shareholders. Prior to the Effective Time, Spinco's Board of Directors will have approved the Transaction Agreements and the transactions contemplated hereby and thereby.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company and Spinco of the Transaction Agreements and the consummation

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by the Company and Spinco of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of certificates of merger with respect to the Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, (iv) the filing of listing applications with respect to the Spinco shares to be distributed in the Spin-Off, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements.

     Section 4.04. Non-Contravention. The execution, delivery and performance by each of the Company and Spinco of the Transaction Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or Spinco, (ii) contravene, conflict with, or result in a violation or breach of any provision of any Law, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or Spinco is entitled under, any provision of any agreement or other instrument binding upon the Company or Spinco or their respective properties, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or Spinco or (iv) result in the creation or imposition of any Lien on any asset of the Company or Spinco, except, in the case of clauses (ii),
(iii) and (iv), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements by the Company or Spinco.

     Section 4.05.  Capitalization.

          (a) The authorized capital stock of the Company consists of 350,000,000 Shares, par value $0.625 per share and 249,523 shares of preferred stock, par value $100.00 per share (the "Preferred Shares"), of which 100,000 shares are designated Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock"). As of October 25, 2000, there were: 100,085,442 Shares (excluding 2,728,794 Share Equivalents payable in cash or Shares) outstanding and 442,451 Shares held in the Company's treasury. The Company has no shares of Series A Preferred Stock outstanding nor any Shares or Series A Preferred Stock reserved for or otherwise subject to issuance, except that as of October 25, 2000 there were (i) 12,350,000 Shares reserved for issuance pursuant to those Employee Plans and Benefit Arrangements listed in Section 4.16 of the Company's Disclosure Schedule and (ii) 10,467 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement. All shares of capital stock of the Company outstanding have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.05 of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Share Equivalents by grantee (together with the exercise prices therefor). All Shares issuable upon exercise of Share Equivalents have been duly authorized

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     and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

          (b) Except as set forth in this Section 4.05 and for changes since October 25, 2000 resulting from the exercise of Share Equivalents outstanding on such date, there are no outstanding (i) shares of capital stock or equity, debt or other securities of the Company, (ii) securities of the Company or any other issuer convertible into or exchangeable for shares of capital stock, equity, debt or other securities of the Company or
     (iii) options or other rights to acquire from the Company or any of its Affiliates or other obligation of the Company or any of its Affiliates to issue any capital stock, equity, debt or other securities or securities convertible into or exchangeable for capital stock or voting equity, debt or other securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to (i) repurchase, redeem or otherwise acquire any of the Company Securities, (ii) to register any Company Securities under the 1933 Act or any state securities law, (iii) to grant preemptive or antidilutive rights with respect to any Company Securities or (iv) to grant any stock options (either upon the exercise of any option or otherwise).

          (c) Immediately following the Effective Time, the Company will not own any equity, debt or other securities of any Person other than ELF.

     Section 4.06.  SEC Filings.

          (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended January 1, 2000, January 2, 1999, and January 3, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 22, 2000 and July 15, 2000, (iii) its proxy statements relating to meetings of the shareholders of the Company held since January 3, 1998 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 3, 1998 (the documents referred to in this Section 4.06(a), collectively, the "Company SEC Documents").

          (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c) As of its filing date each Company SEC Document, including each amendment or supplement thereto, filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.07.  Financial Statements.

          (a) The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of the Company included in

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     the Company SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, that are not expected to be material in amount in the case of any unaudited interim financial statements except for any non-recurring non-cash changes, which may be required relating to impaired assets).

          (b) Section 4.07(b) of the Company Disclosure Schedule contains the unaudited pro forma consolidated balance sheet of Spinco and its Subsidiaries as of July 15, 2000, together with the related unaudited pro forma consolidated statement of income for the six-month period then ended, and the unaudited pro forma consolidated statement of income of Spinco and its Subsidiaries for the year ended January 1, 2000. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of July 15, 2000 or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company SEC Documents. Such balance sheet fairly presents in all material respects the consolidated financial position of Spinco and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income, fairly presents in all material respects the results of operations of Spinco and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end adjustments that are not expected to be material in amount). The accounts reflected in the unaudited pro forma consolidated financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

          (c) Section 4.07(c)(i) of the Company Disclosure Schedule contains the unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000, together with the related unaudited pro forma consolidated statement of income, for the six-month period then ended, and the unaudited pro forma consolidated statement of income of the Company and ELF for the year ended January 1, 2000. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of July 15, 2000 or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company SEC Documents. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and ELF as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such

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

     consolidated statement of income fairly presents in all material respects the results of operations of the Company and ELF for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end adjustments that are not expected to be material in amount). The accounts reflected in the unaudited pro forma financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements. Except for liabilities or obligations of the Company under the Transaction Agreements as set forth in Section 4.07(c)(ii) of the Company Disclosure Schedule, the balance sheet referred to in this subsection does not reflect any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Company and immediately following the Effective Time, the Company and its Subsidiaries will not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

     Section 4.08. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement"), the registration statement on Form 10, Form S-1 or Form S-4 relating to the Spin-Off (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act and the 1933 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, and the Registration Statement at the time it becomes effective and at the time the Registration Statement is mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Proxy Statement or the Registration Statement based upon information furnished to the Company by Parent specifically for use therein.

     Section 4.09. Absence of Certain Changes. Except (i) as disclosed in the Company SEC Documents filed after January 1, 2000 and prior to the date hereof, or (ii) as expressly contemplated by the Transaction Agreements or (iii) as disclosed in Section 4.09 of the Company Disclosure Schedule, since January 1, 2000, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

          (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

          (c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than

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     quarterly cash dividends on the Shares on customary record and payment dates in an amount not greater than $0.1325 per Share per quarter), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (d) any amendment of any material term of any outstanding security of the Company or any amendment of the Company's Articles of Incorporation or By-Laws;

          (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than borrowings made in the ordinary course of business and in amounts and on terms consistent with past practices under the Company's revolving credit agreement;

          (f) any creation or other incurrence by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices and other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

          (g) any making of any material loan, advance or capital contributions to or investment in any Person not wholly-owned, directly or indirectly, by the Company, other than immaterial amounts in the ordinary course of business consistent with past practices;

          (h) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

          (i) any (i) grant of any bonus, severance or termination pay or award under a long term incentive plan to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employees of the Company, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of the Company, (iii) increase in compensation, bonus or other benefits payable to any director, or executive officer of the Company (other than changes made applicable to Company employees generally); or (iv) other than in the ordinary course of business, consistent with past practices, increase in compensation bonus or other benefits payable to any employee of the Company not described in clause (iii);

          (j) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (k) any agreement to do any of the foregoing;

     provided, however, that the limitations of this Section 4.09 shall not apply to any actions taken in respect of (i) any individual who, after giving effect to the Spin-Off, will be an executive officer, director or employee of Spinco or any of its Subsidiaries (an "Excluded Employee") or
     (ii) any other individual so long as, in any such instance, any liabilities resulting from such actions are the responsibility of Spinco or any of its Subsidiaries, do not result in any direct or indirect obligations or liabilities on the part of the Company and such actions do not and would not have a Material

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     Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction
     Agreements.

     Section 4.10. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (c) liabilities or obligations under the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby; and

          (d) liabilities or obligations disclosed in the Company Disclosure Schedule.

     Section 4.11. Compliance with Laws and Court Orders. Neither the Company nor Spinco or any of their respective Subsidiaries nor any of their respective properties is in violation of, or has since January 1, 2000 violated, any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements. The Company and Spinco are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 4.12. Litigation. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company, or against Spinco or any of its their respective Subsidiaries before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements. Neither the Company nor Spinco is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 4.13. Finders' Fees. Except for UBS Warburg LLC and Morgan Stanley & Co. Incorporated, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company in connection with the transactions contemplated by the Transaction Agreements.

     Section 4.14. Opinion of Financial Advisers. The Company has received an opinion of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company's shareholders is fair from a financial

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point of view. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

     Section 4.15. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all Tax Returns required by applicable Law to be filed by it prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all respects.

          (b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new Taxes for periods, or portions thereof, beginning after the date hereof) will establish or cause to be established in accordance with GAAP on or before the Effective Time, an adequate accrual for the payment of, all Taxes and interest due with respect to any period or portion thereof ending prior to or as of the Effective Time.

          (c) The federal income Tax Returns filed with respect to the Company have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through fiscal year 1995.

          (d) There are no Liens or encumbrances for Taxes on any of the assets of the Company, other than those for taxes not yet due and payable. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or indemnification agreement.

          (e) The Company and each of its Subsidiaries has complied with all applicable Laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

          (f) Except as set forth in Section 4.15 of the Company Disclosure Schedule, no federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of the Company and the Company has not received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

          (g) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code
     (A) in the two years prior to the date of this Agreement (nor will it constitute such a corporation in the two years prior to the date of the Effective Time) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of
     Section 355(e) of the Code in conjunction with the Merger.

          (h) "Tax" or "Taxes" shall mean (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other

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     taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments,
     (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been, before the Effective Time, a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company and each of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.16. Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (a) Section 4.16 of the Company Disclosure Schedule includes the name of, and the Company has made available to Parent copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and actuarial valuation report prepared in connection with any such Employee Plan. Section 4.16 of the Company Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in
     Section 501(c)(9) of the Code.

          (b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received from the IRS a favorable determination letter stating that the Employee Plan is so qualified; the Company is not aware of any facts or circumstances which would jeopardize the qualified status of the Employee Plan if not cured; each trust created under any Employee Plan has been determined by the IRS to be exempt from tax under
     Section 501(a) of the Code as of and since its creation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

          (c) Section 4.16 of the Company Disclosure Schedule includes the name of, and the Company has made available to Parent copies or descriptions of, each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof, if applicable. Each such Benefit

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     Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

          (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Sections 4980B(f), 9801 or 9802 with respect to a qualified beneficiary (as defined in Section 4980B(g)) or other individual. Neither the Company nor any of its ERISA Affiliates has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and neither the Company nor any ERISA Affiliate of the Company has incurred a tax under Section 5000(a) that is or could become a liability of the Company.

          (e) No Title IV Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Title IV Plan, nor has any lien in favor of any Title IV Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

          (f) There does not now exist, nor, to the Company's knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time. None of the Company and its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan, none of the Company and its ERISA Affiliates has received any notification, nor has reasonable cause to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. If the Company and its ERISA Affiliates were to experience a complete withdrawal from all such Multiemployer Plans, the total withdrawal liability would not exceed the amount set forth in Section 4.16(f) of the Company Disclosure Schedule. The transactions contemplated by this Agreement, including the Transaction, will not result in partial or complete withdrawal from any such Multiemployer Plan.

          (g) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement by applicable Law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period have been timely made or paid in full.

          (h) With respect to each Employee Plan that is a Title IV Plan: (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived and for which a prior notice requirement exists has occurred, and the consummation of the transactions contemplated by this Agreement, including the Transaction, will not result in the occurrence of any such reportable event; (ii) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates; (iv) the unfunded

                                      A-20
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     current liability of each such Employee Plan does not exceed the amount set forth in Section 4.16(h) of the Company Disclosure Schedule for such Plan, based on the assumptions used for the most recent actuarial valuation of such Plans, a copy of which has been made available to Parent; and (v) the PBGC has not instituted proceedings to terminate any such Employee Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Plan.

          (i) The Company Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby, including the Transaction, could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries could be liable, or would limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any material Employee Arrangement or related trust; (ii) the aggregate liabilities of the Company and its Subsidiaries with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby, including the Transaction, (iii) the aggregate liabilities of the Company and its ERISA Affiliates, together with any corresponding assets held in any grantor trust of the Company and its ERISA Affiliates, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or non-elective), in each case determined as of the date set forth in the Company Disclosure Schedule, and (iv) the estimated maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Agreements and the consummation of the transactions contemplated hereby, including the Transaction. No outstanding options to purchase Shares granted to any current or former employee or director of the Company or any of its ERISA Affiliates contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby except as provided for in Section
     2.06 hereof.

          (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may give rise to a claim or lawsuits, against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could result in any liability of the Company or any of its ERISA Affiliates to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable

     Law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents.

     Section 4.17.  Environmental Matters.

          (a) Except as disclosed in the Company SEC Documents or as set forth in Section 4.17 of the Company Disclosure Schedule, except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is in compliance with all applicable Environmental Laws and Environmental Permits.

          (b) Except as disclosed in the Company SEC Documents or as disclosed in Section 4.17 of the Company Disclosure Schedule, there are no written (or, to the knowledge of the Company, other) Environmental Claims pending or, to the knowledge; of the Company threatened, against the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          (c) The Company has made available to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets owned, leased, or operated by the Company at any time or for which the Company is responsible under any Environmental Law.

          (d) Except as disclosed in the Company SEC Documents or as disclosed in Section 4.17 of the Company Disclosure Schedule, prior to and during the period of ownership or operation by the Company, in each case to the knowledge of the Company, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties that could result in Liability for the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and there were no conditions or Releases of Hazardous Substance in, on, under or affecting any currently or previously owned or leased properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (e) Except as disclosed in the Company SEC Documents, or as set forth in Section 4.17 of the Company Disclosure Schedule, none of the Company or its Subsidiaries in each case has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that the Company or its predecessors is or may be a potentially responsible party in respect of or may otherwise bear liability for any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or would be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities, except where such

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     notice or the circumstances referred to therein would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.18.  Antitakeover Statute and Rights Agreement.

          (a) No "fair price," "interested shareholder," "business combination," or similar antitakeover statute or regulation enacted under Georgia or other Law applicable to the Company is applicable to the transactions contemplated by the Merger and the Transaction Agreements.

          (b) The Board of Directors of the Company has approved an amendment to the Rights Agreement which is, and at the Effective Time shall be, effective, and has taken all other action necessary to render the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The Company has delivered to Parent a true and correct copy of the Rights Agreement in effect as of the execution and delivery of this Agreement, including a copy of such amendment.

     Section 4.19. Insurance. Section 4.19 of the Company Disclosure Schedule contains a complete and accurate list in all material respects of all policies of directors' and officers' liability insurance and fiduciary insurance owned or held by, or the premiums and the brokerage fees of which are paid by, the Company. The Company, Spinco and Spinco's Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or Spinco or Spinco's Subsidiaries, respectively, that are customary and appropriate under the circumstances. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied with the provisions of such policies.

     Section 4.20.  Certain Contracts; Indemnities; Indebtedness.

          (a) Except for assets or properties to be transferred to Spinco or its Subsidiaries pursuant to the Transaction Agreements, none of Spinco or any of its Subsidiaries presently uses in the conduct of its business any assets or properties, whether tangible, intangible or mixed, which are also utilized by the Company (after giving pro-forma effect to the Spin-Off), and, other than the contracts, arrangements or understandings which are set forth in Section 4.20(a) of the Company Disclosure Schedule, which in each instance are ordinary course commercial arrangements on arms-length terms, none of Spinco or any of its Subsidiaries is presently directly or indirectly a party to any contract, arrangement or understanding with the Company (other than the Transaction Agreements). After giving effect to the Spin-Off, the Company will include all of the Company's direct or indirect right, title and interest in and to (i) the ELF Shares, and (ii) all assets reflected on the unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000 referred to in Section 4.07(c) of this Agreement. The termination of all contracts, arrangements and understandings between the Company on the one hand and Spinco and its Subsidiaries on the other hand, to the extent contemplated by the Distribution Agreement would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000 referred to in Section 4.07(c) of this Agreement reflects all assets of the Company principally used in the business of the Company as of July 15, 2000, other than assets or properties of the Company that will be transferred to Spinco or its Subsidiaries.

          (b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, there are no outstanding claims for indemnification against the Company or any of its Subsidiaries under any written contract, agreement or understanding or, to the knowledge of the Company, under any oral contract, agreement or understanding.

          (c) Except (i) as set forth in Section 4.20(c) of the Company Disclosure Schedule and (ii) as expressly contemplated by the Transaction Agreements immediately following the Effective Time, the Company will not be party to any oral or written contract, agreement or understanding.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by the Transaction Agreements. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated by the Merger or the Transaction Agreements.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of certificates of merger with respect to the Merger with the Delaware Secretary of State and the Georgia Secretary of State,
(ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by the Transaction Agreements.

     Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) contravene, conflict with, or result in any violation or breach of any provision of any Law or (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement, or any amendment or supplement thereto, is first mailed to shareholders of the Company and the time such shareholders vote on adoption of this Agreement.

     Section 5.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent which might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

     Section 5.07. Adequate Funds. Parent has commitment letters in customary form from nationally-recognized lending institutions for and will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under the Transaction Agreements and under the ELF Merger Agreement.

                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which shall not be unreasonably withheld) as provided by this Agreement, the Transaction Agreements, or as set forth in Section 6.01 the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not:

          (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than quarterly cash dividends on customary record and payment dates on the Shares not to exceed $0.1325 per Share per quarter;

          (b) repurchase, redeem or otherwise acquire or offer to acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

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

          (c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any Share Equivalents or other rights, warrants or options to acquire any Shares, other than issuances of shares pursuant to Share Equivalents that are outstanding on the date hereof;

          (d) amend its Articles of Incorporation or By-Laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company;

          (e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in the Company Disclosure Schedule,
     (ii) in each case in the ordinary course of business consistent with past practices, purchases of raw materials, services and items used or consumed in the manufacturing process, or (iii) capital expenditures made consistent with the Company's capital expenditure program, in an amount not to exceed $40 million in the aggregate for 2000 and $38.5 million in the aggregate for 2001;

          (f) incur any indebtedness (whether or not reflected on the Company Balance Sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices under the Company's revolving credit agreement;

          (g) except as required under Section 2.06 or by applicable Law, or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, Employee Plan or Benefit Arrangement, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or Benefit Arrangement, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined, except for amendments or changes in the ordinary course of business consistent with past practices solely to reflect any administrative or other non-substantive changes to any Benefit Plan or Employee Arrangement and which do not increase the liability of the Company therefor;

          (h) except to the extent required by written employment agreements existing on the date of this Agreement, or by applicable Law, increase the compensation payable or to become payable to its directors, officers or employees (excluding (i) raises for hourly employees of the Company in the ordinary course consistent with past practice and (ii) raises in the ordinary course consistent with past practice for salaried employees scheduled to be effective January 1, 2000) or pay any benefit or amount to any such person that is not otherwise required by an Employee Plan or Benefit Arrangement as in effect on the date of this Agreement;

          (i) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) except pursuant to the ELF Merger and except for transactions involving immaterial properties or assets that are in the ordinary course of business consistent with past practices;

          (j) make any tax election that has, or fail to make any tax election which failure would have, individually or in the aggregate, a material effect on the tax liability or tax attributes of the Company or settle or compromise any material income tax liability of the Company or file any Tax Return (other than in a manner consistent with past practice) or change any method of Tax accounting;

          (k) take any action to cause ELF to pay any dividend or make any distribution to its stockholders other than the payment of quarterly cash dividends on customary record and payment dates not to exceed $0.1125 per share of ELF Common Stock per quarter and the special dividend as permitted by Section 6.06 of the ELF Merger Agreement;

          (l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization for the Company or (ii) enter into any material agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control of the Company or take any action which would give rise to any liability or obligation of the Company following the Effective Time for which the Company will not be indemnified by Spinco under the Distribution Agreement;

          (m) engage in or allow any transfer of assets or liabilities or other transactions between the Company, on the one hand, and Spinco and any of its Subsidiaries, on the other hand, except (i) payments in the ordinary course of its business consistent with past practice or (ii) as expressly contemplated by the Transaction Agreements to occur prior to the Effective Time;

          (n) sell, assign, encumber, pledge, hypothecate or otherwise dispose of any of the ELF Shares or any interest therein or enter into any voting agreement or grant any proxy or consent with respect thereto, except for the ELF Voting Agreement;

          (o) renew any collective bargaining agreement or enter into any new collective bargaining agreement;

          (p) renew or enter into any non-compete, exclusivity or similar material agreement that would restrict or limit the operations of the Company, or, after the Effective Time, of Parent;

          (q) renew, enter into, amend or waive any right under any material contract with or loan to any Affiliate of the Company, other than as expressly contemplated by the Transaction Agreements;

          (r) make any loan, advance or capital contributions to or investment in any Person, other than immaterial amounts in the ordinary course of business consistent with past practices;

          (s) enter into, modify or amend in any material respect, or terminate any contract filed as an exhibit to any Company SEC Document or any other contract to which the Company is a party which is or would be required to be filed as an exhibit to the Company SEC Documents;

          (t) settle or compromise any material litigation, or waive, release or assign any material claims;

          (u) adopt any change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices; or

          (v) agree or commit to do any of the foregoing.

     The parties agree that the provisions of Section 6.01, shall apply to Spinco and its Subsidiaries as well as to the Company; provided, however, that Parent agrees to grant its approval to any of the foregoing actions involving solely Spinco or its Subsidiaries so long as such action would not (x) give rise to any liability or obligation on the part of the Company following the Effective Time, (y) adversely affect the credit quality or financial strength of the parties which will indemnify the Company after the Effective Time pursuant to the Distribution Agreement or (z) interfere with the timely consummation of the Merger. Subject to the foregoing, the Company agrees to use its best efforts to operate the business of Spinco and its Subsidiaries in a manner that minimizes the liabilities incurred within the Company.

     Section 6.02. Shareholder Meeting; SEC Filings. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with such meeting and the transactions contemplated by the Transaction Agreements, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared or declared effective by the SEC, as the case may be, and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and the Registration Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the Company Shareholder Meeting to solicit additional proxies) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting. The Company shall provide Parent and its legal counsel with sufficient opportunity to comment upon the form and substance of the Company Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC and the Company shall use its reasonable efforts to incorporate Parent's reasonable comments into the Company Proxy Statement (including any amendments or supplements thereto). The Company shall provide to Parent copies of any comments received from the SEC in connection therewith and shall consult with Parent in responding to the SEC. Subject to Section 6.04, the Company Proxy Statement shall contain the unqualified recommendation of the Board of Directors of the Company that its shareholders vote in favor of the approval and adoption of this Agreement and the Merger.

     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement dated as of July 24, 2000 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors, lenders and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating data and other information as such Persons may reasonably request, (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company and (iv) promptly advise Parent orally and in writing of any fact or circumstances reasonably likely to have a Material Adverse Effect on the Company or to cause a condition contained in
Article 9 not to be satisfied. Any
investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Spinco and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, the Company shall provide to Parent a copy of the most recent statement of withdrawal liability that it or any of its Affiliates has obtained from each Employee Plan that is a Multiemployer Plan and, to the extent that such a statement has not yet been obtained for any such Employee Plan, or to the extent such a statement has been obtained but reflects withdrawal liability as of a date earlier than July 1, 2000 with respect to any such Employee Plan, the Company shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain a current withdrawal liability statement from such Employee Plan and provide it to Parent.

     Section 6.04.  No Solicitation.

          (a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining approval of the Company's shareholders as contemplated by
     Section 6.02 hereof, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors reasonably determines in good faith is reasonably likely to result in an Adverse Recommendation Change (as defined below) or, after consultation with its independent financial advisors, constitutes a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 6.04, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with terms not more favorable to such person than the Confidentiality Agreement, provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, provided that the Company shall have delivered to Parent prior written notice advising Parent that it intends to participate in such discussions or negotiations. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding the Company and ELF provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

          The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combina-tion, recapitalization, liquidation, dissolution, joint venture, purchase or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income or assets of the Company and its Subsidiaries, taken as a whole, (B) 20% or more of the outstanding shares of the Company's common stock or capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above or (C) any or all of the ELF Shares.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, provided, that in the event that prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company receives a Superior Proposal (as determined in accordance with Section 6.04(b)) that is unsolicited and did not result from a breach of Section 6.04(a), the Board of Directors of the Company may, if it believes in good faith such action is required under Georgia law to avoid a breach of its fiduciary duties, after receipt of advice from its outside legal counsel, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the recommendation or declaration of advisability of this Agreement or the Merger (each such action being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve, or recommend or propose publicly to adopt or approve, or recommend any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence; and provided, however, that the Company shall not exercise its right to make an Adverse Recommendation Change until after the fifth Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period). Any such Adverse Recommendation Change shall not change the approval by the Board of Directors of the Company of the Merger and this Agreement under Georgia law or for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. The Company shall submit this Agreement to its shareholders at a duly held meeting of shareholders even if the Board of Directors of the Company shall have made an Adverse Recommendation Change. Nothing in this Section 6.04 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to any Takeover Proposal or (z) affect any other obligation of the Company under this Agreement.

          The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company or any of its Subsidiaries made by a third party that, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, (i) more than 50% of the voting power of the Company's common stock, (ii) all or substantially all the assets of the Company and its Subsidiaries or (iii) all or substantially all of the ELF Shares, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its reasonable good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the shareholders of the Company, taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company promptly shall advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal together with a copy of such Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal.

          (d) Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or (ii) making a disclosure to the Company's shareholders if outside legal counsel advises that failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 6.04(b)(i) or 6.04(b)(ii).

     Section 6.05. Third Party Standstill Agreements. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Section 6.06. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.18(b)) reasonably requested in writing by Parent in order to render the Rights inapplicable to the transactions contemplated by this Agreement. Except as provided with respect to the transactions contemplated by this Agreement and the Transaction Agreements, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determinations under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

     Section 6.07  Spin-Off.

          (a) The Company shall use its best efforts to satisfy the conditions to the Spin-Off set forth in Section 3.02 of the Distribution Agreement and shall effect the Spin-Off if such conditions have been satisfied. The Company shall cause Spinco to comply with its obligations under the Distribution Agreement. Notwithstanding anything in this Section 6.07 to the contrary, the parties acknowledge and agree that this Section 6.07 shall not require the Company or Spinco, to waive any condition to the Spin-Off set forth in Section 3.02 of the Distribution Agreement. At or prior to the Spin-Off, the Company shall take those actions required by
     Section 3.02 of the Distribution Agreement to be taken at or prior to the Spin-Off.

          (b) The Company shall keep Parent informed on a regular basis concerning the developments in the transactions contemplated by the Transaction Agreements and the means by which such transactions are effected and, subject to any existing agreements as to the means of effecting the transactions that are reflected in the Distribution Agreement, the Company shall give reasonable consideration to Parent's views on the means by which such transactions are effected.

                                   ARTICLE 7

                              COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

     Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present officer and director of the Company (each an "Indemnified Person") to the fullest extent permitted by Georgia Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof in respect of its decision to vote for the approval of the ELF Merger and the implementation of such decision, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) The Surviving Corporation shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Indemnified Person and the Indemnified Person shall cooperate in the defense thereof. The Surviving Corporation shall not be liable for the fees, costs or expenses of any other counsel for an Indemnified Person, other than local counsel, unless a conflict of interest shall be caused thereby in which case the Surviving Corporation shall pay the fees, costs and expenses of one additional counsel of the Indemnified Person's choosing but reasonably acceptable to the Surviving Corporation, provided that the Surviving Corporation shall not be liable for (i) the fees of more than one counsel for all Indemnified Persons or (ii) any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium and brokerage costs paid by the Company as of the date hereof for such insurance, then the Surviving Corporation shall provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

          (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

          (e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Georgia Law or any other applicable laws or under any agreement of any Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

          (f) Notwithstanding any provision of this Section 7.02 to the contrary, to the extent any obligation is also a Spinco Group Liability (as defined in the Distribution Agreement) such matter shall be addressed as a Spinco Group Liability pursuant to the Distribution Agreement rather than this Section 7.02. In the event of a conflict between the Distribution Agreement and this Section 7.02 with respect to the subject matter of
     Section 7.02(a), this Section 7.02 shall govern.

                                   ARTICLE 8

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01.  Reasonable Efforts.

          (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or the Antitrust Division or any other Governmental Entity pursuant to the HSR Act and (ii) to use reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any foreign laws, rules or regulations) as soon as reasonably practicable; provided, that Parent shall not be required to agree, and the Company shall not agree without Parent's consent, to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent's written request the Company shall agree to any such waiver, limitation or disposal, which agreement may, at the Company's option, be conditioned upon and effective only as of the Effective Time. Each party shall: (1) promptly notify the other party of any communication from the FTC, the Antitrust Division or any State Attorney General or any other Governmental Entity, and subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing and to accept all reasonable additions, deletions or changes suggested in connection therewith; (2) with respect to this Transaction not agree to participate in any substantive meetings or discussions with any Governmental Entity in respect of any filings, investigations, or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (3) with respect to this Transaction furnish the other party's counsel, subject to appropriate confidentiality procedures, with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective representatives and any Governmental Entity or their respective staffs.

          (b) In connection with obtaining financing in connection with the transactions contemplated by this Agreement, at the reasonable request of Parent, the Company (i) agrees to enter into such agreements, agrees to use reasonable best efforts to deliver such officers certificates and opinions as are customary in a financing and as are, in the good faith determination of the persons executing such officers' certificates or opinions, accurate, and agrees to pledge, grant security interests in, and otherwise grant liens on, its assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time; provided, that, all expenses, liabilities or costs of the Company incurred in connection herewith shall be the responsibility of Parent and any obligations entered into in connection herewith are terminated in the event this Agreement is terminated in accordance with its terms and (ii) with reasonable assurances of confidentiality acceptable to the Company will provide to the lenders specified by Parent financial and other information in the Company's possession with respect to the Company, Spinco, the Merger and the Transaction, will make the Company's senior officers and financial and accounting personnel reasonably available to assist such lenders, and otherwise will cooperate in connection with the consummation of such financing.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another and use their reasonable best efforts (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement,
(ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger and the Transaction Agreements and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the

Company Proxy Statement and Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Public Announcement. The initial press release concerning this Agreement and the Transaction shall be a joint release. Thereafter Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent, Spinco or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by the Merger or the Transaction Agreements.

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

     Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of the Company in accordance with Georgia Law;

          (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which has the effect of making the Merger or the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or the transactions contemplated hereby;

          (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

          (d) the Distribution (as defined in the Distribution Agreement) shall have been consummated in accordance with the terms and subject to the conditions set forth in the Distribution Agreement.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) the representations and warranties of the Company contained in
     Section 4.05 shall be true in all respects (except for any de minimis inaccuracy) both when made and as of the Effective Time as though made at and as of the Effective Time, and all other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (c) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (d) all consents and approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent or result in criminal liability or material fines;

          (e) as of immediately prior to the Effective Time, holders of no more than 10% of the outstanding Shares shall have taken actions to assert appraisal rights under Georgia Law; and

          (f) the ELF Merger Agreement shall have been approved and adopted by the stockholders of ELF in accordance with Delaware Law whether by consent or otherwise and all other conditions to consummation of the ELF Merger (other than the consummation of the Merger), shall have been satisfied or, to the extent permitted, waived.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement; and

          (c) the Company shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary to the foregoing effect.

                                   ARTICLE 10

                                  TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

             (i) the Merger has not been consummated on or before June 30, 2001, provided that the right to terminate this Agreement pursuant to this
        Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) there shall be any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

             (iii) this Agreement shall not have been approved and adopted in accordance with Georgia Law by the Company's shareholders by reason of the failure to obtain the required vote at a duly held meeting of shareholders (including any adjournment thereto);

          (c) by Parent, if

             (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing;

             (ii) the Company shall have (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this

        Agreement, such that the conditions set forth in Sections 9.02(a) or 9.02(c) cannot be satisfied or (2) breached any of its representations or warranties such that the conditions set forth in Sections 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or (2) shall not be cured within 15 Business Days of notice from Parent (or such longer period during which the Company exercises reasonable best efforts to cure and reasonably expects to accomplish such cure); or

             (iii) the ELF Voting Agreement or the ELF Merger Agreement is terminated for any reason, or the Company is in breach of or fails to perform its obligations thereunder, or the ELF Merger Agreement is consummated pursuant to the proviso to Section 9.01(d) of such Agreement;

          (d) by the Company, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement such that the condition set forth in Section 9.03(a) cannot be satisfied or (ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from the Company (or such longer period during which Parent exercises reasonable best efforts to cure and reasonably expects to accomplish such cure).

          The party desiring to terminate this Agreement pursuant to this
     Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 11.04, 11.06, 11.07, 11.08 and this Section 10.02 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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

     if to Parent or Merger Subsidiary, to:

        Kellogg Company
        One Kellogg Square
        Battle Creek, Michigan 49016
        Attention: Janet L. Kelly
        Fax: (616) 961-6598

     with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Daniel A. Neff
        Fax: (212) 403-2000

     if to the Company, to:

        Flowers Industries, Inc.
        1919 Flowers Circle
        Thomasville, Georgia 31757
        Attention: G. Anthony Campbell
        Fax: (912) 225-5433

     with a copy to:

        Jones, Day, Reavis & Pogue
        3500 SunTrust Plaza
        303 Peachtree Street
        Atlanta, Georgia 30308-3242

        Attention: Robert W. Smith
                   Lizanne Thomas
        Fax: (404) 581-8330

     or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties; Indemnification. The representations and warranties contained in Article 4 and in any certificate or other writing delivered pursuant to Section 9.02(c) shall survive the Effective Time for a period of two years (or, in the case of the representations and warranties contained in Section 4.15, until the expiration of the applicable statutes of limitations), and Spinco shall indemnify and hold harmless Parent, its Affiliates (including the Company) and their respective directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the "Parent Indemnitees") from and against all Damages (as defined in the Distribution Agreement) asserted against or incurred or suffered by any Parent Indemnitee in any way, directly or indirectly arising out of, relating to or resulting from the failure of any representation or warranty of the Company contained in this Agreement to have been true and correct when made or as of the Effective Time (or at and as of such different date or period specified for such representation and warranty) as though such representation and warranty were made at and as of the Effective Time (or such different date or period) without giving effect to any materiality or Material Adverse Effect or knowledge qualification. The procedures set forth in Sections 4.05 and 4.06 of the Distribution Agreement shall apply to any claims made by any Parent Indemnitee under this Section 11.02.

     Section 11.03.  Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 11.04.  Expenses.

          (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b) If:

             (i) Parent shall terminate this Agreement pursuant to Section 10.01(c)(i);

             (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) and prior to the Company Shareholder Meeting a third party or the Company shall have publicly announced a Takeover Proposal or a Takeover Proposal shall have been made known to the Company (other than a Takeover Proposal by Parent);

             (iii) either Parent or the Company shall terminate this Agreement pursuant to Section 10.01(b)(i) and prior to June 30, 2001 a third party or the Company shall have publicly announced a Takeover Proposal, or a Takeover Proposal shall have been made known to the Company (other than a Takeover Proposal by Parent); or

             (iv) Parent is entitled to receive, or has received, a payment from ELF pursuant to Section 11.04(b) of the ELF Merger Agreement and (A) the conditions set forth in Section 9.02 of this Agreement have been satisfied, (B) Parent has not (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent to be performed or complied with by it under this Agreement or (2) breached any of its representations or warranties contained in this Agreement such that this

        Agreement may be terminated by the Company pursuant to Section 10.01(d) hereof and (C) ELF has not (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ELF to be performed or complied with by it under the ELF Merger Agreement or (2) breached any of its representations or warranties such that the ELF Merger Agreement has been or may be terminated pursuant to Section 10.01(d) thereof;

        then, in the case of a termination by the Company pursuant to clause
        (ii) or (iii), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination or, in the case of termination by Parent pursuant to clause (i), (ii) or
        (iii), one Business Day after such termination of this Agreement or, in the case of clause (iv), on the date such payment is, or was, due from
        ELF) an amount equal to $58.2 million. Notwithstanding the preceding provisions of this Section 11.04(b), such amount shall not be paid to Parent if the ELF Merger shall have been consummated. The Company shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this
        Section 11.04(b) as having been paid to Parent.

     Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates and the corresponding obligations, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 2.03, 2.06, 7.02 and 11.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without posting a bond or similar indemnity) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          FLOWERS INDUSTRIES, INC.

                                          By:       /s/ G. A. CAMPBELL
                                             -----------------------------------
                                          Name:
                                          Title:

                                          KELLOGG COMPANY

                                          By:      /s/ CARLOS GUTIERREZ
                                             -----------------------------------
                                          Name:
                                          Title:

                                          KANSAS MERGER SUBSIDIARY, INC.

                                          By:    /s/ JANET LANGFORD KELLY
                                             -----------------------------------
                                          Name:
                                          Title:

                                          FLOWERS FOODS, INC.
                                          (for purposes of Section 11.02 only)

                                          By:       /s/ G. A. CAMPBELL
                                             -----------------------------------
                                          Name:
                                          Title:

        SCHEDULE I TO THE AGREEMENT AND PLAN OF MERGER AND RESTRUCTURING

                                   SCHEDULE I

     Capitalized terms used but not defined in paragraphs (a) or (c) of this
Schedule I shall have the meanings ascribed to them in the Agreement and Plan of Restructuring and Merger to which this Schedule I is attached (the "Agreement").

     (a) "Per Share Adjustment Amount" shall mean an amount equal to the Adjustment Amount divided by the Outstanding Shares (as defined below). "Adjustment Amount" shall mean an amount, reasonably estimated, equal to the sum of the following items (each, an "Item"):

     1. All advisory fees and expenses payable by the Company in connection with the transactions contemplated by the Agreement or the other Transaction Agreements, to the extent such fees and expenses exceed $16 million;


     2. All Liabilities (as defined in the Distribution Agreement) payable by the Company under the Company's 1989 Executive Stock Incentive Plan, 1982 Incentive Stock Option Plan, Non-Employee Director Stock Option Plan or any other compensation plan, program or arrangement of the Company, including as set forth on Section 4.16(i) of the Company Disclosure Schedule [separation agreements with our executive officers, our 1990 Supplemental Executive Retirement Plan, Executive Deferred Compensation Plan, Executive Deferred Compensation Plan No. 2 and certain consulting agreements] as a result of the transactions contemplated by the Agreement or the Distribution Agreement;


     3. The principal amount of all Company Debt (as defined in the Distribution Agreement) plus the principal amount of any other debt or similar obligations of the Company immediately prior to the Distribution (as defined in the Distribution Agreement) to the extent such debt is not expressly assumed by Spinco in accordance with the terms of such debt or similar obligations or otherwise refinanced, prepaid or satisfied by Spinco, including, without limitation, if applicable, the Company's 7.15% Debentures due 2028 and the Loan Facility Agreement by and among the Company, SunTrust Bank, Atlanta and each of the participants party thereto, dated as of November 5, 1999, and all other agreements referenced in Section 4.04(1) of the Company Disclosure Schedule [Exhibit 1 to this Schedule I];

     4. Accrued interest on all amounts referred to in Item 3, in each case, as of the Effective Time;

     5. All costs and expenses related to the immediate retirement of any amount referred to in Item 3 (other than, to the extent not assumed by Spinco and to the extent not declared due and payable, the Company's 7.15% Debentures due 2028), including, without limitation, prepayment penalties, and make-whole and gross-up provisions;

     6. The Tax Amount (as defined below); and

     7. The aggregate amount necessary to satisfy all Liabilities (as defined in the Distribution Agreement) of the Company and its Affiliates pursuant to the

        Agreements listed as items (a) through (1) of Section 4.04(2) of the Company Disclosure Schedule. [separation agreements with our officers].

     (b) The parties acknowledge and agree that the Adjustment Amount constitutes a Spinco Group Liability (as defined in the Distribution Agreement). In the event that an Item, that has been conclusively determined in accordance with the procedure set forth in Article 4 of the Distribution Agreement, exceeds or is less than the amount reflected in the Adjustment Amount for such Item, the Company or Spinco, as the case may be, shall be entitled to indemnification from the other for such excess amount or deficiency, as applicable, pursuant to such
Article 4.

     (c) For purposes of this Schedule I, the following terms shall have the following meanings:

          "Estimated Gain" shall mean the excess, if any, of (I) the sum of (a) the Estimated 311(b) Gain, (b) the amount of any deferred intercompany income or gain within the meaning of Treasury Regulation Section 1.1502-13 that is Reasonably Expected By The Accountants to be required to be taken into account as a result of the Transaction (or any transaction undertaken in anticipation thereof) and the amount of any excess loss account Reasonably Expected By The Accountants to be required to be taken into income under Treasury Regulation Section 1.1502-19 as a result of the Transaction (or any transaction undertaken in anticipation thereof) and (c) the amount of any other income or gain of the Company or any its Subsidiaries that is Reasonably Expected By The Accountants to be required to be recognized for federal income Tax purposes (including pursuant to Code Section 355(e) and (f)) as a result of the Transaction (or any transaction undertaken in anticipation thereof) over (II) the amount of any net operating loss (in excess of the amount of any income or gain of the Company or any of its Subsidiaries for the Pre-Closing Period, other than the income or gain set forth in clause (I) above) of the Company or any of its Subsidiaries arising in the Pre-Closing Period that is Reasonably Expected By The Accountants to be allowable (without restriction or limitation) under federal income Tax law to offset the income or gain set forth in clause (I) above for the taxable period of the Company ending on the date of the Merger.

          "Estimated 311(b) Gain" shall mean the excess, if any, of (a) the sum of (i) the product of the number of shares of Spinco stock outstanding on the Distribution Date after the Distribution and the Spinco Stock Price and
     (ii) the product of (A) the number of Share Equivalents or other equity-based derivatives in Spinco outstanding on the date of the Distribution after the Distribution and (B) the excess, if any, of the Spinco Stock Price over the exercise price of such Share Equivalents or derivatives over (b) the federal income Tax basis (other than any basis in respect of which loss is Reasonably Expected By The Accountants to be disallowed under Treasury Regulation Section 1.1502-20, as Reasonably Expected By The Accountants, of the Company in the stock of Spinco (provided that such basis shall have been reduced by the amount, as Reasonably Expected By The Accountants, of any liability for federal income Tax purposes (or any capital lease obligation) of the Company that is assumed by Spinco or any Subsidiary of Spinco, or to which assets received by Spinco or any Subsidiary of Spinco are taken subject to).

          "Exchange" shall mean the New York Stock Exchange or such other national securities exchange or automated quotation system of a registered association as the Spinco stock is to be traded on.

          "Outstanding Shares" shall mean the number of Shares issued and outstanding immediately prior to the Effective Time, excluding all Shares constituting Restricted Stock Awards pursuant to the 1989 Executive Stock Incentive Plan.

          "Pre-Closing Period" shall mean the taxable periods (or portions thereof) ending, with respect to the Company, on or prior to the date of the Distribution.

          "Rate" shall mean the sum of the highest federal income Tax rate applicable to corporations under the Code on the date of the Distribution and four percent.

          "Reasonably Expected By The Accountants" shall mean that the taxpayer's position is "more likely than not" to prevail under the Code, as mutually agreed by (a) accountants designated by the Company and (b) at the election of the Company, either PricewaterhouseCoopers, LLP, Detroit, or a Big Five accounting firm mutually selected by the Company and Parent.

          "Relevant Date" shall mean the date of the Distribution, or if Spinco stock is not traded on the Exchange on such date, then the first date following the date of the Distribution on which the Spinco stock is so traded.

          "Spinco Stock Price" shall mean the average of the high and the low trading prices on the Relevant Date of Spinco stock on the Exchange, as reported in The Wall Street Journal.

          "Tax Amount" shall mean the product of the Rate and the Estimated
     Gain.

                            EXHIBIT 1 TO SCHEDULE I

A. $500,000,000 Second Amended and Restated Credit Agreement dated March 30, 2000 among Flowers Industries, Inc., Wachovia Bank, N.A., The Bank of Nova Scotia and Bank of America, N.A.

B. Loan Facility Agreement dated November 5, 1999, by and among Flowers Industries, Inc., SunTrust Bank, Atlanta and each of the Participants party thereto as amended by the First Amendment, dated December 31, 1999, and the Second Amendment, dated March 30, 2000 (relating to distributor notes facility).

C. Indenture, dated April 27, 1998 Flowers Industries, Inc. to SunTrust Bank, Atlanta, relating to the $200,000,000 Flowers Industries, Inc. 7.15% Debentures.

D. Note Purchase Agreement, dated December 20, 1995 relating to the Flowers Industries, Inc. $100,000,000 6.80% Senior Notes due January 5, 2008, $20,000,000 6.99% Senior Notes due January 5, 2011, $5,000,000 7.08% Senior
    Notes due January 5, 2016, as amended by the First Amendment dated December 20, 1995, the Second Amendment dated March 12, 1998 and the Third Amendment dated September 24, 1998.

E. Master Lease Agreement, dated as of October 20, 1995 between Wachovia Leasing Corporation and Flowers Industries, Inc., as amended by (i) First Amendment to Master Lease Agreement dated as of October 20, 1996, (ii) Second Amendment to Master Lease Agreement dated as of April 20, 1997, (iii) Third Amendment to Master Lease Agreement dated as of June 10, 1998, (iv) Fourth Amendment to Master Lease Agreement dated as of January 15, 1999, (v) Fifth Amendment to Master Lease Agreement dated as of May 20, 1999, (vi) Sixth Amendment to Master Lease Agreement dated as of January 21, 2000, and
    (vii) Seventh Amendment to Master Lease Agreement dated as of June 30, 2000 (relating to the TOOL lease).

F. Letter of Credit Agreement, dated August 1, 1994 among Flowers Industries, Inc., Flowers Baking Co. of Villa Rica, Inc. and Trust Company Bank relating to $7,000,000 Carrollton Payroll Development Authority Revenue Anticipation Certificates (Flowers Baking Co. of Villa Rica, Inc. Project) Series 1994.

G. Guaranty Agreement between Flowers Industries, Inc. and Trust Company Bank, dated as of August 1, 1994 relating to $7,000,000 Carrollton Payroll Development Authority Revenue Anticipation Certificates (Flowers Baking Co. of Villa Rica, Inc. Project) Series 1994.

H. Letter of Credit Agreement by and between Flowers Industries, Inc., Home Baking Company, Inc. and SunTrust Bank, Atlanta, dated July 1, 1999 relating to $4,015,000 Industrial Development Bonds.

I. Pledge and Security Agreement, dated July 1, 2000, by and between Home Baking Company, Inc., Flowers Industries, Inc. and SunTrust Bank, Atlanta (relating to the Letter of Credit Agreement listed in H. above).

J. Aircraft Lease Agreement, dated March 2, 2000 between General Electric Capital Corporation and Flowers Industries, Inc. This agreement and the obligations thereunder shall be assumed by Spinco pursuant to the Distribution Agreement.

K. Master Equipment Lease (Lease Number: 331-01) between Trust Company Bank and Flowers Industries, Inc., dated August 30, 1995.

L. Lease Guaranty Agreement, dated February 15, 1995, between Trust Company Bank and Flowers Industries, Inc. (relating to the Master Lease Agreement, dated February 15, 1995, between Trust Company Bank and Flowers Baking Company of Villa Rica, Inc.).

M. Master Commodity Price Swap Agreement, dated as of June, 1997, between Louis Dreyfus Corporation and Flowers Industries, Inc.

N. Interest Rate and Currency Exchange Agreement, dated as of July 2, 1992 between Flowers Industries, Inc. and Bank of America, N.A., as amended by Amendment to Interest Rate and Currency Exchange Agreement, dated December 15, 1999.

                                                                      APPENDIX B

                             DISTRIBUTION AGREEMENT

                                    BETWEEN

                            FLOWERS INDUSTRIES, INC.

                                      AND

                              FLOWERS FOODS, INC.

                          DATED AS OF OCTOBER 26, 2000

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                                  ARTICLE 1
                                 DEFINITIONS

SECTION 1.01.     Definitions..........................................   B-5

                                  ARTICLE 2
                 CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

SECTION 2.01.     Contribution of Contributed Subsidiaries.............  B-16
SECTION 2.02.     Transfers of Certain Assets to Spinco Group..........  B-16
SECTION 2.03.     Assumption of Certain Liabilities....................  B-16
SECTION 2.04.     Agreement Relating to Consents Necessary to Transfer
                  Assets...............................................  B-16

                                  ARTICLE 3
                              THE DISTRIBUTION

SECTION 3.01.     Cooperation Prior to the Distribution................  B-17
SECTION 3.02.     Tulip Board Action; Conditions Precedent to the
                  Distribution.........................................  B-17
SECTION 3.03.     The Distribution.....................................  B-17
SECTION 3.04.     Stock Dividend.......................................  B-18
SECTION 3.05.     Fractional Shares....................................  B-18
SECTION 3.06.     Representations of Spinco; Release...................  B-18

                                  ARTICLE 4
                      INDEMNIFICATION AND OTHER MATTERS

SECTION 4.01.     Spinco Indemnification of Tulip......................  B-18
SECTION 4.02.     Tulip Indemnification of Spinco Group................  B-19
SECTION 4.03.     Insurance and Third Party Obligations; Limitation on
                  Liability............................................  B-19
SECTION 4.04.     Notice and Payment of Claims.........................  B-20
SECTION 4.05.     Notice and Defense of Third-Party Claims.............  B-20
SECTION 4.06.     Adjustment in Indemnity Payment for Tax
                  Consequences.........................................  B-23
SECTION 4.07.     Non-Exclusivity of Remedies..........................  B-23

                                  ARTICLE 5
                              EMPLOYEE MATTERS

SECTION 5.01.     Employee Matters Generally...........................  B-23

                                  ARTICLE 6
                            ACCESS TO INFORMATION

SECTION 6.01.     Provision of Corporate Records.......................  B-23
SECTION 6.02.     Access to Information................................  B-23
SECTION 6.03.     Litigation Cooperation...............................  B-24

                                                                         PAGE
                                                                         ----
SECTION 6.04.     Reimbursement........................................  B-24
SECTION 6.05.     Retention of Records.................................  B-24
SECTION 6.06.     Confidentiality......................................  B-25
SECTION 6.07.     Right of Inquiry.....................................  B-25

                                  ARTICLE 7
                          CERTAIN OTHER AGREEMENTS

SECTION 7.01.     Intercompany Accounts; Services; Guaranties..........  B-26
SECTION 7.02.     Trademarks; Trade Names..............................  B-27
SECTION 7.03.     Further Assurances and Consents......................  B-27
SECTION 7.04.     Non-Solicitation.....................................  B-28
SECTION 7.05.     Third Party Beneficiaries............................  B-28
SECTION 7.06.     Intellectual Property Rights and Licenses............  B-28
SECTION 7.07.     Insurance............................................  B-28

                                  ARTICLE 8
                                    TAXES

SECTION 8.01.     Liability for Taxes..................................  B-30
SECTION 8.02.     Tax Returns..........................................  B-31
SECTION 8.03.     Distribution.........................................  B-32
SECTION 8.04.     Tax Refunds and Benefits.............................  B-32
SECTION 8.05.     Tax Sharing Arrangements.............................  B-34
SECTION 8.06.     Contest Provisions...................................  B-34
SECTION 8.07.     Cooperation on Tax Matters; Other Tax Matters........  B-35

                                  ARTICLE 9
                                MISCELLANEOUS

SECTION 9.01.     Notices..............................................  B-36
SECTION 9.02.     Amendments; No Waivers...............................  B-36
SECTION 9.03.     Expenses.............................................  B-37
SECTION 9.04.     Successors and Assigns...............................  B-37
SECTION 9.05.     Governing Law........................................  B-37
SECTION 9.06.     Counterparts; Effectiveness..........................  B-37
SECTION 9.07.     Entire Agreement.....................................  B-37
SECTION 9.08.     Certain Transfer Taxes...............................  B-38
SECTION 9.09.     Jurisdiction.........................................  B-38
SECTION 9.10.     Pre-Litigation Dispute Resolution....................  B-38
SECTION 9.11.     Severability.........................................  B-38
SECTION 9.12.     Survival.............................................  B-38
SECTION 9.13.     Captions.............................................  B-39
SECTION 9.14.     Specific Performance.................................  B-39


SCHEDULE A      --   Spinco Assets -- Contracts
SCHEDULE B      --   Spinco Assets -- Other Assets, Properties and Business
SCHEDULE C      --   Spinco Group Liabilities
SCHEDULE D      --   Spinco Intellectual Property Rights
SCHEDULE E      --   Spinco Litigation
SCHEDULE F      --   Assumed Debt
SCHEDULE G      --   Company Debt
SCHEDULE H      --   Restated Spinco Charter
SCHEDULE 2.01   --   Contribution of Contributed Subsidiaries
SCHEDULE 7.01   --   Existing Arrangements
SCHEDULE 7.07   --   Group Policies
EXHIBIT A       --   Employee Benefits Agreement

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                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT dated as of October 26, 2000 (this "AGREEMENT") between Flowers Industries, Inc., a Georgia corporation ("TULIP"), and Flowers Foods, Inc., a Georgia corporation ("SPINCO").

                              W I T N E S S E T H:

     WHEREAS, Spinco is presently a wholly-owned subsidiary of Tulip;

     WHEREAS, the Board of Directors of Tulip has determined that it is in the best interests of Tulip, its shareholders and Spinco that all outstanding shares of Spinco Common Stock (as defined below) be distributed pro rata to Tulip's shareholders (provided that all conditions precedent to the Distribution have been satisfied) and that, pursuant to an Agreement and Plan of Restructuring and Merger dated as of October 26, 2000 ("MERGER AGREEMENT") among Tulip, Kellogg Company, a Delaware corporation ("PARENT"), and Kansas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), immediately after the Distribution Merger Subsidiary be merged with and into Tulip, as a result of which Tulip will become a wholly-owned subsidiary of Parent (the "MERGER");

     WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of Tulip Common Stock be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Tulip Common Stock (as defined below);

     WHEREAS, Tulip is concurrently herewith entering into, or proposes to enter into prior to the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

     WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

          "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein) as of the date hereof.

          "Agreement" has the meaning set forth in the recitals.

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          "Ancillary agreements" means the Employee Benefits Agreement and any additional agreement entered into between Tulip and Spinco, which shall not be entered into without the prior written consent of Parent (which shall not be unreasonably withheld to the extent any such agreement does not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco, in each case, following the Distribution Time).

          "Assumed Debt" means all debt and similar obligations of Tulip immediately prior to the Distribution, all of which shall be assumed by Spinco pursuant to this Agreement (except for the Company Debt which shall remain an obligation of Tulip following the Distribution) including as set forth on Schedule F.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          "Commission" means the Securities and Exchange Commission.

          "Company Debt" means the debt of Tulip as set forth on Schedule G, including without limitation any other debt or similar obligations of Tulip immediately prior to the Distribution to the extent such debt is not expressly assumed by Spinco in accordance with the terms of such debt or similar obligations or otherwise refinanced, repaid or satisfied by Spinco, including, without limitation, if applicable, Tulip's 7.15% Debentures due 2028 and the Loan Facility Agreement by and among Tulip, Suntrust Bank, Atlanta and each of the participants party thereto, dated as of November 5, 1999, and all other agreements referenced in Section 4.04(1) of the Company Disclosure Schedule (as defined in the Merger Agreement).

          "Confidential Information" has the meaning set forth in Section 6.06.

          "Confidentiality Agreement" means the Confidentiality Agreement dated as of July 24, 2000 between Parent and Tulip.

          "Contracts" means any agreement, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

          "Contributed Subsidiaries" means (i) Flowers Bakeries Brands, Inc., a Georgia corporation, Mrs. Smith's Bakeries, Inc., a Georgia corporation, and Flowers Investments, Inc., a Georgia corporation, (ii) any subsidiaries formed for the purpose of effecting the Restructuring, and (iii) the respective direct and indirect Subsidiaries of the Persons referred to in clauses (i) and (ii).

          "Contribution" has the meaning set forth in Section 2.01.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

          "Controlling Party" has the meaning set forth in Section 8.06(b).

          "Current Period" means, in the case of a Straddle Period, that portion of the Straddle Period that ends, with respect to Tulip, on and includes the Distribution Date.

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          "Damages" means, with respect to any Person, any and all damages
     (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such Person (including all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

          "Discontinued Business" means any assets, business or operations of Tulip, Spinco, their respective Subsidiaries or the Contributed Subsidiaries that are or have been discontinued, sold or otherwise divested prior to or on the Distribution Date.

          "Distribution" means the distribution by Tulip, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of Spinco Common Stock to the Tulip Shareholders of record as of the Record Date.

          "Distribution Agent" means First Union National Bank, or such other nationally recognized banking institution as mutually agreed upon by Parent and Spinco.

          "Distribution Date" means the Business Day on which the Distribution is effected.

          "Distribution Documents" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into, with Parent's prior written consent (which shall not be unreasonably withheld to the extent such other agreements or documents do not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco, in each case, following the Distribution Time) to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

          "Distribution Time" means the time immediately before the Merger Effective Time (as defined below).

          "Draft Return" has the meaning set forth in Section 8.02(b).

          "ELF" means Keebler Foods Company, a Delaware corporation.

          "ELF Intellectual Property Rights" means all Intellectual Property Rights (i) owned by ELF or (ii) owned by a third party and licensed or sublicensed to ELF.

          "ELF Merger" means the merger provided for in the Agreement and Plan of Merger, dated as of October 26, 2000, among ELF, Flowers Industries, Inc. and FK Acquisition Corp. (the "ELF Merger Agreement").

          "ELF Merger Date" means the date as of which the Effective Time (as defined in the ELF Merger Agreement) of the ELF Merger occurs.

          "Employee Benefits Agreement" means the Employee Benefits Agreement in the form attached as Exhibit A hereto to be entered into before the Distribution Date between Tulip and Spinco, with only those amendments or modifications made with Parent's prior written consent (which shall not be unreasonably withheld to the extent such amendments or modifications do not adversely affect Tulip or any of its Affiliates, including Parent, or the financial strength or creditworthiness of Spinco in each case following the Distribution Time).

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          "Environmental Laws" means all Laws or any agreements with any
     Governmental Entity or other third party relating to human health, safety or the environment, including laws and agreements relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.

          "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

          "Finally Determined" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Section 9.10 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action, threatened Action or other matter) is subject to no further appeal, vacatur proceeding or discretionary review.

          "Finally Settled" has the meaning set forth in Section 8.04(c).

          "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

          "Group" means, as the context requires, the Spinco Group (as defined below) or Tulip.

          "Group Policies" means all Policies, current or past, which prior to the Distribution Time are or at any time were maintained by or on behalf of or for the benefit or protection of Tulip or any Affiliate (or any of their predecessors) and/or one or more of the current or past directors, officers, employees or agents of any of the foregoing including, without limitation, the Policies identified on Schedule 7.07 hereto.

          "Hazardous Substance" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

          "Indemnified Party" has the meaning set forth in Section 4.04.

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

          "Indemnifying Party" has the meaning set forth in Section 4.04.

          "Information Statement" means the information statement to be sent to each Tulip Shareholder of record as of the Record Date in connection with the Distribution.

          "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Group Policies, whether or not subject to premium adjustments, deductibles, retentions, co-insurance, cost of reserve paid or held by or for the benefit of the applicable insured(s), uncollectability or retrospectively-rated premiums, but only to the extent that such Liabilities (i) are within applicable Group Policy limits, including aggregates and (ii) are actually paid.

          "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights,
     (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Law" means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

          "Liability" or "Liabilities" means any and all claims, debts, liabilities, assessments, costs (including, with respect to matters under Environmental Laws, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring), deficiencies, charges, demands, fines, penalties, damages, losses, Taxes, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs, interest and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including those relating to an Indemnified Party's own negligence or other misconduct.

          "Merger" has the meaning set forth in the recitals.

          "Merger Agreement" has the meaning set forth in the recitals.

          "Merger Effective Time" shall have the meaning assigned to the term Effective Time in the Merger Agreement.

          "Merger Subsidiary" has the meaning set forth in the recitals.

          "Noncontrolling Party" has the meaning set forth in Section 8.06(b).

          "NYSE" has the meaning set forth in Section 3.01(d).

          "Offset Amount" has the meaning set forth in Section 8.04(c).

          "Offset Date" has the meaning set forth in Section 8.04(c).

          "Parent" has the meaning set forth in the recitals.

          "Parent-Directed Transactions" means any transactions that occur at the direction of Parent on the Distribution Date after the consummation of the Merger (other than any transaction contemplated by this Agreement, any restructuring undertaken in anticipation thereof and any transactions which occur in the ordinary course of business). For the absence of doubt, neither the Distribution, the Restructuring, the Merger, the ELF Merger or any transaction undertaken in anticipation thereof shall be considered a Parent-Directed Transaction.

          "Person" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          "Policies" means insurance policies and insurance contracts of any kind, including, without limitation, primary, excess and umbrella policies, directors and officers', errors and omissions, commercial general liability policies, life and benefits policies and contracts, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and ELF-insurance together with the rights, benefits and privileges thereunder.

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          "Proxy Statement" means the proxy statement of Tulip to be filed with the Commission pursuant to the Exchange Act in connection with the Merger.

          "Record Date" means the date determined by Tulip's Board of Directors (or by a committee of that board or any other Person acting under authority duly delegated to that committee or Person by Tulip's Board of Directors or a committee of that Board) as the record date for determining the Tulip Shareholders of record entitled to receive the Distribution.

          "Registration Statement" means the registration statement on Form 10, Form S-1, or Form S-4 to be filed by Spinco with the Commission to effect the registration of Spinco Common Stock (as defined below) pursuant to the Exchange Act or the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

          "Releases" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migrating, transporting, placing, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not authorized by a Governmental Entity.

          "Representatives" has the meaning set forth in Section 6.06.

          "Request" has the meaning set forth in Section 6.03.

          "Restated Spinco Charter" means the restated articles of incorporation of Spinco, which shall be in the form attached hereto as Schedule H, with such changes as the Board of Directors of Spinco reasonably determines, subject to the prior written approval of Parent (such approval not to be unreasonably withheld).

          "Restructuring" means the contributions pursuant to Section 2.01 hereof, the settlement of intercompany accounts prior to or as of the Distribution Time, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (other than the Merger).

          "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

          "Services" has the meaning set forth in Section 7.01(c).

          "Spinco" has the meaning set forth in the recitals.

          "Spinco Affiliated Group" has the meaning set forth in Section
     8.01(a).

          "Spinco Assets" means all assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Tulip or any member of the Spinco Group, excluding the Tulip Assets. Without limitation and for the avoidance of doubt, the following items are, and shall be, "Spinco Assets" (and are not, and shall not be, Tulip Assets):

             (a) all right, title and interest in the real property situated at 1919 Flowers Circle, Thomasville, Georgia 31757, together with all buildings, fixtures, and improvements erected thereon;

             (b) all rights of the Spinco Group (but excluding any and all rights of Tulip) under the Distribution Documents;

             (c) to the extent relating to the business, assets or employees of any member of the Spinco Group, all rights of Tulip under the Confidentiality Agreement and the confidentiality agreements entered into by Tulip with potential purchasers of Tulip or certain of Tulip's businesses prior to the date hereof;

             (d) all cash and cash equivalents, including all bank account balances and petty cash, of Tulip (provided, however, that the cash positions of Tulip cannot be increased or decreased in a manner that violates the Merger Agreement);

             (e) all Spinco Intellectual Property Rights;

             (f) all the rights to the contracts listed on Schedule A hereto to the extent such contracts have not been entered into by or for the benefit of ELF;

             (g) the other assets, properties and businesses listed on Schedule B hereto;

             (h) all goodwill associated with the Spinco Group, Tulip or the Spinco Assets prior to the Distribution Time (excluding goodwill associated with the Tulip Assets), together with the right to represent to third parties that the Spinco Group is the successor to all businesses and operations of the Spinco Group and Tulip (other than ELF).

          "Spinco Business" means the businesses and operations of Spinco, its Subsidiaries and the Contributed Subsidiaries, as conducted on the date hereof, but taking into account the Restructuring.

          "Spinco Common Stock" means the common stock, par value $.01 per share, of Spinco.

          "Spinco Environmental Liabilities" means any and all Liabilities of or relating to (i) Tulip (including any Discontinued Business) or any member of the Spinco Group or (ii) the Spinco Business or the Spinco Assets, which, in either case, arise under or relate to Environmental Laws.

          "Spinco Group" means Spinco, its direct and indirect Subsidiaries and the Contributed Subsidiaries (including all successors to each of those Persons).

          "Spinco Group Liabilities" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to Tulip or any member of the Spinco Group whether arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or the ownership or use thereof or the Discontinued Business or otherwise; in each case excluding the Tulip Liabilities. Without limiting the generality of the foregoing, "Spinco Group Liabilities" shall include the following Liabilities (a) whether arising before, at or after the Distribution Time:
     (i) any Liabilities arising out of, in connection with or related to the Spinco Assets, the Spinco Business or the Discontinued Business, (ii) the Spinco Environmental Liabilities, (iii) the Assumed Debt, (iv) the Spinco Litigation, (v) the Liabilities set forth on Schedule C hereto, (vi) the contracts set forth on Schedule A, (vii) all other Liabilities of the Spinco Group under any Distribution Document, (viii) except to the extent otherwise expressly provided in this Agreement or the Merger Agreement, all Liabilities of the Spinco Group or Tulip arising out of, or in connection with or related to the

     Distribution and any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, including any advisory fees for the Merger and the Distribution to the extent such fees exceed $16 million, (ix) (1) any Taxes imposed upon or relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries and (2) any Taxes for which Spinco is liable pursuant to
     Article 8 hereof, or (x) any and all Liabilities (A) arising out of, in connection with or relating to any of the Benefit Arrangements and Employee Plans (as defined in the Tulip Merger Agreement), or (B) otherwise arising out of, in connection with or relating to the employment of any individual by Tulip, Spinco or any of their respective Affiliates (whether relating to periods before, including or after the Distribution Time), including without limitation Liabilities for compensation and benefits, other than employment of Elf Employees (as defined in the Elf Merger Agreement) by ELF and its Subsidiaries after the Distribution Time, and (b) to the extent arising prior to or at the Distribution Date, any Liabilities for any accounts payable of Tulip or the Spinco Group, unless expressly a Tulip Liability. Nothing in this Agreement shall be interpreted to mean that the obligations of Surviving Corporation (as defined in the Merger Agreement) under Section 7.02 of the Merger Agreement constitute Spinco Group Liabilities.

          "Spinco Indemnitee" has the meaning set forth in Section 4.02(a).

          "Spinco Intellectual Property Rights" means all Intellectual Property Rights (i) owned by a member of the Spinco Group or Tulip or (ii) owned by a third party and licensed or sublicensed to a member of the Spinco Group or Tulip, including without limitation:

             (i) all Tulip Name Rights, other than ELF Intellectual Property Rights; and

             (ii) the Intellectual Property Rights listed on Schedule D hereto, it being expressly understood that no Intellectual Property Rights owned by, licensed to, sublicensed to, used by or related to ELF or any of its Subsidiaries constitute Spinco Intellectual Property Rights.

          "Spinco Litigation" means (i) any litigation in which Tulip or one or more of its officers, directors or employees is named a defendant (x) relating to, involving or arising out of the Spinco Assets, the Spinco Business or Tulip, including any Discontinued Business, (y) alleging violations of federal or state securities laws by Tulip or (z) alleging breaches of fiduciary duties of the Tulip directors under state law (in the case of clauses (y) and (z), including the cases set forth on Schedule E); and (ii) any litigation in which Tulip (or one or more of its officers, directors or employees) is named a defendant on or after the date hereof alleging violations of federal or state securities laws or breaches of fiduciary duties of the Tulip directors at or prior to the Merger Effective Time under state law, in each case described in this clause (ii) (x) relating to or arising out of the Merger or the Restructuring or (y) arising out of matters occurring before the Merger Effective Time.

          "Straddle Period" means any taxable year or period beginning on or before and ending after, with respect to Tulip, the Distribution Date.

          "Straddle Period Tax Proceeding" has the meaning set forth in Section 8.06(b).

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          "Subsidiary" means, with respect to any Person, any entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

          "Tax" or "Taxes" means (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation).

          "Tax Amount" has the meaning set forth in the Merger Agreement.

          "Tax Proceeding" has the meaning set forth in Section 8.06(a).

          "Tax Reporting Standard" has the meaning set forth in Section 8.02(b).

          "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Taxing Authority" has the meaning set forth in the definition of "Tax".

          "Third-Party Claim" has the meaning set forth in Section 4.05.

          "Transfer" has the meaning set forth in Section 2.02.

          "Tulip" has the meaning set forth in the recitals.

                                      B-14
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          "Tulip Assets" means all assets as reflected in the unaudited pro forma consolidated balance sheet as of July 15, 2000 of Tulip set forth in
     Section 4.08 of the Company Disclosure Schedule accompanying the Merger Agreement and the after-tax proceeds of the special dividend contemplated by Section 6.06 of the ELF Merger Agreement to be received by Tulip. Without limitation and for the avoidance of doubt, the following items are, and shall be, "Tulip Assets" (and are not, and shall not be, Spinco Assets):

             (a) all rights of Tulip (but excluding any and all rights of the Spinco Group) under the Merger Agreement, the Confidentiality Agreement and the Distribution Documents; and

             (b) all capital stock of ELF owned by Tulip and any rights related to its ownership interest in ELF.

          "Tulip Common Stock" means the common stock, par value $0.625 per share, of Tulip.

          "Tulip Indemnitee" has the meaning set forth in Section 4.01(a).

          "Tulip Liabilities" means only the following Liabilities, whether arising before, at or after the Distribution Time: (i) the Company Debt but not any claim, action or litigation arising from the decision to pursue the transactions contemplated by this Agreement, the Merger Agreement, the Ancillary Agreements or the treatment in the transactions contemplated hereby of any third party debt and (ii) any advisory fees relating to the Merger and/or Distribution not to exceed $16 million, it being agreed that notwithstanding the structuring of the transaction as a merger between Tulip and Merger Subsidiary, it is the intention of the parties to place Parent and, after the Merger, Tulip, in the same position, with respect to assumption of or responsibility for Liabilities, as would occur if, instead of consummating the Merger, Parent were only to purchase the capital stock Tulip owns in ELF directly from Tulip (subject to clauses (i) and (ii) above of this definition). For the avoidance of doubt, "Tulip Liabilities" shall exclude among other matters (i) any and all Liabilities to the extent specifically retained or assumed by the Spinco Group under this Agreement or otherwise, (ii) any Taxes imposed upon or relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries and (iii) any Taxes for which Spinco is liable pursuant to
     Article 8 hereof.

          "Tulip Name Rights" means all right, title and interest in and use of the "Tulip" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

          "Tulip Shareholders" means the holders of the Tulip Common Stock.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     Any reference to "including" or "include" means "including, without limitation" or "include, without limitation," respectively.

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                                   ARTICLE 2

                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

     Section 2.01. Contribution of Contributed Subsidiaries. Upon the terms and subject to the conditions set forth in the Merger Agreement and the Distribution Documents, effective prior to the Distribution Time, Tulip shall contribute to Spinco all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries in clause (i) and clause (ii) of the definition of Contributed Subsidiaries in the manner described in
Schedule 2.01, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03.

     Section 2.02. Transfers of Certain Assets to Spinco Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities, Tulip shall assign, contribute, convey, transfer and deliver ("Transfer") to Spinco or to one or more of Spinco's wholly-owned Subsidiaries all of the right, title and interest of Tulip in and to all Spinco Assets that are not owned, held or used by a Contributed Subsidiary, if any, as the same shall exist on the Distribution Date immediately prior to the Distribution Time.

     Section 2.03. Assumption of Certain Liabilities. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), Spinco hereby unconditionally (i) assumes all Spinco Group Liabilities to the extent not then an existing obligation of the Spinco Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Group Liabilities.

     Section 2.04. Agreement Relating to Consents Necessary to Transfer Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Spinco, or any member of the Spinco Group, or Tulip thereunder. Spinco and Tulip shall cooperate with each other, keep each other informed and will, subject to Section 7.03, use their reasonable best efforts to obtain the consent of any third party or any Governmental Entity, if any, required in connection with the transfer or assignment pursuant to Sections 2.02, 2.03 or 2.04 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive substantially all such rights, Spinco and Tulip will use reasonable efforts to cooperate in a mutually agreeable arrangement under which the intended transferee would obtain (at the transferee's expense and at no cost to the transferor) the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto.

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                                   ARTICLE 3

                                THE DISTRIBUTION

     Section 3.01.  Cooperation Prior to the Distribution.

          (a) As promptly as practicable after the date of this Agreement, Parent, Tulip and Spinco shall prepare, and Spinco shall file with the Commission, the Registration Statement, which shall include or incorporate by reference the Information Statement. Parent, Tulip and Spinco shall use their reasonable best efforts to cause the Registration Statement to become effective under the Exchange Act or Securities Act as soon as practicable. After the Registration Statement has become effective, Tulip shall mail the Information Statement as promptly as practicable to the Tulip Shareholders of record as of the Record Date.

          (b) Parent, Tulip and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments or supplements thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Ancillary Agreements.

          (c) Tulip and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated hereby or by the Ancillary Agreements.

          (d) Spinco shall prepare, file and pursue an application to permit the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE").

     Section 3.02. Tulip Board Action; Conditions Precedent to the Distribution. Tulip's Board of Directors shall establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied or, to the extent permitted, waived:

          (a) the Registration Statement shall have become effective with the Commission under the Exchange Act or Securities Act and shall have been mailed to all Tulip shareholders of record on the Record Date;

          (b) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (c) the Restated Spinco Charter shall be in effect;

          (d) the contributions referred to in Section 2.01, the transfers referred to in Section 2.02, and the assumptions of Liabilities referred to in Section 2.03 of this Agreement shall have been effected;

          (e) the Employee Benefits Agreement shall have been duly executed and delivered by the parties thereto; and

          (f) each condition to the Merger set forth in Sections 9.01, 9.02 and
     9.03 of the Merger Agreement shall have been satisfied or waived.

     Section 3.03. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) immediately prior to the Distribution Time, Tulip shall deliver to the
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Distribution Agent, for the benefit of the Tulip Shareholders of record on the
Record Date, a stock certificate or certificates, endorsed by Tulip in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Tulip, (ii) the Distribution shall be effective as of the Distribution Time and
(iii) Tulip shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each Tulip Shareholder of record as of the Record Date one share of Spinco Common Stock (together with the associated preferred share purchase rights), for that certain number of shares (as determined by the Tulip Board of Directors) of Tulip Common Stock so held. Spinco agrees to provide all certificates for shares of Spinco Common Stock that Tulip shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution. The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Tulip Shareholders, it being understood that the Distribution shall be effective immediately before the Merger Effective Time.

     Section 3.04. Stock Dividend. On or before the Distribution Date, Spinco shall issue to Tulip as a stock dividend the number of shares of Spinco Common Stock (together with the associated preferred share purchase rights) that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Tulip shall deliver to Spinco for cancellation all of the share certificates currently held by it representing Spinco Common Stock.

     Section 3.05. Fractional Shares. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Tulip Shareholder of record as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes.

     Section 3.06. Representations of Spinco; Release. Spinco represents and warrants to Tulip that at and following the Distribution Time Tulip has no Liabilities other than the Tulip Liabilities. Tulip is hereby unconditionally released, from and after the Distribution Time, from all Spinco Group Liabilities.

                                   ARTICLE 4

                       INDEMNIFICATION AND OTHER MATTERS

     Section 4.01.  Spinco Indemnification of Tulip.

          (a) Subject to Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each of Tulip, its Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors, employees, successors and assigns (each, a "Tulip Indemnitee") from and against any and all Damages incurred or suffered by any Tulip Indemnitee arising out of, in connection with or relating to (i) any and all Spinco Group Liabilities, and (ii) the breach by

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     any member of the Spinco Group of any obligation under any Distribution
     Document (subject to any limitation set forth therein), including Damages reasonably incurred, arising out of the enforcement of this Section 4.01.

          (b) Subject to Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each Tulip Indemnitee and each Person, if any, who controls any Tulip Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Information Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than Tulip) in writing specifically for use therein.

     Section 4.02.  Tulip Indemnification of Spinco Group.

          (a) Subject to Section 4.03, from and after the Distribution Date, Tulip shall indemnify, defend and hold harmless each member of the Spinco Group, their Affiliates and their respective officers, directors, employees, successors and assigns (each, a "Spinco Indemnitee") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of, in connection with or relating to (i) any and all Tulip Liabilities and (ii) the breach by Tulip after the Distribution Date of any obligation of Tulip under any Distribution Document (subject to any limitation set forth therein), including Damages reasonably incurred, arising out of the enforcement of this Section 4.02.

          (b) Subject to Section 4.03, from and after the Distribution Date, Tulip shall indemnify, defend and hold harmless each Spinco Indemnitee and each Person, if any, who controls any Spinco Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Information Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished by Parent in writing to Spinco or Tulip or any of their Affiliates specifically for use therein.

     Section 4.03. Insurance and Third Party Obligations; Limitation on Liability. If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in compensation for a specific Liability giving rise to indemnification hereunder (i) at any time subsequent to the actual receipt of a payment in full of indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of

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

such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of any indemnification payment in respect of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received. Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or
(ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds.

     Section 4.04. Notice and Payment of Claims. If any Tulip Indemnitee or Spinco Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under this
Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof. In the event of such an objection or failure to pay by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 calendar days after such indemnity claim has been so Finally Determined, with interest thereon at the prime rate of SunTrust Bank, Atlanta in effect from time to time for the period commencing on the 30th day following receipt of the initial notice of the claim from the Indemnified Party until the date of actual payment (inclusive).

     Section 4.05.  Notice and Defense of Third-Party Claims.

          (a) Promptly (and in any event within 10 Business Days) following the earlier of (i) receipt of notice, whether by service of process or otherwise, of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice.

          (b) Within 30 calendar days after receipt of notice from the Indemnified Party pursuant to Section 4.05(a), the Indemnifying Party may (by giving written notice thereof to the Indemnified Party) elect at its option to, and shall at the request of the Indemnified Party, assume the defense of such Third-Party Claim at the Indemnifying Party's sole cost and expense unless the Indemnifying Party objects in writing to such indemnification claim (in which case the Indemnified Party may not require the Indemnifying Party to assume the defense and the Indemnifying Party shall only assume the defense with the consent of the Indemnified Party). During such 30-calendar day period, unless and until the Indemnifying Party assumes the defense of a

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     Third-Party Claim or objects in writing, the Indemnified Party shall take such action as it deems appropriate, acting in good faith, in connection with the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, (w) it shall keep the Indemnified Party timely informed of all significant developments in connection therewith, (x) the defense shall be conducted by counsel retained by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense, unless a conflict of interest is reasonably likely to exist if the Indemnifying Party's counsel represents the interests of the Indemnified Party in which case the Indemnified Party's counsel's fees shall be at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement or compromise includes an unconditional release of the Indemnified Party from all claims that are or could be the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be fully responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

          (d) If the Indemnifying Party has not objected in writing to such indemnification claim, and, if at the end of the 30-calendar day period referred to in Section 4.05(b) the Indemnifying Party has not assumed the defense of such claim, or, if earlier, beginning at such time as the Indemnifying Party has declined in writing to assume the defense of a Third-Party Claim, (x) the Indemnified Party will take such steps as it deems appropriate to defend that Third-Party Claim and the defense shall be conducted by counsel retained by the Indemnified Party, provided that the Indemnifying Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party shall reimburse the Indemnified Party on a current basis (and in any event within 30-calendar days after the submission of invoices and bills by an Indemnified Party) for its expenses of investigation, attorneys' and expert witnesses' fees and other out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided further, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim unless such settlement or compromise includes an unconditional release of the Indemnifying Party from all claims that are or could be the subject of such Third-Party Claim, provided that the Indemnified Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree

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     which would restrict the future activity or conduct of the Indemnifying
     Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be fully responsible hereunder, shall be applied to or against the Indemnifying Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          (e) The Indemnifying Party shall pay to (or at the direction of) the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 calendar days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 calendar days after such Indemnifying Party's liability, if any, hereunder has been Finally Determined.

          (f) Notwithstanding any other provision of this Agreement, Tulip acknowledges and agrees that Spinco shall (solely at its own cost and expense) assume and continue the defense of all the Spinco Litigation and that, as long as such settlement or compromise includes an unconditional release of all Tulip Indemnitees, Spinco shall be permitted to settle or compromise such Actions without the consent of Tulip or any of its Affiliates (including, after the Merger Effective Time, Parent) provided that Spinco may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Tulip Indemnitees), other than monetary damages for which Spinco shall be responsible hereunder, shall be applied to or against such Tulip Indemnitee, and which shall not jeopardize Spinco's ability to pay, perform or indemnify against other Spinco Group Liabilities without the prior written consent of such Tulip Indemnitee (which shall not be unreasonably withheld); provided, further, that Spinco shall use its reasonable best efforts to defend any Tulip Indemnitee and to cause any Tulip Indemnitee to be dismissed with prejudice as a party to any pending or future Spinco Litigation and, to the extent any Tulip Indemnitee believes, in its reasonable judgment, that Spinco has failed to diligently pursue such defense or dismissal, the Tulip Indemnitee shall be entitled (at its own cost and expense) to independently move for or otherwise pursue such defense or dismissal and to take such related actions as it may deem necessary or appropriate in connection therewith. Spinco shall keep Tulip timely informed of all significant developments with respect to the Spinco Litigation to which any Tulip Indemnitee is a party and Tulip may, at any time, at its option and expense, participate in the defense of all the Spinco Litigation with representatives of its own choosing.

          (g) Subject to Article 6, each party shall cooperate, and cause their respective Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (h) Notwithstanding anything to the contrary in this Section 4.05, the above provisions of this Section 4.05 shall not apply to Tax Proceedings, which matters shall instead be governed by Section 8.06.

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     Section 4.06.  Adjustment in Indemnity Payment for Tax
Consequences. Notwithstanding any other provision, any indemnity payment hereunder shall be increased or decreased at the time such indemnity payment is made (and at any relevant later date) by such amount as is necessary to make the Indemnified Party whole, but not greater than whole, for any Tax consequences to such party or its Affiliates (including, with respect to Tulip, Parent after the Merger Effective Time) arising in connection with such indemnity payment.

     Section 4.07. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

                                   ARTICLE 5

                                EMPLOYEE MATTERS

     Section 5.01. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth herein and in the Employee Benefits Agreement. The parties hereto agree to execute and deliver the Employee Benefits Agreement prior to the Distribution Date.

                                   ARTICLE 6

                             ACCESS TO INFORMATION

     Section 6.01. Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, Contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); provided that if any such documents, Contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

     Section 6.02. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, Contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby) (other than data and information subject to in the case of access provisions in any joint defense arrangements between a member or members of one Group and a member or members of the other Group, the terms of the relevant joint defense agreement), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

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     Section 6.03.  Litigation Cooperation.  From and after the Distribution
Date:

          (a) Each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

          (b) Each Group shall promptly notify the other Group hereto, upon its receipt or the receipt by any of its members, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "Request") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person that is a party in any Action, or, in the event the Person delivering the Request is not a party to such Action, as received from such Person. In addition to complying with the applicable provisions of Section 6.06, each Group shall assert and maintain, or cause its members to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No Group may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Group member or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

          (c) Tulip hereby waives any conflict which might preclude counsel currently representing Tulip, Spinco or any of their respective Affiliates from representing Spinco and/or any of its Affiliates following the Distribution Date in connection with the Spinco Litigation existing at the Merger Effective Time.

          (d) Tulip and Spinco shall enter into such joint defense agreements, in customary form, as Tulip and Spinco shall determine are advisable.

     Section 6.04. Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article 4, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03, shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may reasonably be incurred in providing such information, witnesses or cooperation.

     Section 6.05. Retention of Records. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 or more than 120 calendar days' prior written notice to the other party, specifying

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the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

     Section 6.06. Confidentiality. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("Representatives") to hold in strict confidence all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("Confidential Information") unless such party is compelled to disclose such documents and/or other information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the rules of any applicable stock exchange. Confidential Information shall not include such documents and/or other information which can be shown to have been (A) in the public domain through no fault of such party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by such party without violating this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 6.06. Such party shall exercise reasonable efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Such party agrees to be responsible for any breach of this Section 6.06 by it and/or its Representatives.

     Section 6.07.  Right of Inquiry.

          (a) In the event of a material adverse change after the Distribution Date in the financial condition of Spinco, which change creates a substantial risk that Spinco will not be able to satisfy or otherwise settle, when due, its indemnification obligations to the Tulip Indemnitees under this Agreement and the Ancillary Agreements. Parent shall have the right, at its own expense, subject to entering into an agreement with Spinco to preserve confidentiality and any applicable privilege for the benefit of Spinco, upon consultation with Spinco, to have limited access on reasonable prior notice to Spinco's senior management in order to monitor the status of pending and anticipated litigation and governmental investigations or proceedings for which Parent would reasonably be expected to have contingent liability. Such right of inquiry shall terminate at such time as there is no longer a substantial risk that Spinco will not be able to satisfy its indemnification obligations under this Agreement and the Ancillary Agreements.

          (b) In addition to the provisions of paragraph (a) above, Parent shall have the right on an annual basis and subject to reasonable prior notice to meet with the General Counsel of Spinco (or such corporate officer or employee who performs the responsibilities and duties of a general counsel) and receive an oral report, in a forum in which Parent may ask questions regarding the status of pending and threatened litigation and governmental investigations or proceedings for which Parent may reasonably be expected to have contingent liability. For the avoidance of doubt, no such right shall require Spinco to (i) provide confidential information, or (ii) jeopardize the benefit of any applicable privilege. In addition, Parent shall have the further right to request one additional meeting per year in connection with the public disclosure by Spinco during such year of a material adverse development in any pending or threatened litigation or governmental investigation or proceeding for which Parent may reasonably be expected to have contingent liability. Such meeting will be on the same terms as set forth in this Section 6.07(b).

                                   ARTICLE 7

                            CERTAIN OTHER AGREEMENTS

     Section 7.01.  Intercompany Accounts; Services; Guaranties.

          (a) Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) all intercompany loan balances in existence as of the Distribution Time between Tulip and any member of the Spinco Group will be settled or paid in cash or other immediately available funds prior to or as of the Distribution Time and
     (ii) all intercompany accounts receivable and accounts payable between Tulip and any member of the Spinco Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations prior to Distribution Time.

          (b) Except as otherwise contemplated hereby or as set forth on
     Schedule 7.01 or in any Ancillary Agreements or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and Tulip shall be terminated effective as of the Distribution Time, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Ancillary Agreements or set forth on Schedule 7.01.

          (c) In addition to any services contemplated to be provided following the Distribution Date pursuant to any Ancillary Agreement, each party, upon written request of the other party, shall make available to the other party, during normal business hours and in a manner that will not unreasonably interfere with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff and services (collectively "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution Date.

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

          (d) Spinco shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Tulip or any of its Affiliates, effective as of the Distribution Date, in respect of all obligations of Tulip or any of its Affiliates under any guaranties, letters of credit or letters of comfort obtained by Tulip or any such Affiliates for the benefit of the Spinco Group, any of its Affiliates or the Spinco Business (the "Guaranties"). If Spinco is unable to effect such a substitution with respect to any such Guaranty after using its reasonable best efforts to do so, Spinco shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Parent, with respect to the obligations covered by each of the Guaranties for which Spinco does not effect such substitution. Subsequent to the Distribution Date, with respect to any uncancelled Guaranty for which no substitution is effected or letter of credit is provided, Spinco shall, pursuant to Section 4.01, indemnify each Tulip Indemnitee against any Liability under any such Guaranty.

     Section 7.02.  Trademarks; Trade Names.

          (a) From and after the Distribution Date, Tulip will not, and will not permit any of its Affiliates to, use any of the Spinco Intellectual Property Rights.

          (b) As promptly as practicable following the Distribution Time, and as contemplated by the Merger Agreement, Tulip will file with the applicable Governmental Entity amendments to its articles of incorporation or otherwise take all action necessary to delete from their name the word "Tulip" or any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendments or other actions to become effective.

          (c) Tulip acknowledges that from and after the Distribution Date, the Tulip Name Rights will remain an asset of the Spinco Group and shall include any goodwill associated with the use of the "Tulip" name, and any derivative thereof.

     Section 7.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements, or otherwise adversely affect Tulip or any of its Affiliates following the Distribution Time, and shall not be entered into without the prior written consent of Parent, which shall not be unreasonably withheld.

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

     Section 7.04.  Non-Solicitation.

          (a) Except as otherwise permitted by any Ancillary Agreement, for a period of two years from the Merger Effective Time, neither Group nor any of its Affiliates shall, directly or indirectly, solicit any employee of the other Group. Notwithstanding the foregoing, the restriction set forth in the immediately preceding sentence shall not apply to (i) Person who contacts such Group or any of its Affiliates in response to general advertisements or searches or other broad-based hiring methods or (ii) individuals who choose to leave for Good Reason the employment of, or are terminated by, a Group without the other Group having taken any action otherwise prohibited by this Section 7.04(a). "GOOD REASON" for the purposes of this Section 7.04(a) shall mean reduction in compensation, a relocation of more than 25 miles from the employee's current place of employment or a diminution of the employee's duties and responsibilities.

          (b) If any provision contained in this Section 7.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. In addition to and not in limitation of the parties' obligations under Section 9.14, each of the parties hereto acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. Each of the parties hereto agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section, and consents to the entry thereof.

     Section 7.05. Third Party Beneficiaries. Parent shall be a third party beneficiary of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article 4 shall inure to the benefit of the Spinco Indemnitees and the Tulip Indemnitees.

     Section 7.06. Intellectual Property Rights and Licenses. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreements, neither Group shall have any right or license in or to any technology, software, Intellectual Property Right or other proprietary right owned, licensed or held for use by the other Group.

     Section 7.07.  Insurance.

          (a) The Spinco Assets shall include any and all rights of an insured party under each of the Group Policies, subject to the terms of such Group Policies and any limitations or obligations of Spinco contemplated by this
     Section 7.07, specifically
     including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Actions and Liabilities incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of any of the Spinco Group or Tulip or their respective businesses and operations, and which Actions and Liabilities may arise out of an insured or insurable occurrence under one or more of such Group Policies. With respect to all of the applicable Group Policies, Spinco shall use its reasonable best efforts, at its option, either (x) to cause Tulip and its Affiliates to be named or maintained as additional insured parties thereunder to the extent of, or
     (y) to obtain (at Spinco's expense at no cost to Tulip or any of its Affiliates) a run-off or tail coverage policy with respect to, in each case, their respective insurable interests in respect of Tulip Liabilities incurred or claimed to have been incurred prior to the Distribution Date and insured thereunder, and the Tulip Assets shall include such rights, to the extent they relate to Tulip Liabilities, of an additional insured party under each such Group Policy or under such run-off or tail policy, as applicable, subject to the terms of such policy which shall include a term of no less than six years.

          (b) Spinco shall administer all Group Policies. In the event Tulip Liabilities are covered under the Group Policies for periods prior to the Distribution Date, or under any Group Policy covering claims made after the Distribution Date with respect to an action, error, omission or occurrence prior to the Distribution Date, then from and after the Distribution Date, upon request from Tulip, Spinco shall claim coverage for Insured Claims under such Group Policy as and to the extent that such insurance is available (subject to Section 7.07(c)) up to the full extent of the applicable limits of liability of such Group Policy.

          (c) Spinco shall use its reasonable best efforts to cause Insurance Proceeds received with respect to claims, costs and expenses under the Group Policies (i) relating to Tulip Liabilities, to be paid directly to Tulip and (ii) relating to the Spinco Group Liabilities to be paid directly to Spinco (or the applicable member of the Spinco Group). In the event Spinco has been unable to cause Insurance Proceeds to be paid directly to Tulip in accordance with the preceding sentence, or to cause Tulip and its Affiliates to be named or maintained as additional insureds or to obtain run-off or tail policies in accordance with the last sentence of Section 7.07(a), Spinco shall inform Tulip of the reasons therefor and Tulip shall be entitled, at Spinco's cost and expense, to take such actions as may be necessary to (A) achieve such payment or (B) achieve such additional insured status or (C) obtain such run-off or tail policy, so long as the actions referenced in (B) and (C) are not materially adverse to Spinco. Payment of the allocable portions of indemnity costs out of Insurance Proceeds resulting from such Group Policies will be made by Spinco to the appropriate party upon receipt from the insurance carrier (to the extent not paid directly to Tulip pursuant to the first sentence of this Section 7.07(c)). In the event that the aggregate limits on any Group Policies are exceeded by the aggregate of outstanding Insured Claims by the parties hereto, the parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. Each party agrees to use reasonable best efforts to maximize available coverage under those Group Policies applicable to such party, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Group Policy have been exceeded or would be exceeded as a result of such Insured Claim. Notwithstanding any other provision of this Agreement, Spinco shall not be required to renew, extend or expand the coverage available under any of the Group

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

     Policies provided, that prior to any termination (or failure to reinstate) such Group Policies with respect to coverage of any Tulip Liabilities insured thereunder, Spinco shall afford Tulip the opportunity of taking such commercially reasonable steps as may be necessary to maintain such coverage in place.

          (d) Spinco shall maintain insurance policies issued in favor of Spinco or its Subsidiaries that are customary and appropriate for a company in its industry for a period of not less than six years from and after the Distribution Time.

                                   ARTICLE 8

                                     TAXES

     Section 8.01.  Liability for Taxes.

          (a) Spinco shall be liable for and Spinco shall indemnify Tulip and its Affiliates for, all Taxes (A) imposed on or with respect to Tulip (or any consolidated, combined or unitary group of which Tulip was a member prior to the Distribution (each a "Spinco Affiliated Group")) (i) for any taxable year or period that ends, with respect to Tulip, on or before the Distribution Date; (ii) for the Current Period; (iii) resulting solely from Tulip's inclusion in any Spinco Affiliated Group pursuant to Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law); or (iv) resulting from any adjustment pursuant to Section 481(a) of the Code (or comparable provision of state, local or foreign law) by reason of a change in the method of accounting or other change with respect to any taxable year or period that ends with respect to Tulip on or before the Distribution Date or with respect to the Current Period or (B) resulting from a breach of the representation set forth in Section 8.07(b); provided, however, that Spinco shall not be liable and shall not indemnify Tulip for any Taxes imposed on Tulip as a result of any Parent-Directed Transaction. Notwithstanding any other provision, Spinco shall be liable for any Tax imposed on Tulip, any Spinco Affiliated Group, any member of the Spinco Group or any Tulip Affiliate as a result of the Merger or the ELF Merger. Any reference in this Section 8.01(a) to Tulip shall include a reference to any Tulip predecessor entity or any entity as to which Tulip is the successor.

          (b) Tulip shall be liable for, and Tulip shall indemnify Spinco and its Affiliates for, all Taxes (other than any Taxes relating to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries or otherwise the responsibility of Spinco under
     Section 4.01, 8.01(a) or 8.03) imposed on or with respect to Tulip (i) for any taxable year or period that begins, with respect to Tulip, after the Distribution Date and (ii) with respect to the Straddle Period, for the portion of such Straddle Period beginning, with respect to Tulip after the Distribution Date.

          (c) For purposes of Sections 8.01(a) and 8.01(b), whenever it is necessary to determine the liability for Taxes of Tulip for the Current Period or for the portion of the Straddle Period beginning on the day following the Distribution Date, such Taxes shall be determined on the basis of a closing of the books of Tulip at the close of the Distribution Date except that any such Tax imposed annually based on the ownership of assets on a particular date shall be determined by prorating such Taxes, on a daily basis, to the period to and including the Distribution Date and the period thereafter; provided, however,that (i) Taxes imposed on Tulip as a result of any Parent-Directed

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

     Transactions shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Distribution Date, and (ii) Taxes imposed on Tulip that relate to Spinco, the Spinco Assets, the Spinco Business, the Discontinued Business or the Contributed Subsidiaries shall be allocated to the Current Period.

     Section 8.02.  Tax Returns.

          (a) Spinco shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to Tulip for taxable years or periods ending on or before the Distribution Date for which the Tax Return is due on or before the Distribution Date and shall timely pay in full any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared and filed in accordance with the Tax Reporting Standard.

          (b) Spinco shall cause to be prepared all Tax Returns that are required to be filed by or with respect to Tulip (i) for the Current Period and (ii) for any taxable years or periods ending, with respect to Tulip, on or before the Distribution Date for which the Tax Return is due after the Distribution Date. At least 45 days before the due date of any such Tax Return, Spinco agrees to provide Tulip a draft copy (the "Draft Return") of such Tax Return. Each such Tax Return shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (w) required by law or due to a change in circumstances, or (x) is permitted by law, either Tulip or Spinco elects to make such change in treatment and such change would not be prejudicial to Spinco or Tulip (the "Tax Reporting Standard"). In the case of Tax Returns described in clause (i) or (ii) of this Section 8.02(b), (y) unless (A) Tulip believes that the proposed Tax Return does not comply with the Tax Reporting Standard or (B) Tulip disagrees with the manner in which the matters set forth in Section 8.03(a), (b), (c), (d) or (e) or the matters set forth in the definition of "Tax Amount" (as defined in the Merger Agreement) (or items affecting any Tax resulting from such matters) are treated on such Draft Return on the basis that such matters or items are calculated inconsistently with the definition of the Tax Amount, the Tax Return shall be filed as set forth in the Draft Return and (z) to the extent necessary for such Tax Return to be duly filed, Tulip shall cause an officer or other authorized person to execute such Tax Returns and Tulip agrees to cause such Tax Returns to be filed. In the event that Tulip believes that the proposed Tax Return does not comply with the Tax Reporting Standard or Tulip disagrees with such Draft Return as set forth in clause (B) above, the parties shall endeavor to resolve their disagreement over this matter, and failing that a neutral accountant mutually acceptable to Tulip and Spinco shall resolve the disagreement (consistent with the definition of Tax Amount, including the Reasonably Expected By The Accountants standard set forth therein) prior to the date the Tax Return is due. Tulip shall cause an officer or other authorized person to execute such Tax Return reflecting the resolution by the neutral accountants and Tulip agrees to cause such Tax Return to be filed. Spinco shall determine (subject to any audit adjustment and subject to the consent of Tulip (which consent shall not be unreasonably withheld)) the allocation and apportionment of any unused net operating losses and credits of Tulip or the Spinco Affiliated Group and Spinco and Tulip shall report consistently with such determination.

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

          (c) Tulip shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by it for taxable years or periods beginning, with respect to Tulip, after the Distribution Date and shall timely pay in full any Taxes due in respect of such Tax Returns.

          (d) Spinco shall pay Tulip, no later than two Business Days prior to the date such Taxes are due to the applicable Taxing Authority, the amount of any Taxes that (i) Tulip or any Tulip Affiliate is required to pay to the applicable Taxing Authority and (ii) are either Taxes for which Spinco is liable pursuant to Section 8.01(a) or 8.03 or are Spinco Group Liabilities. Spinco shall pay, or cause to be paid, directly to the applicable Taxing Authority any other Taxes that are Spinco Group Liabilities.

     Section 8.03. Distribution. Notwithstanding any other provision, Spinco shall be liable for any Taxes that are imposed on Tulip, any Spinco Affiliated Group, any member of the Spinco Group, any Tulip Affiliate or any other Person as a result (in whole or in part) of (a) the Distribution, (b) the Restructuring, (c) any transaction undertaken in anticipation of the Distribution or the Restructuring, (d) any reduction in Tulip's basis in Spinco by reason of an indemnity payment or otherwise, or (e) any election made in connection with any of the above (it being understood that, to the extent required to avoid double-counting, the dollar amount of the reduction in the Merger Consideration (as defined in the Merger Agreement) by reason of paragraph
(a) (6) of Schedule I to the Merger Agreement shall reduce such indemnification obligation (except to the extent that Spinco receives a refund, credit or other recovery of, or relating to, such amount)).

     Section 8.04.  Tax Refunds and Benefits.

          (a) Spinco shall be entitled to any refund of any Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) ending, with respect to Tulip, on or before the Distribution Date, including any interest paid by the applicable Governmental Entity thereon (net of any Tax on such interest), received by Tulip, Parent, or any of their respective Affiliates, and any amounts credited against Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) ending, with respect to Tulip, on or before the Distribution Date, to which Tulip, Parent, or any of their respective Affiliates becomes entitled. Spinco shall have the right to determine whether any claim for refund of such Taxes to which Spinco is entitled shall be made on behalf of Spinco by Tulip, Parent or any of their respective Affiliates. If Spinco elects to make a claim for refund of such Taxes to which Spinco is entitled, Tulip and Parent shall cooperate fully in connection therewith. Without the prior written consent of Spinco, neither Tulip, Parent nor any of their respective Affiliates shall (i) make any election or (ii) file any amended Tax Return or propose or agree to any adjustment of any item with the IRS or any other taxing authority with respect to any taxable year or period of Tulip ending, with respect to Tulip, on or before the Distribution Date that would have the effect of increasing the Taxes of Tulip for any taxable year or period ending, with respect to Tulip, on or before the Distribution Date. Notwithstanding any other provision: Spinco shall not (and Tulip shall) be entitled to any refunds (and interest thereon) or credits (A) that result from a carryback of any Tax item (other than a Tax item relating to the Spinco Assets, the Spinco Business or the Discontinued Business), (B) of or against Taxes resulting from a Parent-Directed Transaction or (C) of or against Taxes (to the extent such refunds and credits do not exceed the Tax Amount) imposed as a result of any of the matters set forth in Section 8.03(a), (b), (c), (d) or (e), in the case of this clause (C), prior to the date on which all relevant Tax years have been Finally Settled.

          (b) Tulip shall be entitled to any refund of any Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date, including any interest paid thereon, received by Tulip, Parent, or any of their respective Affiliates or any member of the Spinco Group, and any amounts credited against Taxes of Tulip, which Taxes are for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date, to which Tulip, Parent, or any of their respective Affiliates or any member of the Spinco Group becomes entitled. Tulip shall have the right to determine whether any claim for refund of Taxes of Tulip for taxable years or periods (or portions thereof) beginning, with respect to Tulip, after the Distribution Date (and any other claim for refund of Taxes to which Tulip is entitled) shall be made.

          (c) Spinco and Tulip agree to determine (subject to any audit adjustment) the unused net operating losses of Tulip (or any consolidated, combined or unitary group of which Tulip was a member prior to the Closing
     Date) as of the close of the Distribution Date in a manner consistent with the closing of the books methodology described in Section 8.01(c) and applicable Tax law; provided, however, that any deductions or losses allowed under the Code that would not have arisen but for any obligations listed in paragraph (a) (1), (2), (4), (5) or (7) of Schedule I to the Merger Agreement for which Spinco or the shareholders of Tulip, immediately prior to the Distribution, are directly or indirectly responsible shall be allocated (subject to any audit adjustment) to the Current Period. Spinco and Tulip agree that, to the extent that under applicable Tax rules, such unused net operating loss is apportioned to Tulip, Spinco shall be entitled, from and after the Offset Date, to offset its indemnity obligations hereunder by an aggregate amount equal to the Offset Amount. The "Offset Amount" shall mean the dollar amount of any tax benefit (that is a reduction in taxes payable or is a refund, but not any deemed or actual interest on any amount) that Tulip (or any consolidated, combined or unitary group of which Tulip is a member after the Distribution Date) actually derives after the Distribution Date (taking into account all facts and circumstances as of the Offset Date) in cash from (but not in excess of the amount of any such tax benefit that Spinco and its Subsidiaries would have derived on or prior to the Offset Date if the net operating loss had been apportioned to Spinco), and would not have derived but for, the utilization of such losses. The "Offset Date" shall mean the latest of (i) the date on which the taxable year of Tulip in which such utilization occurs is Finally Settled, (ii) the date on which the taxable year of Tulip ending on the Distribution Date is Finally Settled and (iii) the date on which Spinco or its Subsidiaries would have derived such tax benefit if the net operating loss had been apportioned to Spinco. "Finally Settled" shall mean, with respect to a taxable year or period, finally and conclusively settled with the Internal Revenue Service or, if such year or period is not audited by the Internal Revenue Service, the date on which all applicable statutes of limitations with respect to such year or period have expired. For purposes of determining utilization and the benefit derived from utilization, such net operating losses shall be the last item to be taken into account for any taxable year or period. In the event that facts or circumstances arise or come to light after the Offset Date which would reduce the Offset Amount (treating references in the definition of Offset Amount to such later date), then the Offset Amount shall be reduced to such revised amount, and Spinco shall immediately remit to Tulip in cash the amount by which the reduction in the Offset Amount has reduced any indemnification obligation of Spinco hereunder.

     Section 8.05. Tax Sharing Arrangements. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Spinco, Tulip or any of their respective Affiliates shall be terminated as to Tulip and its Affiliates as of the Distribution Date, and no payments which are owed by or to Tulip or any of its Affiliates pursuant thereto shall be made thereunder.

     Section 8.06.  Contest Provisions.

          (a) Spinco shall have the sole right to represent Tulip's interests in any Tax audit or administrative or court proceeding (a "Tax Proceeding") of Tulip (or any consolidated, combined or unitary group of which Tulip is the common parent) for taxable periods ending, with respect to Tulip, on or before the Distribution Date, and to employ counsel of its choice at its expense; provided, however, that (i) Spinco shall provide Tulip with a timely and reasonably detailed account of each stage of such Tax Proceeding and a copy of all documents relating to such Tax Proceeding, (ii) Spinco shall consult with Tulip before taking any significant action in connection with such Tax Proceeding, (iii) Spinco shall consult with Tulip and offer Tulip an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Spinco shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding and (v) Spinco shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of Tulip if such settlement, compromise or abandonment could reasonably be expected to adversely affect Tulip.

          (b) In the case of a Tax Proceeding for a Straddle Period of Tulip (a "Straddle Period Tax Proceeding") (i) Spinco shall control such proceeding if the claims for which Spinco is responsible exceed the claims for which Tulip is responsible, and Tulip shall control such Tax Proceeding if the claims for which Tulip is responsible exceed the claims for which Spinco is responsible (Spinco or Tulip respectively, the "Controlling Party," and Tulip or Spinco, respectively, the "Noncontrolling Party"), (ii) the Controlling Party shall provide the Noncontrolling Party with a timely and reasonably detailed account of each stage of such Straddle Period Tax Proceeding and a copy of all documents (or portions thereof) relating to such Straddle Period Tax Proceeding, (iii) the Controlling Party shall consult with the Noncontrolling Party before taking any significant action in connection with such Straddle Period Tax Proceeding and shall consult with the Noncontrolling Party and offer the Noncontrolling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Straddle Period Tax Proceeding, (iv) the Controlling Party shall defend such Straddle Period Tax Proceeding diligently and in good faith as if the taxpayer whose Tax Return is at issue were the only party in interest in connection with such Straddle Period Tax Proceeding, (v) the Noncontrolling Party shall have the right to participate in any conference with any Tax authority regarding any Tax for which the Noncontrolling Party may be required to indemnify the Controlling Party or any Affiliate of the Controlling Party or may otherwise be liable, and (vi) the Controlling Party shall not settle, compromise or abandon any such Straddle Period Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Noncontrolling Party. In the event that the Noncontrolling Party reasonably withholds consent pursuant to clause (vi) above, the Noncontrolling Party shall be entitled to assume the defense of the Straddle Period Tax Proceeding; provided that the Controlling

     Party's liability in connection with the Straddle Period Tax Proceeding shall be limited to the amount such liability would have been under the proposed settlement.

          (c) Tulip shall have the sole right to control (including as to settlement) any other Tax Proceeding of Tulip.

          (d) Except to the extent set forth in Section 8.06(a), (b) or (c), Spinco shall have the sole right to control (including as to settlement) any Tax Proceeding of Spinco or any of the Contributed Subsidiaries.

          (e) Tulip (or its Affiliate) shall have the sole right to control (including as to settlement) any Tax Proceeding of ELF or any of its Subsidiaries.

          (f) Notwithstanding any other provision of this Agreement, Tulip and its Affiliates shall be entitled to (i) control (including as to settlement), and Spinco and its Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes ELF, Parent or any of their respective Subsidiaries for any taxable period, or Tulip for any taxable period (or portion thereof) beginning, with respect to Tulip, after the Distribution Date and (ii) file in such manner as it chooses in its sole discretion any Tax Return described in clause (i) above (and neither Spinco nor any of its Affiliates shall be entitled to any copy of or information from any Tax Return described in clause (i) above (other than information relating solely to ELF, its Subsidiaries or Tulip)).

          (g) Notwithstanding any other provision of this Agreement, Spinco and its Affiliates shall be entitled to (i) control (including as to settlement), and Tulip and its Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Spinco for any taxable period (or portion thereof) beginning, with respect to Spinco, after the Distribution Date, and (ii) file in such manner as it chooses in its sole discretion any Tax Return described in clause (i) above (and neither Tulip nor any of its Affiliates shall be entitled to any copy of or information from any Tax Return described in clause (i) above).

     Section 8.07.  Cooperation on Tax Matters; Other Tax Matters.

          (a) Each of Tulip, Spinco or any of their respective Affiliates shall provide the others with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall provide the others with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination.

          (b) Spinco hereby represents and warrants to Tulip and its Affiliates that there is no agreement or transaction pursuant to which ELF or any of its Subsidiaries will pay or will become obligated to pay Taxes of Tulip or any Person owned directly or indirectly by Tulip at any time (other than Taxes imposed directly (and not by reason of any such agreement or transaction) by the applicable Governmental Entity on ELF or any Person owned directly or indirectly by ELF at any time). Such representation shall survive until the end of the applicable statute of limitations (or such later time as all claims in respect thereof are resolved).

          (c) In the event that the Distribution occurs on a different date from the date of the ELF Merger, references above in this Article 8 (or any definition used in this Article 8 for purposes of this Article 8) to "Distribution Date" shall instead refer to the ELF Merger Date.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.01. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

     If to Tulip to:

        Keebler Holding Corp.
        c/o Kellogg Company
        One Kellogg Square
        Battle Creek, Michigan 49016
        Telecopy: (616) 961-6598
        Attention: Janet L. Kelly

     With copies to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Telecopy: (212) 403-2000
        Attention: Daniel A. Neff

     If to Spinco, to:

        Flowers Foods, Inc.
        1919 Flowers Circle
        Thomasville, Georgia 31757
        Telecopy: (912) 225-5433
        Attention: G. Anthony Campbell

     With a copy to:

        Jones, Day, Reavis & Pogue
        3500 SunTrust Plaza
        303 Peachtree Street, N.E.
        Atlanta, Georgia 30308-3242
        Telecopy: (404) 581-8330
        Attention: Robert W. Smith
                   Lizanne Thomas

     Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

     Section 9.02.  Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by

     Tulip and Spinco, or in the case of a waiver, by the party against whom the waiver that is materially adverse is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the prior written consent of Parent.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.03. Expenses. All costs and expenses incurred by Tulip or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Merger, the Distribution and the other transactions contemplated hereby and therein (including the fees (other than up to $16 million in advisory fees) and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Registration Statement) shall be paid by Spinco; provided that Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution, and Spinco shall pay all other expenses of Tulip or Spinco or any of their respective Subsidiaries, in connection with the Transaction Agreements (as defined in the Merger Agreement), in each case except as specifically provided otherwise herein, in the Merger Agreement or any Ancillary Agreement.

     Section 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

     Section 9.05. Governing Law. Subject to the provisions of the Georgia Business Corporation Code applicable to the Distribution, this Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

     Section 9.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     Section 9.07. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement, the Ancillary Agreements and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement, the Ancillary Agreements or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

     Section 9.08. Certain Transfer Taxes. Except as otherwise provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article 2 or 3 of this Agreement shall be borne and paid by Spinco. Subject to the following sentence, the party that is required by applicable law to file any return or make any payment with respect to any of those Taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. To the extent that Tulip is required to pay such Taxes to the applicable Governmental Entity, Spinco shall pay Tulip the amount of such Taxes in accordance with this
Section 9.08, no later than two Business Days prior to the date such Taxes are due.

     Section 9.09. Jurisdiction. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware State court, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section
9.01 shall be deemed effective service of process on such party.

     Section 9.10. Pre-Litigation Dispute Resolution. Prior to the bringing of any Action against the other, senior officers of Tulip and Spinco shall confer, consult and in good faith attempt for a period of 30 calendar days to resolve any dispute between such parties relating to this Agreement or any of the Ancillary Agreements without resort to legal remedies.

     Section 9.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     Section 9.12. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

     Section 9.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 9.14. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on the assets of the breaching party to secure the performance by the breaching party of those obligations).

     IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                          FLOWERS INDUSTRIES, INC.

                                          By:       /s/ G.A. CAMPBELL
                                             -----------------------------------
                                              Name:
                                              Title:

                                          FLOWERS FOODS, INC.

                                          By:       /s/ G.A. CAMPBELL
                                             -----------------------------------
                                              Name:
                                              Title:

                                                                      APPENDIX C

                                October 26, 2000

Board of Directors
Flowers Industries, Inc.
1919 Flowers Circle
Thomasville, GA 31757

Members of the Board of Directors:

     We understand that Flowers Industries, Inc. ("Flowers" or the "Company"), Kellogg Company ("Kellogg") and Kansas Merger Subsidiary, Inc., a wholly owned subsidiary of Kellogg ("Acquisition Sub"), propose to enter into an Agreement and Plan of Restructuring and Merger, substantially in the form of the draft dated October 26, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Flowers. Pursuant to the Merger, Flowers will become a wholly owned subsidiary of Kellogg and each outstanding share of common stock, par value $0.625 per share, of Flowers (the "Common Stock"), other than shares held in treasury or held by Kellogg or any affiliate of Kellogg or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain amount of cash per share as determined pursuant to a certain formula set forth in the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     We also note that the completion of the Merger is conditioned upon, among other things, the consummation of a distribution (the "Distribution") of the shares of Flowers Foods, Inc., a newly formed subsidiary of the Company ("Spinco"), to the shareholders of the Company, pursuant to a Distribution Agreement, substantially in the form of the draft dated October 26, 2000 (the "Distribution Agreement"), between the Company and Spinco. The terms and conditions of the Distribution are more fully set forth in the Distribution Agreement.

     Furthermore, we also understand that the completion of the Merger is conditioned upon the shareholder approval of and satisfaction of the conditions of an Agreement and Plan of Merger substantially in the form of the draft dated October 26, 2000 (the "Keebler Merger Agreement"), among Keebler Foods Company ("Keebler"), Kellogg and FK Acquisition Corp., a wholly owned subsidiary of Kellogg ("Keebler Acquisition Sub"), which provides, among other things, for the merger (the "Keebler Merger") of Keebler Acquisition Sub with and into Keebler. The consummation of the Keebler Merger is conditional upon, among other things, the consummation of the Merger in accordance with the terms of the Keebler Merger Agreement. The terms and conditions of the Keebler Merger are more fully set forth in the Keebler Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement in connection with the Merger is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Flowers and Keebler;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Flowers, Keebler and Spinco prepared by the managements of Flowers, Keebler and Spinco;

          (iii) reviewed certain financial projections concerning Flowers, Keebler and Spinco prepared by the managements of Flowers, Keebler and Spinco including, among other things, the assessment by the management of Flowers of certain liabilities of Flowers;

          (iv) discussed the past and current operations and financial condition and the prospects of Flowers and Keebler, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Flowers and Keebler;

          (v) reviewed the reported prices and trading activity for the common stock of Flowers and Keebler;

          (vi) compared the financial performance of Keebler and the prices and trading activity of the common stock of Keebler with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions with respect to Keebler;

          (viii) participated in discussions and negotiations among representatives of Flowers, Keebler and Kellogg and their financial and legal advisors;

          (ix) reviewed the Merger Agreement, the Distribution Agreement, the Keebler Merger Agreement and the Voting Agreement between Flowers and Kellogg, each substantially in the form of the drafts dated October 26, 2000, and certain related documents; and

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger and certain liabilities of Flowers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Flowers, Keebler and Spinco. In addition, we have assumed that the Merger, the Distribution and the Keebler Merger will be consummated in accordance with the terms set forth in the drafts of the Merger Agreement, the Distribution Agreement and the Keebler Merger Agreement and that the final executed forms of such documents do not differ in any material respects. We have not made any independent valuation or appraisal of the assets or liabilities of Flowers, Keebler and Spinco, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Flowers in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company, Keebler and Kellogg and have received fees for the rendering of these services.

     In rendering our opinion, we have not been asked to, and have not, addressed the Distribution, the value of Spinco or the prices at which Spinco's common stock will trade after the Distribution. In addition and with your consent, we have not addressed the Keebler Merger, and in particular, we have not considered the impact of any implied control premium based on Flowers' ownership interest of Keebler shares, which represent a majority of such outstanding shares. Our opinion does not address Flowers' underlying business decision to enter into the Merger Agreement and the methods and means contemplated to effect the Merger and the other transactions contemplated therein.

     It is understood that this letter is for the information of the Board of Directors of Flowers and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley & Co. Incorporated expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement in connection with the Merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                          INCORPORATED

                                          By:      /s/ JAMES B. STYNES
                                             -----------------------------------
                                              James B. Stynes
                                              Managing Director

                                                                      APPENDIX D

                                October 26, 2000

Board of Directors
Flowers Industries, Inc.
1919 Flowers Circle
Thomasville, GA 31757

Members of the Board of Directors:

     We understand that Flowers Industries, Inc., a Georgia corporation ("Flowers"), is considering a transaction (the "Transaction") whereby Kellogg Company, a Delaware corporation ("Parent"), will acquire Flowers. Pursuant to the terms of an Agreement and Plan of Restructuring and Merger, dated as of October 26, 2000 (the "Flowers Merger Agreement"), among Parent, Kansas Merger Subsidiary, Inc., a Delaware corporation ("Flowers Merger Sub") and a wholly owned subsidiary of Parent, and Flowers, among other things, (i) Flowers Merger Sub will be merged with and into Flowers (the "Flowers Merger"), and (ii) in connection with the Flowers Merger, each issued and outstanding share of common stock, par value $0.625 per share, together with the associated Right (as defined in the Flowers Merger Agreement) ("Flowers Common Stock"), of Flowers (other than shares held by Flowers as treasury stock or owned by Parent or any of its subsidiaries and dissenting shares under Section 2.05 of the Flowers Merger Agreement) will be converted into the right to receive a certain amount of cash per share, without interest, as determined pursuant to a certain formula set forth in the Flowers Merger Agreement (the "Flowers Merger Consideration"). The obligations of each of Parent, Flowers Merger Sub and Flowers to consummate the Flowers Merger is subject to, among other things, the consummation of the various transactions contemplated by a Distribution Agreement, substantially in the form of Annex A to the Flowers Merger Agreement (the "Distribution Agreement"), to be entered into by Flowers and Flowers Foods, Inc., a Georgia corporation ("Spinco") and a wholly owned subsidiary of Flowers, including, without limitation, the distribution of all of the outstanding shares of Spinco common stock to Flowers stockholders (all such transactions contemplated by the Distribution Agreement are referred to collectively as the "Spin-Off"). In addition, in connection with the Flowers Merger Agreement, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 26, 2000 (the "Keebler Merger Agreement"), among Parent, FK Acquisition Corp., a Delaware corporation ("Keebler Merger Sub") and a wholly owned subsidiary of Parent, and Keebler Foods Company, a Delaware corporation ("Keebler") and a majority owned subsidiary of Flowers, among other things, (i) Keebler Merger Sub will be merged with and into Keebler (the "Keebler Merger"), and (ii) in connection with the Keebler Merger, each issued and outstanding share of common stock, par value $.01 per share ("Keebler Common Stock"), of Keebler (other than shares held by Keebler as treasury stock or owned by Parent, Flowers or any of their subsidiaries and dissenting shares under Section 2.04 of the Keebler Merger Agreement) will be converted into the right to receive $42.00 in cash, without interest. The terms and conditions of the Transaction, which consists of the Flowers Merger, the Keebler Merger and the Spin-Off, are more fully set forth in the Flowers Merger Agreement, the Keebler Merger Agreement, the Distribution Agreement and the Voting Agreement, dated as of October 26, 2000 (the "Voting Agreement"), between Flowers and Parent.

     You have requested our opinion as to the fairness to the holders of Flowers Common Stock from a financial point of view of the Flowers Merger Consideration.

     UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of Flowers in connection with the Transaction. UBSW will receive a fee from Flowers the majority of which is payable upon the consummation of the Transaction. In the past, UBSW and its predecessors have provided investment banking services to Flowers, Keebler and Parent and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of Flowers, Keebler and Parent for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address Flowers' underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of Flowers as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Flowers Merger Agreement, the Keebler Merger Agreement, the Distribution Agreement or the Voting Agreement, the form of the Transaction or the after-tax consequences to Flowers or any holder of Flowers Common Stock of the Flowers Merger and the Spin-Off. In addition, at your direction, in performing the financial and comparative analyses in connection with the rendering of this opinion, we have not considered, and offer no opinion as to, the impact of any implied control premium based upon Flowers' ownership of Keebler shares representing a majority of the outstanding voting power of Keebler on such analyses. Furthermore, at your direction, UBSW is not expressing any opinion as to the Spin-Off, the value of Spinco or the prices at which the Spinco common stock will trade subsequent to the Spin-Off. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Flowers Merger Agreement, the Keebler Merger Agreement, the Distribution Agreement and the Voting Agreement do not differ in any material respect from the drafts that we have examined, that Flowers, Keebler, Spinco, Parent, Flowers Merger Sub and Keebler Merger Sub will comply with all the material terms of the Flowers Merger Agreement, the Keebler Merger Agreement, the Distribution Agreement and the Voting Agreement, as applicable, and that the Flowers Merger, the Keebler Merger, and the Spin-Off will be consummated in accordance with the terms of such agreements. At your request, we have contacted third parties to solicit indications of interest in a possible business combination transaction with Flowers and Keebler.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Keebler and Flowers, (ii) reviewed the reported prices and trading activity for the Keebler Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Keebler, including estimates and financial forecasts prepared by the management of Keebler, that were provided to us by Keebler and Flowers and not publicly available, (iv) reviewed certain internal financial information relating to estimated liabilities of Flowers which are not being assumed by Spinco in connection with the Spin-Off, which estimates were prepared by the management of Flowers and were provided to us by Flowers and not publicly available, (v) conducted discussions with members of the senior managements of Keebler and Flowers, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Keebler, (vii) compared the financial terms of the Keebler Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (viii) reviewed drafts of the Flowers Merger Agreement, the Keebler Merger Agreement, the Distribution Agreement and the Voting Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection, with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Keebler, Flowers or Spinco, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates relating to Keebler referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Keebler as to the future performance of Keebler. With respect to the estimated liabilities of Flowers referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Flowers. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Flowers Merger Consideration to be received by the holders of Flowers Common Stock in the Flowers Merger is fair, from a financial point of view, to the holders of Flowers Common Stock.

                                          Very truly yours,

                                          UBS WARBURG LLC

                                          /s/  UBS Warburg LLC

                                                                      APPENDIX E

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS

            PART 1.   RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

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

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept

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

     for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

SEC. 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

             PART 2.   PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

SEC. 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

SEC. 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a

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written dissenters' notice to all shareholders who satisfied the requirements of
Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

SEC. 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SEC. 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year,

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

     a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

SEC. 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

SEC. 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to

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

     the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                     PART 3.   JUDICIAL APPRAISAL OF SHARES

SEC. 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

SEC. 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the

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

corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

SEC. 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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                            FLOWERS INDUSTRIES, INC.
                              1919 FLOWERS CIRCLE
                           THOMASVILLE, GEORGIA 31757

                               FORM OF PROXY CARD
--------------------------------------------------------------------------------


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned
hereby appoints           and           , and each of them, with power of
substitution in each, as proxies to appear and vote, as designated below, all shares of Common Stock of Flowers Industries, Inc. held of record on February 14, 2001 by the undersigned, at the Special Meeting of Shareholders to be held
on March   , 2001, and at any and all adjournments or postponements thereof (the
"Meeting"). Management recommends a vote in favor of Proposal 1.


1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER, DATED AS OF OCTOBER 26, 2000, BETWEEN FLOWERS INDUSTRIES, INC., KELLOGG COMPANY AND A WHOLLY-OWNED SUBSIDIARY OF KELLOGG COMPANY, KANSAS MERGER SUBSIDIARY, INC.


  If the Merger Agreement is approved and the transaction is completed, Flowers Industries will spin-off its wholly owned subsidiary, Flowers Foods, Inc., to its shareholders, and Kellogg will acquire Flowers Industries' majority interest in Keebler by means of a merger. In exchange for each share of Flowers Industries common stock that you own, you will receive a cash payment currently estimated to be at least $12.45 (the exact amount will depend on the total costs and other expenses we incur in connection with this transaction), and in the spin-off you will receive one share of Flowers Foods common stock for every five shares of Flowers Industries common stock that you own, all as more fully described in the proxy statement.


        [ ]  FOR                 [ ]  AGAINST                 [ ]  ABSTAIN


2.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


             (Continued and to be dated and signed on reverse side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF PROPOSAL 1.

                                                  Dated: -----------------, 2001

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s)

                                                  (Please sign exactly as name
                                                  appears on this proxy. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing in a fiduciary or
                                                  representative capacity, give
                                                  full title as such.)